As filed with the Securities and Exchange Commission on September 8, 2020

Registration No. 333-239958

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.

(Name of Registrant in its Charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1900 Lake Park Drive, Suite 380
Smyrna, Georgia 30080

Tel: (678) 384-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Dodd

President & Chief Executive Officer

GeoVax Labs, Inc.

1900 Lake Park Drive, Suite 380
Smyrna, Georgia 30080
Tel:  (678) 384-7220

(Name, address and telephone number of agent for service)

Copies to:

T. Clark Fitzgerald III Womble Bond Dickinson (US) LLP 271 17th Street NW, Suite 2400 Atlanta, Georgia 30363 Tel: (404) 879-2455	Joseph M. Lucosky Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 Tel: (732) 395-4400

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                          ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units consisting of shares of Common Stock, par value $0.001 per share, Pre-Funded Warrants, and Warrants to purchase shares of Common Stock, par value $0.001 per share (2)	$13,800,000	$1,791.24
Common Stock included as part of the Units	Included with Units above	___
Warrants to purchase shares of Common Stock included as part of the Units (3)	Included with Units above	___
Pre-funded Warrants to purchase shares of Common Stock included in some Units in lieu of Common Stock	Included with Units above	___
Shares of Common Stock issuable upon exercise of Pre-funded Warrants	Included with Units above	___
Representative’s Warrants to purchase Common Stock (3)	___	___
Shares of Common Stock issuable upon exercise of the Warrants (4)(5)	$13,800,000	$1,791.24
Shares of Common Stock issuable upon exercise of Representative’s Warrants (5)(6)	$1,214,400	$157.63
TOTAL	$28,814,400	$3,740.11 (7)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes Units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Warrants, Pre-funded Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $13,800,000. There will be issued one warrant to purchase one share of common stock for every Unit offered. The Warrants are exercisable at a per share price of 100% of the Unit public offering price.

(5)

Includes shares of common stock which may be issued upon exercise of pre-funded warrants or additional Warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotment, if any.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative's Warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $1,214,400, which is equal to 110% of $1,104,000 (8% of $13,800,000). Assumes the full exercise of the underwriters’ over-allotment option.

(7)	This filing fee was previously paid.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2020

 PROSPECTUS

GEOVAX LABS, INC.

2,000,000

Units consisting of

Common Stock or

Pre-Funded Warrants to Purchase Common Stock and

Warrants to Purchase Common Stock

We are offering 2,000,000 units consisting of one common share and one warrant to purchase one share of common stock (“Units”) at an assumed offering price of $6.00 per Unit. We anticipate a public offering price between $5.00 and $7.00 per Unit.  Each warrant will be immediately exercisable at an exercise price of $6.00 per share and expire five years after the issuance date.

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase Units including one pre-funded warrant in lieu of one share of common stock in the Unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each Unit including a pre-funded warrant will be equal to the price per Unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each Unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a common share we are offering will be decreased on a one-for-one basis.  We are also registering the common shares included in the Units and the common shares issuable from time to time upon exercise of the warrants and pre-funded warrants offered hereby.

The common stock and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying warrant (other than pursuant to the option of the representative of the underwriters to purchase additional securities) as part of a Unit, but the components of the Units will immediately separate upon issuance.

Our common stock is presently traded on the OTCQB Marketplace (“OTCQB”), operated by OTC Markets Group, under the symbol “GOVX.” We have applied to have our common stock and warrants listed on The Nasdaq Capital Market under the symbols “GOVX” and “GOVXW”, respectively. No assurance can be given that our application will be approved. On September 4, 2020, the last reported sales price for our common stock as quoted on the OTCQB was $0.400 ($6.00 assuming a reverse stock split of 1-for-15) per share. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding common stock and treasury stock of the Company at an assumed 1-for-15 ratio to occur following the effective date but prior to the closing of the offering.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “rISK FACTORS” BEGINNING ON PAGE 11 OF THIS PROSPECTUS. yOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit (1)	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us before offering expenses (2)	$	$

(1)	Units sold with pre-funded warrants will be priced at the offering price minus $0.01.
(2)

Does not reflect additional compensation to the representative of the underwriters in the form of warrants to purchase up to 160,000 shares of common stock (assuming the over-allotment option is fully exercised) at an exercise price equal to 110% of the public offering price. We have also agreed to reimburse the representative of the underwriters for certain expenses. See “Underwriting” on page 70 of this prospectus for a description of these arrangements.

(3)

We estimate the total expenses of this offering, including amounts reimbursed to the representative of the underwriters, will be approximately $591,562. Assumes no exercise of the over-allotment option we have granted to the underwriters as described below.

We have granted the underwriters a 45-day option to purchase up to an additional 300,000 shares of common stock and/or pre-funded warrants and/or warrants.

The underwriters expect to deliver common stock, pre-funded warrants and warrants to purchasers in this offering on or about September __ 2020.

Sole Book-Running Manager
Maxim Group LLC

Co-Manager
Joseph Gunnar & Co.

The date of this Prospectus is _________, 2020

TABLE OF CONTENTS

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	11
USE OF PROCEEDS	21
DETERMINATION OF OFFERING PRICE	21
MARKET FOR OUR COMMON STOCK	22
CAPITALIZATION	23
DILUTION	24
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25
BUSINESS	32
MANAGEMENT	47
EXECUTIVE COMPENSATION	49
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	55
DESCRIPTION OF SECURITIES	56
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	63
SHARES ELIGIBLE FOR FUTURE SALE	64
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	65
UNDERWRITING	70
LEGAL MATTERS	73
EXPERTS	73
INTERESTS OF NAMED EXPERTS AND COUNSEL	73
WHERE YOU CAN FIND MORE INFORMATION	73
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Through and including ______, 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

 Some of the statements in this prospectus and in the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our ability to control or predict and that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Our forward-looking statements may include, among other things, statements about:

●	our ability to continue as a going concern and our history of losses;
●	our ability to obtain additional financing;
●	our use of the net proceeds from this offering;
●	our ability to prosecute, maintain or enforce our intellectual property rights;
●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;
●	the implementation of our business model and strategic plans for our business and technology;
●	the successful development and regulatory approval of our technologies and products;
●	the potential markets for our products and our ability to serve those markets;
●	the rate and degree of market acceptance of our products and any future products;
●	our ability to retain key management personnel; and
●	regulatory developments and our compliance with applicable laws.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Actual events or results may differ materially. Readers are cautioned not to place undue reliance on forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

You should read the risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the “Risk Factors” and the financial statements. References in this prospectus to “we,” “us,” “our,” “GeoVax,” and “Company” refer to GeoVax Labs, Inc. and its subsidiaries. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

Company Overview

GeoVax Labs, Inc. (“GeoVax” or the “Company”) is a clinical-stage biotechnology company developing immunotherapies and vaccines against infectious diseases and cancers using a novel vector vaccine platform (Modified Vaccinia Ankara-Virus Like Particle or “GV-MVA-VLP™”).

In January 2020, we announced the start of our program to develop a vaccine for prevention of novel coronavirus (COVID-19) infection. That effort has resulted in four COVID-19 vaccine candidates. Three COVID-19 vaccine candidates have been designed and constructed and one lead candidate has entered animal challenge testing.

Our other current development programs include preventive and therapeutic vaccines against Human Immunodeficiency Virus (HIV); preventive vaccines against hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa fever), Zika virus and malaria; and immunotherapies for solid tumor cancers.

For our infectious disease vaccines, our recombinant MVA vector expresses target proteins on highly immunogenic virus-like particles (“VLPs”) in the person being vaccinated, with the intended result of producing durable immune responses with the safety characteristics of the replication deficient MVA vector and cost-effective manufacturing.

In cancer immunotherapy, we believe that stimulating the immune system to treat or prevent cancers is a compelling concept and that the opportunity for immune-activating technologies is promising, especially in light of advancements such as checkpoint inhibitors leading the way in oncology. Despite drug approvals in limited indications and promising results in clinical trials, there remains a significant need and opportunity for further advancements. We believe our GV-MVA-VLP™ platform is well-suited for delivery of tumor-associated antigens and we plan to pursue development of our platform in this space through our subsidiary, Immutak Oncology, Inc.

Our most advanced vaccine program is focused on prevention of the clade B subtype of HIV prevalent in the regions of the Americas, Western Europe, Japan and Australia; our HIV vaccine candidate, GOVX-B11, will be included in an upcoming clinical trial (HVTN 132) managed by the HIV Vaccine Clinical Trials Network (HVTN) with support from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), which we expect will begin in early 2021. Additionally, during August 2020 a consortium led by researchers at the University of California, San Francisco (UCSF) began a clinical trial using our vaccine as part of a combinational therapy to induce remission in HIV-positive individuals. Through the efforts of our collaborator, American Gene Technologies International, Inc. (AGT), we expect that our HIV vaccine will also enter clinical trials during early 2021 in combination with AGT’s gene therapy technology to seek a functional cure for HIV.

Our other vaccine and immunotherapy programs are at various other stages of development as described below.

Our Differentiated Vaccine and Immunotherapy Platform

Vaccines typically contain agents (antigens) that resemble disease-causing microorganisms. Traditional vaccines are often made from weakened or killed forms of the virus or from its surface proteins. Many newer vaccines use recombinant DNA (deoxyribonucleic acid) technology to generate vaccine antigens in bacteria or cultured cells from specific portions of the DNA sequence of the target pathogen. The generated antigens are then purified and formulated for use in a vaccine. We believe the most successful of these purified antigens have been non-infectious virus-like particles (VLPs) as exemplified by vaccines for hepatitis B (Merck's Recombivax® and GSK's Engerix®) and Papilloma viruses (GSK's Cervarix®, and Merck's Gardasil®). Our approach uses recombinant DNA and/or recombinant MVA to produce VLPs in the person being vaccinated (in vivo) reducing complexity and costs of manufacturing. In human clinical trials of our HIV vaccines, we believe we have demonstrated that our VLPs, expressed from within the cells of the person being vaccinated, can be safe, yet elicit both strong and durable humoral and cellular immune response.

VLPs can cause the body's immune system to recognize and kill targeted viruses to prevent an infection. VLPs can also train the immune system to recognize and kill virus-infected cells to control infection and reduce the length and severity of disease. One of the biggest challenges with VLP-based vaccines is to design the vaccines in such a way that the VLPs will be recognized by the immune system in the same way as the authentic virus would be. We design our vaccines such that, when VLPs for enveloped viruses like HIV, Ebola, Marburg or Lassa fever are produced in vivo (in the cells of the recipient), they include not only the protein antigens, but also an envelope consisting of membranes from the vaccinated individual's cells. In this way, they are highly similar to the virus generated in a person's body during a natural infection. VLPs produced in vitro (in a pharmaceutical plant), by contrast, have no envelope; or, envelopes from the cultured cells (typically hamster or insect cells) used to produce them. We believe our technology therefore provides distinct advantages by producing VLPs that more closely resemble the authentic viruses. We believe this feature of our immunogens allows the body's immune system to more readily recognize the virus. By producing VLPs in vivo, we believe we also avoid potential purification issues associated with in vitro production of VLPs.

Examples of VLPs

Ebola Virus VLPs	HIV VLPs

Figure 1. Electron micrographs showing examples of VLPs produced by GeoVax vaccines in human cells. Note that the Ebola virus VLPs on the left self-assemble into the rod-like shape of the actual Ebola virus, while the HIV VLPs shown on the right take on the spherical shape of the actual HIV virus. While below the resolution of these micrographs, both types of VLPs display what we believe to be the native form of their respective viral envelope glycoproteins which we believe is key to generating an effective immune humoral response.

Strategy

Our corporate strategy is to advance, protect and exploit our differentiated vaccine/immunotherapy platform leading to the successful development of preventive and therapeutic vaccines against infectious diseases and various cancers. With our design and development capabilities, we are progressing and validating an array of cancer and infectious disease immunotherapy and vaccine product candidates. Our goal is to advance products through to human clinical testing, and to seek partnership or licensing arrangements for achieving regulatory approval and commercialization. We also leverage third party resources through collaborations and partnerships for preclinical and clinical testing with multiple government, academic and corporate entities.

We selected MVA for use as the live viral component of our vaccines because of its well-established safety record and because of the ability of this vector to carry sufficient viral sequences to produce VLPs. MVA was originally developed as a safer smallpox vaccine for use in immune-compromised individuals. It was developed by attenuating the standard smallpox vaccine by passaging it (over 500 passages) in chicken embryos or chicken embryo fibroblasts, resulting in a virus with limited ability to replicate in human cells (thus safe) but with high replication capability in avian cells (thus cost effective for manufacturing). The deletions also resulted in the loss of immune evasion genes which assist the spread of wild type smallpox infections, even in the presence of human immune responses.

Our Product Development Pipeline

The table below summarizes the status of our product development programs, which are discussed in greater detail in the following pages.

Product Area / Indication	Stage of Development	Collaborators / Sponsors
Cancer
HPV-related cancers	Preclinical	Emory, Virometix
MUC1-expressing tumors	Preclinical completed	Univ. of Pittsburgh, ViaMune
Cyclin B1-expressing tumors	Preclinical
Checkpoint inhibitors	Preclinical	Leidos
Infectious Diseases
HIV (preventive)	Phase 2a completed	NIH, HVTN, Emory
HIV (immunotherapy)	Phase 1	AGT, UCSF
Zika	Preclinical completed	NIH, CDC
Malaria	Preclinical	Leidos, Burnet Institute
Ebola, Marburg, Sudan	Preclinical completed	NIH, USAMRIID, UTMB
Lassa Fever	Preclinical	NIH, DoD, Scripps, IHV, UTMB, USNRL, Geneva Foundation
Coronavirus (COVID-19)	Preclinical	UTMB

We are seeking to develop a broad product pipeline based on our GV-MVA-VLP™ platform and have been pleased with the results, particularly considering the challenges we have faced in obtaining sufficient capital and the related relatively small number of scientifically skilled employees we employ. These constraints have made it necessary to set priorities as to our primary focuses, and those will change as opportunities, resources, and other circumstances dictate. During 2019, for example, in addition to working with our collaborators/sponsors, we chose to focus a portion of our management time and budget in the area of immuno-oncology. More recently, the emergence of novel coronavirus (COVID-19) led us to decide to devote our management time and resources, and our platform, to address this epidemic. At times, some of our development programs are paused as we shift our focus due to our limited resources.

Intellectual Property

Our owned and in-licensed patent estate, on a worldwide basis, includes 10 granted U.S. patents and 48 pending patents and patent applications spread over 15 patent families. Our current patent portfolio includes applications directed to DNA and MVA-based HIV vaccines, their genetic inserts expressing multiple HIV protein components, composition, structure, claim of immunization against multiple subtypes of HIV, routes of administration, safety and other related factors and methods of therapeutic and prophylactic use thereof including administration regimes. Our patent portfolio also includes patent applications directed to preventive vaccines against hemorrhagic fever viruses (Ebola, Sudan, Marburg and Lassa), Zika virus, human papilloma virus (HPV), and malaria, and use thereof; and immuno-oncology vaccine compositions and methods of use thereof. We have a pending U.S. application directed to our virus-like particle (VLP) platform technology. We have also recently filed several provisional patent applications directed to various MVA-based vaccines for the treatment of SARS CoV-2.

We are the exclusive, worldwide licensee of several patents and patent applications, which we refer to as the Emory Technology, owned, licensed or otherwise controlled by Emory University for HIV or smallpox vaccines pursuant to a license agreement originally entered into on August 23, 2002 and restated on June 23, 2004 (the “Emory License”). Through the Emory License we are also a non-exclusive licensee of four issued United States patents owned by the NIH related to the ability of our MVA vector vaccine to operate as a vehicle to deliver HIV virus antigens, and to induce an immune response in humans.

Listing on The Nasdaq Capital Market

We have applied to list our common stock and warrants on The Nasdaq Capital Market (“Nasdaq”) under the symbols “GOVX” and “GOVXW”, respectively. Assuming the listing is confirmed, we expect to list our common stock and warrants on Nasdaq upon consummation of this offering, at which point our common stock will cease to be traded on the OTCQB. No assurance can be given that our listing application will be approved. This offering will occur only if Nasdaq approves the listing of our common stock and warrants on Nasdaq. Nasdaq listing requirements include, among other things, a stock price threshold. As a result, we will need to take the necessary steps to meet Nasdaq listing requirements, including but not limited to a reverse split of our common stock. If Nasdaq does not approve the listing of our common stock and warrants, we will not proceed with this offering. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange.

Reverse Stock Split

On August 7, 2020, our stockholders approved a reverse stock split within the range of 1-for-10 to 1-for-40 of our issued and outstanding shares of common stock and authorized the Board, in its discretion, to determine the final ratio and effective date. Unless otherwise noted, the share and per share information in this prospectus reflects, other than in our financial statements and the notes thereto, a proposed reverse stock split of the outstanding common stock of the Company at an assumed 1-for-15 ratio to occur immediately following the effective date but prior to the closing of the offering.

Bridge Financing

On June 26, 2020, the Company closed on a securities purchase agreement in a private placement to two institutional investors pursuant to which the Company received $1,050,000 in exchange for the issuance of: (i) 5% Original Issue Discount Senior Secured Convertible Debentures in the aggregate principal amount of $1,200,000, which we refer to as the “Convertible Debentures”; and (ii) five-year warrants to purchase up to 160,000 shares of the Company’s common stock in the aggregate at an exercise price of $7.50 per share, subject to adjustment, which we refer to as the “June 2020 Warrants.” The Convertible Debentures are convertible into the Company’s common stock, $0.01 par value, beginning six months after its date of issuance at an initial conversion price of $7.50 per share, subject to adjustment.

Pursuant to the terms of the bridge financing, upon consummation of this offering, the Convertible Debentures will mandatorily convert into units (“Conversion Units”) with the same terms as the Units described in this prospectus. The conversion price will be equal to the lower of (i) $7.50 per share and (ii) 80% of the offering price of the Units.  The number of Conversion Units to be issued upon mandatory conversion of the Convertible Debentures is subject to a 4.99% limitation on the percentage of shares the holders may beneficially own, subject to certain adjustments. Based on the assumed offering price of $6.00 per Unit, upon consummation of this offering, the Convertible Debentures will convert into 172,208 Conversion Units which include shares of common stock and 77,792 Conversion Units which include pre-funded warrants. The common stock, pre-funded warrants, and warrants issued upon mandatory conversion will be restricted securities.

For additional information, see “Description of Securities-Convertible Debentures” and “Description of Securities- June 2020 Warrants.”

Principal Risks

Any investment in our securities involves a high degree of risk. You should consider carefully the risks described below, and the more detailed information at “Risk Factors” on page 11, together with all of the other information contained in this prospectus, before you decide whether to purchase our securities:

●	We have a history of operating losses, and we expect losses to continue for the foreseeable future;
●	Our business will require continued funding. If we do not receive adequate funding, we will not be able to continue our operations;
●	Our products are still being developed, are unproven, and may not be successful;
●	We depend upon key personnel who may terminate their employment with us at any time. If we were to lose the services of any of these individuals, our business and operations may be adversely affected;
●	Regulatory and legal uncertainties could result in significant costs or otherwise harm our business;
●

We face intense competition and rapid technological change that could result in products that are superior to the products we are developing; and our product candidates are based on new medical technology and, consequently, are inherently risky;

●	Concerns about the safety and efficacy of our products could limit our future success;
●	We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects;
●	Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales;
●

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations;

●	We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors;
●	Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products;
●	The market price of our common stock is highly volatile;
●	Our common stock does not have a vigorous trading market and investors may not be able to sell their securities when desired;
●	We will need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders; and
●	Investors in this offering will experience immediate and substantial dilution in net tangible book value.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal corporate offices are located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080 (metropolitan Atlanta). Our telephone number is (678) 384-7220. The address of our website is www.geovax.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our website as soon as reasonably practicable after such materials have been electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). Information contained on our website does not form a part of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the years ended December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the three and six months ended June 30, 2020 are not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2020 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited condensed interim consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. The information presented below does not include any retroactive adjustments for the proposed reverse stock split.

GeoVax Labs, Inc.
Consolidated Balance Sheets

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$283,341	$259,701
Grant funds and other receivables	68,603	121,814
Prepaid expenses and other current assets	95,320	238,189
Total current assets	447,264	619,704
Property and equipment, net	10,606	11,350
Deposits	11,010	11,010

Total assets	$468,880	$642,064

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$152,653	$125,859
Accrued expenses	1,851,040	1,238,552
Current portion of notes payable	12,500	260,420
Total current liabilities	2,016,193	1,624,831
Note payable, net of current portion	27,243	39,580
Total liabilities	2,043,436	1,664,411

Stockholders’ equity (deficiency):
Preferred stock, $.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 2,486 and 3,450 at December 31, 2019 and 2018, respectively	1,932,433	1,971,333
Common stock, $.001 par value:
Authorized shares – 600,000,000 Issued and outstanding shares – 299,835 and 219 at December 31, 2019 and 2018, respectively	300	-
Additional paid-in capital	39,340,224	37,483,204
Accumulated deficit	(42,847,513)	(40,476,884)
Total stockholders’ equity (deficiency)	(1,574,556)	(1,022,347)

Total liabilities and stockholders’ equity (deficiency)	$468,880	$642,064

GeoVax Labs, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2019	2018
Grant and collaboration revenue	$1,175,896	$963,203

Operating expenses:
Research and development	1,910,715	1,878,652
General and administrative	1,637,674	1,647,268
Total operating expenses	3,548,389	3,525,920

Loss from operations	(2,372,493)	(2,562,717)

Other income (expense):
Interest income	6,359	5,213
Interest expense	(4,495)	(2,590)
Total other income (expense)	1,864	2,623

Net loss	$(2,370,629)	$(2,560,094)

Basic and diluted:
Net loss per common share	$(39.25)	$(15,610.33)
Weighted average shares outstanding	60,402	164

GeoVax Labs, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$710,682	$283,341
Grant funds and other receivables	187,163	68,603
Prepaid expenses and other current assets	40,470	95,320
Total current assets	938,315	447,264
Property and equipment, net	8,618	10,606
Deposits	11,010	11,010

Total assets	$957,943	$468,880

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$91,416	$152,653
Accrued expenses	2,076,359	1,851,040
Current portion of notes payable	182,379	12,500
Convertible debentures	435,711	-
Total current liabilities	2,785,865	2,016,193
Note payable, net of current portion	21,699	27,243
Total liabilities	2,807,564	2,043,436

Stockholders’ equity (deficiency):
Preferred Stock, $.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 400 and 2,486 June 30, 2020 and December 31, 2019, respectively	376,095	1,932,433
Common stock, $.001 par value:
Authorized shares – 600,000,000 Issued and outstanding shares – 13,834,075 and 299,835 at June 30, 2020 and December 31, 2019, respectively	13,834	300
Additional paid-in capital	41,658,861	39,340,224
Accumulated deficit	(43,898,411)	(42,847,513)
Total stockholders’ equity (deficiency)	(1,849,621)	(1,574,556)

Total liabilities and stockholders’ equity (deficiency)	$957,943	$468,880

GeoVax Labs, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Grant and collaboration revenue	$440,602	$209,941	$1,156,579	$574,173

Operating expenses:
Research and development	461,421	451,227	1,270,357	1,006,945
General and administrative	427,292	412,650	929,637	922,714
Total operating expenses	888,713	863,877	2,199,994	1,929,659

Loss from operations	(448,111)	(653,936)	(1,043,415)	(1,355,486)

Other income (expense):
Interest income	60	881	812	2,105
Interest expense	(7,153)	(1,093)	(8,295)	(2,221)
Total other income (expense)	(7,093)	(212)	(7,483)	(116)

Net loss	$(455,204)	$(654,148)	$(1,050,898)	$(1,355,602)

Basic and diluted:
Net loss per common share	$(0.03)	$(1,994.35)	$(0.11)	$(4,706.95)
Weighted average shares outstanding	13,823,452	328	9,255,497	288

Summary of the Offering

Issuer:	GeoVax Labs, Inc.

Securities offered:

2,000,000 Units, each consisting of one share of common stock and one warrant to purchase one share of common stock.  Each warrant will have an exercise price of $6.00 per share, will be exercisable upon issuance and will expire five years from issuance.

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase Units including one pre-funded warrant in lieu of one share of common stock in the Unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each Unit including a pre-funded warrant will be equal to the price per Unit including one share of common stock, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

The common stock and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying warrant (other than pursuant to the option of the representative of the underwriters to purchase additional securities) as part of a Unit, but the components of the Units will immediately separate upon issuance.

Assumed offering price:	$6.00 per Unit (1)

Number of shares of common stock offered:	2,000,000
Number of warrants offered:	2,000,000

Shares of common stock outstanding prior to the offering:	1,029,128 shares

Shares of common stock outstanding after the offering:	3,451,336 (2), assuming no pre-funded warrants are sold in the offering, excluding the possible sale of over-allotment shares, and assuming none of the warrants issued in this offering are exercised.

Trading symbols:	Our common stock is presently quoted on the OTCQB under the symbol “GOVX”. We have applied to have our common stock and warrants listed on Nasdaq under the symbols “GOVX” and “GOVXW,” respectively. We do not expect a trading market to develop for the pre-funded warrants.

Reverse stock split:

On August 7, 2020, our stockholders approved a reverse stock split within the range of 1-for-10 to 1-for-40 of our issued and outstanding shares of common stock and authorized the Board, in its discretion, to determine the final ratio and effective date. Unless otherwise noted, the share and per share information in this prospectus reflects, other than in our financial statements and the notes thereto, a proposed reverse stock split of the outstanding common stock of the Company at an assumed 1-for-15 ratio to occur following the effective date but prior to the closing of the offering.

Underwriter’s over-allotment option:	The Underwriting Agreement provides that we will grant to the underwriters an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 300,000 shares of common stock, pre-funded warrants and/or warrants, solely for the purpose of covering over-allotments.

Use of proceeds:

We estimate that we will receive net proceeds of approximately $10,448,000 from our sale of Units in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to advance our product candidates, including research and technical development, manufacturing, clinical studies, capital expenditures, and working capital. We also expect to use the net proceeds from this offering to pay approximately $525,000 in deferred cash compensation owed to certain current and former members of the Board and executive officers. See “Executive Compensation—Payment of Deferred Compensation.” We may also use the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction.

Risk factors:

Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 11 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

Lock-up and related arrangements:

Our directors and officers have agreed with Maxim Group, LLC (the “Representative”), as the representative of the underwriters, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. The holders of our Convertible Debentures have agreed to a 30-day lock-up for shares acquired upon mandatory conversion followed by an additional 60-day period during which the number of those shares which may be sold is limited. See “Underwriting” on page 70.

Convertible Debentures:	Upon consummation of this offering, the Convertible Debentures will mandatorily convert into the Conversion Units described in this prospectus. The conversion price will be equal to the lower of (i) $7.50 per share and (ii) 80% of the offering price of the Units. Based on the assumed offering price of $6.00 per Unit, upon consummation of this offering, the Convertible Debentures will convert into 172,208 Conversion Units which include shares of common stock and 77,792 Conversion Units which include pre-funded warrants.

Payment of Deferred Compensation:	Concurrently with this offering, we are separately offering approximately $1,500,000 of units substantially similar to the Units offered hereby to certain current and former members of the Board and executive officers as partial payment of deferred compensation owed, with approximately $525,000 of remaining deferred compensation owed to be paid in cash. We are offering the units directly and not through underwriters or any brokers or dealers. The units will be sold in a separate private placement, restricted as to resale, and will not be subject to any underwriting discounts or commissions. See “Executive Compensation—Payment of Deferred Compensation.”

______________________________________

(1)	Units which include pre-funded warrants will be sold for the offering price minus $0.01. The actual number of Units we will offer will be determined based on the actual public offering price.
(2)	The number of shares of our common stock outstanding after the completion of this offering is based on 1,029,128 shares of our common stock outstanding as of September 3, 2020, gives effect to the planned reverse stock split at an assumed ratio of 1-for-15, and excludes the following:

●	201,752 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $7.50 per share;
●	333,333 shares of common stock reserved for the future issuance of awards under our existing equity incentive plans; and
●

Approximately 250,000 shares of common stock offered concurrently with this offering to certain current and former members of the Board and executive officers as partial payment of deferred compensation owed. See “Executive Compensation—Payment of Deferred Compensation.”

This amount also assumes the mandatory conversion of the Convertible Debentures at 80% of the assumed offering price of $6.00, resulting in the issuance of approximately 172,208 Conversion Units which include common stock and 77,792 Conversion Units which include pre-funded warrants.  Shares issuable upon exercise of those pre-funded warrants are included as though they had been issued. as part of the Conversion Units.

Except as otherwise indicated, all information in this prospectus assumes:

●	no exercise of the outstanding warrants described above;
●	no exercise of the warrants included in the Units;
●	no exercise of the Representative’s warrants; and
●	no exercise of the Representative’s overallotment option to purchase additional Units from us in this offering.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this prospectus, before you decide whether to purchase our securities. If any of these actually occur, our business, financial condition or operating results could be adversely affected. The risks described below are not the only ones we face. Additional risks not currently known to us or that we currently do not deem material also may become important factors that may materially and adversely affect our business. The trading price of our securities could decline due to any of these described or additional risks and you could lose part or all of your investment.

Risks Related to Our Business

We have a history of operating losses, and we expect losses to continue for the foreseeable future.

As a research and development-focused company, we have had no product revenue to date and revenues from our government grants and other collaborations have not generated sufficient cash flows to cover operating expenses. Since our inception, we have incurred operating losses each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. We incurred a net loss of $1,050,898 and $2,370,629 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively. We expect to incur additional operating losses and expect cumulative losses to increase as our research and development, preclinical, clinical, and manufacturing efforts expand. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of our product candidates, conduct preclinical tests and clinical trials, obtain the necessary regulatory approvals, and manufacture and market or otherwise commercialize our products. Unless we are able to successfully meet these challenges, we will not be profitable and may not remain in business.

We have received a going concern opinion from our auditors.

We have received a "going concern" opinion from our independent registered public accounting firm, reflecting substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and implement our business plan. If we are unable to achieve or sustain profitability or to secure additional financing on acceptable terms, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our stockholders losing their entire investment. There is no guarantee that we will become profitable or secure additional financing on acceptable terms.

Our business will require continued funding. If we do not receive adequate funding, we will not be able to continue our operations.

To date, we have financed our operations principally through the sale of our equity securities and through government grants and clinical trial support. We will require substantial additional financing at various intervals for our operations, including clinical trials, operating expenses, intellectual property protection and enforcement, for pursuit of regulatory approvals, and for establishing or contracting out manufacturing, marketing and sales functions. There is no assurance that such additional funding will be available on terms acceptable to us or at all. If we are not able to secure the significant funding that is required to maintain and continue our operations at current levels, or at levels that may be required in the future, we may be required to delay clinical studies or clinical trials, curtail operations, or obtain funds through collaborative arrangements that may require us to relinquish rights to some of our products or potential markets.

The costs of conducting all of our human clinical trials to date for our preventive HIV vaccine have been borne by the HVTN, with funding by NIAID, and we expect NIAID support for additional clinical trials. GeoVax incurs costs associated with manufacturing the clinical vaccine supplies and other study support. We cannot predict the level of support we will receive from the HVTN or NIAID for any additional clinical trials of our HIV vaccines.

Our current operations are also partially supported by a U.S. government grant awarded to us to support our Lassa Fever vaccine program. As of June 30, 2020, there was approximately $650,000 of unused grant funds remaining and available for use through September 2021. Of this amount, we anticipate that approximately $401,000 will be paid by us to unaffiliated third parties who are providing services called for by the grant. We are pursuing additional support from the federal government for our vaccine programs; however, as we progress to the later stages of our vaccine development activities, government financial support may be more difficult to obtain, or may not be available at all. Furthermore, there is some risk that actual funding for grants could be delayed, cut back, or eliminated due to government budget constraints. Therefore, it will be necessary for us to look to other sources of funding to finance our development activities.

We expect that our current working capital, combined with proceeds from current government grants and the bridge financing, will be sufficient to support our planned level of operations into the fourth quarter of 2020. The proceeds from this offering would allow us to extend our planned level of operations minimally through the end of 2021. We will need to raise additional funds to significantly advance our vaccine development programs and to continue our operations. In order to meet our operating cash flow needs we plan to seek sources of non-dilutive capital through government grant programs and clinical trial support. We may also plan additional offerings of our equity securities, debt, or convertible debt instruments. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Significant disruptions of information technology systems or breaches of information security systems could adversely affect our business.

We rely upon a combination of information technology systems and traditional recordkeeping to operate our business. In the ordinary course of business, we collect, store, and transmit confidential information (including, but not limited to, personal information and intellectual property). We have also outsourced elements of our operations to third parties, including elements of our information technology systems and, as a result, we manage a number of independent vendor relationships with third parties who may or could have access to our confidential information. Our information technology and information security systems and records are potentially vulnerable to security breaches, service interruptions, or data loss from inadvertent or intentional actions by our employees or vendors. Our information technology and information security systems and records are also potentially vulnerable to malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of expertise and motives (including, but not limited to, financial crime, industrial espionage, and market manipulation).

While we have invested, and continue to invest, a portion of our limited funds in our information technology and information security systems, there can be no assurance that our efforts will prevent security breaches, service interruptions, or data losses. Any security breaches, service interruptions, or data losses could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business, and reputational harm to us or allow third parties to gain material, inside information that they may use to trade in our securities.

Our business could be adversely affected by widespread public health epidemics, such as COVID-19, or other catastrophic events beyond our control.

In addition to our reliance on our own employees and facilities, we depend on our collaborators, laboratories and other facilities for the continued operation of our business. Despite any precautions we take, public health epidemics, such as COVID-19, or other catastrophic events, such as natural disasters, terrorist attack, hurricanes, fire, floods and ice and snowstorms, may result in interruptions in our business.

In response to the COVID-19 pandemic, we have suspended all non-essential travel for our employees, are canceling or postponing in-person attendance at industry events, and limiting in-person work-related meetings. Currently, as a result of the work and travel restrictions related to the ongoing pandemic, several of our business activities are being conducted remotely which might be less effective than in-person meetings or in-office work. Despite these precautions, the necessary work within our laboratory and of our collaborators has continued without significant interruption. Although we continue to monitor the situation and may adjust our current policies as more information and guidance become available, temporarily suspending travel and limitations on doing business in-person has and could continue to negatively impact our business development efforts and create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, the COVID-19 pandemic could disrupt our operations due to absenteeism by infected or ill members of management or other employees because of our limited staffing. COVID-19 related illness could also impact members of our Board of Directors resulting in absenteeism from meetings of the directors or committees of directors, and making it more difficult to convene the quorums of the full Board of Directors or its committees needed to conduct meetings for the management of our affairs.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

Our products are still being developed and are unproven. These products may not be successful.

To become profitable, we must generate revenue through sales of our products. However, our products are in varying stages of development and testing. Our products have not been proven in human clinical trials and have not been approved by any government agency for sale. If we cannot successfully develop and prove our products and processes, or if we do not develop other sources of revenue, we will not become profitable and at some point, we would discontinue operations.

We depend upon key personnel who may terminate their employment with us at any time. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.

The success of our business strategy will depend to a significant degree upon the continued services of key management, technical and scientific personnel and our ability to attract and retain additional qualified personnel and managers. Competition for qualified personnel is intense among companies, academic institutions and other organizations. The ability to attract and retain personnel is adversely affected by our financial challenges. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test, commercialize and market our products and product candidates.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

To manufacture and sell our products, we must comply with extensive domestic and international regulation. In order to sell our products in the United States, approval from the U.S. Food and Drug Administration (the “FDA”) is required. Satisfaction of regulatory requirements, including FDA requirements, typically takes many years, and if approval is obtained at all, it is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. We cannot predict whether our products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to meet than FDA requirements. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

We face intense competition and rapid technological change that could result in products that are superior to the products we will be commercializing or developing.

The market for vaccines that protect against or treat human infectious diseases is intensely competitive and is subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies with substantially greater resources than us. If any of our competitors develop products with efficacy or safety profiles significantly better than our products, we may not be able to commercialize our products, and sales of any of our commercialized products could be harmed. Some of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Competitors may develop products earlier, obtain FDA approvals for products more rapidly, or develop products that are more effective than those under development by us. We will seek to expand our technological capabilities to remain competitive; however, research and development by others may render our technologies or products obsolete or noncompetitive, or result in treatments or cures superior to ours.

Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new medical technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, and that our product candidates will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal previously unidentified complications associated with our products. The responses of potential physicians and others to information about complications could materially adversely affect the market acceptance of our products, which in turn would materially harm our business.

We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.

We do not know whether planned pre-clinical and clinical trials will begin on time or whether we will complete any of our trials on schedule, if at all. Product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products and delay our ability to become profitable.

We rely heavily on the HVTN, independent clinical investigators, vaccine manufacturers, and other third-party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates. There is also a risk of changes in clinical trial strategy and timelines due to the HVTN and NIAID altering their trial strategy.

Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.

None of our vaccines are approved by the FDA for sale in the United States or by other regulatory authorities for sale in foreign countries. To exploit the commercial potential of our technologies, we are conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials could delay or preclude regulatory approval and restrict our ability to commercialize our technology or products. Any such failure may severely harm our business. In addition, any approvals we obtain may not cover all of the clinical indications for which approval is sought or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement action, fines, and other penalties and could receive adverse publicity, all of which could harm our business.

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

In the United States and foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Among policy makers and payors in the United States and elsewhere, including in the European Union, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act includes a number of provisions that are intended to lower healthcare costs, including provisions relating to prescription drug prices and government spending on medical products.

Since its enactment, there have also been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as efforts by the Trump administration to repeal or replace certain aspects of the statute. We continue to evaluate the effect that the Affordable Care Act and subsequent changes to the statute has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

There has also been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products. There have been several Congressional inquiries and proposed bills, as well as state efforts, designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In June 2017, the FDA issued a Drug Competition Action plan intended to lower prescription drug prices by encouraging competition from generic versions of existing products. In July 2018, the FDA issued a Biosimilar Action Plan, intended to similarly promote competition to prescription biologics from biosimilars.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, in September 2017, the California State Assembly approved SB17, which requires pharmaceutical companies to notify health insurers and government health plans at least 60 days before any scheduled increases in the prices of their products if they exceed 16% over a two-year period, and further requiring pharmaceutical companies to explain the reasons for such increase. Effective in 2016, Vermont passed a law requiring certain manufacturers identified by the state to justify their price increases.

We expect that these, and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained.

We may not be successful in establishing collaborations for product candidates we seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.

We expect to seek collaborations for the development and commercialization of product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the clinical trial results and other aspects of a product’s safety and efficacy profile. If we are unable to reach agreements with suitable collaborators for any product candidate, we will be forced to fund the entire development and commercialization of such product candidates, ourselves, and we may not have the resources to do so. If resource constraints require us to enter into a collaboration agreement early in the development of a product candidate, we may be forced to accept a more limited share of any revenues the product may eventually generate. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish collaborations or other alternative arrangements for any product candidate. Even if we are successful in establishing collaborations, we may not be able to ensure fulfillment by collaborators of their obligations or our expectations.

We do not have manufacturing, sales, or marketing experience.

We do not have experience in manufacturing, selling, or marketing. To obtain the expertise necessary to successfully manufacture, market, and sell our products, we must develop our own commercial infrastructure and/or collaborative commercial arrangements and partnerships. Our ability to execute our current operating plan is dependent on numerous factors, including, the performance of third-party collaborators with whom we may contract.

Our products under development may not gain market acceptance.

Our products may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Significant factors in determining whether we will be able to compete successfully include:

•	the efficacy and safety of our products;
•	the time and scope of regulatory approval;
•	reimbursement coverage from insurance companies and others;
•	the price and cost-effectiveness of our products, especially as compared to any competitive products; and
•	the ability to maintain patent protection.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. We carry product liability insurance and we expect to continue such policies. However, product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and demand for our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance of products we develop, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any products that we may develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize products that we develop.

Risks Related to Our Intellectual Property

We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.

Our rights to significant parts of the technology we use in our products are licensed from third parties and are subject to termination if we do not fulfill our contractual obligations to our licensors. Termination of intellectual property rights under any of our license agreements could adversely impact our ability to produce or protect our products. Our obligations under our license agreements include requirements that we make milestone payments to our licensors upon the achievement of clinical development and regulatory approval milestones, royalties as we sell commercial products, and reimbursement of patent filing and maintenance expenses. Should we become bankrupt or otherwise unable to fulfill our contractual obligations, our licensors could terminate our rights to critical technology that we rely upon.

Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Pharmaceutical companies, biotechnology companies, universities, research institutions or other third parties may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with those of our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

•	stop or delay selling, manufacturing or using products that incorporate, or are made using the challenged intellectual property;
•	pay damages; or
•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of our key management and technical personnel.

Any inability to protect intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products with acceptable patent protection. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally attempt to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

Neither the U.S. Patent and Trademark Office nor the courts have established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

Risks Related to Our Common Stock

Upon exercise of our outstanding warrants we will be obligated to issue a substantial number of additional shares of common stock which will dilute our present shareholders.

We are obligated to issue additional shares of our common stock in connection with our outstanding warrants. Currently outstanding warrants are exercisable for 201,752 shares of common stock. The exercise of these warrants will cause us to issue additional shares of our common stock and will dilute the percentage ownership of our shareholders.

The market price of our common stock is highly volatile.

The market price of our common stock has been, and is expected to continue to be, highly volatile. Certain factors, including announcements of new developments by us or other companies, regulatory matters, new or existing medicines or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by us, and subsequent sales of common stock by the holders of our Convertible Debentures and other options and warrants, including the June 2020 Warrants, could have an adverse effect on the market price of our shares.

In addition, the securities markets from time to time experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock does not have a vigorous trading market and investors may not be able to sell their securities when desired.

We have a limited active public market for our common stock. A more active public market, allowing investors to buy and sell large quantities of our common stock, may never develop even if our shares are listed on Nasdaq. Consequently, investors may not be able to liquidate their investments in the event of an emergency or for any other reason.

We need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

In order to meet our operating cash flow needs, we may plan additional offerings of our equity securities, debt, or convertible debt instruments. The sale of additional equity securities could result in significant additional dilution to our stockholders. Certain securities, such as our outstanding Convertible Debentures or warrants, including the June 2020 Warrants, and the warrants being offered by this prospectus, and subsequent issuances, contain or may contain anti-dilution provisions which could result in the issuance of additional shares at lower prices if we sell other shares below specified prices. The incurrence of indebtedness could result in debt service obligations and operating and financing covenants that would restrict our operations. We cannot assure investors that financing will be available in amounts or on terms acceptable to us, if at all.

We have never paid dividends and have no plans to do so.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the United States securities laws. The SEC, as required by the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our stock.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act, the Dodd-Frank Act, the JOBS Act, the FAST Act, and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations, and amendments to them, to contribute to our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of a majority of our stockholders.

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the articles require the vote of a larger percentage of shares. Our Certificate of Incorporation, as amended, does not require the vote of a larger percentage of shares. As permitted under the Delaware General Corporation Law, our Bylaws give our board of directors the power to adopt, amend, or repeal our Bylaws. Our stockholders entitled to vote have concurrent power to adopt, amend, or repeal our Bylaws.

Broker-dealers may be discouraged from effecting transactions in shares of our common stock if we are considered to be a penny stock and thus subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, currently constitute, and may again in the future, if we are delisted from Nasdaq, constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 (exclusive of personal residence) or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Risks Related to this Offering and the Reverse Stock Split

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $2.93 per share, based on the assumed public offering price of $6.00 per Unit. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

The warrants are speculative in nature.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of 100% of the public offering price of the Units in this offering, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Commencing on the date of issuance, holders of pre-funded warrants may exercise their right to acquire common shares and pay an exercise price of $0.01, representing the unpaid portion of the exercise price.  Following this offering, the market value of the pre-funded warrants and warrants is uncertain and there can be no assurance that their market value will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the price paid for the pre-funded warrants (plus $0.01) or the exercise price of the warrants, respectively, and consequently, whether it will ever be profitable for holders of these warrants to exercise them.

Substantial future sales of shares of our common stock in the public market following the expiration of the lock-up agreements could cause our stock price to fall.

Shares of our common stock that we have issued directly or that have been issued upon exercise of warrants or upon the conversion of convertible securities may be covered by registration statements which permit the public sale of stock. Other holders of shares of common stock that we have issued, including shares issuable upon exchange or conversion of our common stock, or conversion of the Convertible Debentures, may be entitled to dispose of their shares pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act. The lock-up agreements, which our officers and directors have entered into with the Representative, expire 180 days after the closing of this offering. The holders of our Convertible Debentures have agreed to a 30-day lock-up for shares acquired upon mandatory conversion followed by an additional 60-day period when the number of those shares which may be sold is limited. See “Underwriting” on page 70. Upon the expiration of the lock-up agreements, the outstanding shares of common stock covered by them become eligible for resale in the open market (subject to Rule 144 volume limitations applicable to executive officers, directors and affiliated stockholders), resulting in more shares eligible for sale and potentially causing selling in the market to increase and our stock price to decline. Additional sales of a substantial number of our shares of our common stock in the public market, or the perception that sales could occur, could have a material adverse effect on the price of our common stock. Our securities are currently quoted on the OTCQB and there is not now, nor has there been, a significant market for shares of our common stock. An active trading market for our shares may never develop or be sustained. Any substantial amounts of our common stock that become available for resale under Rule 144 once a market has developed for our common stock, or if our common stock becomes listed on Nasdaq and registered for issuance or resale under the Securities Act, may have an adverse effect on the market price of our securities.

Our Convertible Debentures automatically convert into shares of common stock at the closing of this offering at the lower of (i) $7.50 per share and (ii) 80% of the offering price of the Units, which could negatively impact trading in our securities.

On June 26, 2020, we issued $1,200,000 of Convertible Debentures that mandatorily convert into shares of common stock in this offering at the lower of (i) $7.50 per share and (ii) 80% of the offering price of the Units. Based on the assumed public offering price of $6.00 per Unit, we would expect to issue 250,000 Conversion Units to the holders, including approximately 172,208 shares of common stock and 77,792 pre-funded warrants, and 250,000 warrants upon the closing of this offering. The automatic conversion of the Convertible Debentures into shares of our common stock, and exercise of the pre-funded warrants and warrants issued as part of the Conversion Units, as part of the Conversion Units will be dilutive to our holders and could negatively impact the trading market and price of our common stock and warrants following this offering.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering to advance our product candidates, including research and technical development, manufacturing, clinical studies, capital expenditures, and working capital. We also expect to use the net proceeds from this offering to pay approximately $525,000 in deferred cash compensation owed to certain current and former members of the Board and executive officers. See “Executive Compensation—Payment of Deferred Compensation.” We may also use the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The proposed reverse stock split could cause our stock price to decline relative to its value before the split and decrease the liquidity of shares of our common stock.

We have assumed that we will effect a 1-for-15 reverse stock split of our authorized, issued and outstanding common stock immediately following the effectiveness but prior to the closing of this offering in order to achieve a sufficient increase in our stock price to enable us to qualify for listing on Nasdaq. There is no assurance that that the reverse stock split will not cause an actual decline in the value of our outstanding common stock. The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the proposed reverse stock split, we cannot assure you that we will be able to continue to comply with Nasdaq’s listing standards.

We have applied for listing of our common stock and warrants on Nasdaq in connection with this offering. Following the proposed reverse stock split, we expect that our common stock and warrants will be eligible to be quoted on Nasdaq. To be so listed, we must meet the current Nasdaq listing standards, including the minimum bid price requirement. There can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with the minimum bid price requirement of Nasdaq. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In addition, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement. If we fail to comply with the minimum bid price requirement, our securities could be delisted.

In addition to the minimum bid price requirement for continuing compliance with Nasdaq listing rules, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants on Nasdaq. For example, we may lose an independent director on our Audit Committee who cannot readily be replaced. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from Nasdaq, irrespective of our compliance with the minimum bid price requirement.

If our common stock were to be delisted from Nasdaq, our common stock could continue to trade on the over-the-counter bulletin board or OTCQB Market following any delisting from Nasdaq, or on the OTC Pink Sheets. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, as we are seeking additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 2,000,000 Units in this offering at the assumed offering price of $6.00 per Unit will be approximately $10,448,000, after deducting the estimated underwriting discounts as well as estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $12,104,000.

We intend to use the net proceeds from this offering to advance our product candidates, including research and technical development, manufacturing, clinical studies, capital expenditures, and working capital. Our primary use of proceeds with respect to advancing our product candidates will be to focus on our COVID-19 and immuno-oncology programs. We also expect to use the net proceeds from this offering to pay approximately $525,000 in deferred cash compensation owed to certain current and former members of the Board and executive officers. See “Executive Compensation—Payment of Deferred Compensation.”. We may also use the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction.

Certain of our vaccine programs are currently advancing under funding and/or collaboration agreements with government agencies and others; these include our HIV, Lassa Fever, and malaria vaccine programs. We therefore intend to use the proceeds of this offering to advance other programs, primarily our COVID-19 vaccine program and our cancer immunotherapy program. These plans may change to the extent that other funding is secured for these programs from government agencies and others.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our research and development efforts, the amount of proceeds actually raised in this offering and any cash generated by our operations. We, therefore, cannot predict the relative allocation of net proceeds that we receive in this offering and may allocate it differently than described above. As a result, management will have broad discretion over the deployment of the net proceeds from this offering.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was a limited public market for our common stock and no public market for our warrants.  We will determine at what price we may sell the Units offered by this prospectus. As of September 4, 2020, the closing price for our common stock as reported on the OTCQB was $0.400 ($6.00 assuming a 1-for-15 reverse stock split) per share.  The principal factors to be considered when determining the public offering price include:

●	our negotiation with the investors;
●	the information set forth in this prospectus;
●	our history and prospects and the history and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities market at the time of this offering;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
●	other factors deemed relevant by the Representative and us.

The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our securities or that the securities will trade in the public market at or above the public offering price.

MARKET FOR OUR COMMON STOCK

Market and Other Information

Our common stock is quoted on the OTCQB under the symbol “GOVX.” We have applied to Nasdaq to list our common stock under the symbol “GOVX”, and the warrants in this offering under the symbol “GOVXW”. On September 4, 2020, the last reported sale price of our common stock was $0.400 per share, or $6.00 per share as adjusted to reflect the assumed reverse stock split ratio of 1-for-15. As of September 4, 2020, we had three shareholders of record and approximately 4,968 beneficial holders of our common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. We will not be permitted to pay dividends on our common stock unless all dividends on any preferred stock that may be issued have been paid in full. We currently do not have any plans to issue additional preferred stock. Any credit agreements which we may enter into may also restrict our ability to pay dividends. The payment of dividends in the future will be subject to the discretion of our board of directors and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and any other factors our board of directors deems relevant.

CAPITALIZATION

 The following table sets forth our capitalization as of June 30, 2020:

●	on an actual basis; and
●	on an as adjusted basis to give effect to (i) the proposed reverse stock split at an assumed 1-for-15 ratio, (ii) the conversion of Series J Convertible Preferred Stock and cashless exercise of warrants into common stock during July 2020, (iii) the automatic conversion of a portion of the Convertible Debentures for Conversion Units, assuming 172,208 Conversion Units including common stock and 77,792 Conversion Units including pre-funded warrants are issued, (iv) payment of deferred compensation owed as of June 30, 2020 to certain current and former members of the Board and executive officers through the issuance and sale by us of approximately $1,500,000 of units substantially similar to the Units offered hereby, with the balance (at that date) of approximately $472,000 paid in cash, and (v) the issuance and sale by us of $12,000,000 of Units in this offering at the assumed public offering price of $6.00 per Unit, and the use of proceeds therefrom, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The calculations assume no sales of Units with pre-funded warrants.

You should read this table together with our financial statements and the related notes appearing elsewhere in this prospectus as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	As of June 30, 2020 (unaudited)

	Actual	As Adjusted(1)
Cash and cash equivalents	$710,682	10,778,609
Total liabilities	2,807,564	399,780
Stockholder's equity:
Convertible preferred stock	376,095	76,095
Common stock	13,834	3,451
Additional paid-in capital	41,658,861	54,444,955
Accumulated deficit	(43,898,411)	(43,898,411)
Total stockholders' equity	$(1,849,621)	10,626,090

(1)

The pro forma as adjusted information is illustrative only, and our capitalization following the completion of this Offering will be adjusted based on the actual public offering price and other terms of this Offering determined at pricing. Each $0.50 increase (decrease) in the assumed public offering price of $6.00 per Unit would increase (decrease) cash and cash equivalents and total stockholders’ (deficit) equity by approximately $920,000, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 500,000 Units offered by us would increase (decrease) each of cash and cash equivalents and total stockholders’ (deficit) equity by $2,760,000, assuming the assumed public offering price of $6.00 per Unit remains the same, and after deducting the estimated underwriting discounts and commissions.

The table and discussion above are based on 13,834,075 shares of common stock outstanding as of June 30, 2020, 3,451,336 shares as adjusted, and actual numbers do not give retroactive effect to the potential reverse stock split or include, as of that date:

●

4,117,440 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.50 per share (201,752 shares at a weighted average exercise price of $7.50 per share, as adjusted); or

●

2,000,000 shares of our common stock issuable upon exercise of warrants to be issued in this offering, and 77,792 shares of our common stock assumed to be subject to pre-funded warrants issued as part of the Conversion Units.

DILUTION

 If you invest in our Units in this Offering, your interest will be diluted to the extent of the difference between the assumed public offering price per share of common stock that is part of the Unit and the pro forma as adjusted net tangible book value per share of common stock immediately after this Offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock. Our net tangible book value (deficit) as June 30, 2020 was $(1,849,621), or $(2.01) per share, based on 922,272 shares of our common stock outstanding at that date (giving effect to the proposed reverse stock split at an assumed 1-for-15 ratio).

After giving effect to (i) the proposed reverse stock split at an assumed 1-for-15 ratio, (ii) the conversion of Series J Convertible Preferred Stock and cashless exercise of warrants into common stock during July 2020, (iii) the automatic conversion of a portion of the Convertible Debentures for Conversion Units, assuming 172,208 Conversion Units including common stock and 77,792 Conversion Units including pre-funded warrants are issued, (iv) payment of deferred compensation owed as of June 30, 2020 to certain current and former members of the Board and executive officers through the issuance and sale by us of approximately $1,500,000 of units substantially similar to the Units offered hereby, with the balance (at that date) of approximately $472,000 paid in cash, (v) no sales of Units with pre-funded warrants, and  (vi) the issuance and sale by us of $12,000,000 of Units in this offering at the assumed public offering price of $6.00 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2020 would have been approximately $10,605,145, or $3.07 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $5.08 per share to our existing holders of common stock and an immediate dilution of $2.93 per share to investors purchasing Units in this Offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share (attributing no value to the warrants)	$6.00
Net tangible book value per share as of June 30, 2020	$(2.01)
Increase in net tangible book value per share attributable to new investors	$5.08
Pro forma net tangible book value per share after this Offering	$3.07
Dilution per share to new investors	$(2.93)

Each $0.50 increase (decrease) in the assumed public offering price of $6.00 per Unit would increase (decrease) the pro forma net tangible book value per share by $0.27, and the dilution per share to new investors in this Offering by $0.23, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase of 500,000 in the number of Units sold in this Offering would increase (decrease) our pro forma net tangible book value per share by approximately $0.31 and the dilution per share to new investors in this Offering by $0.31, assuming that the assumed public offering price per Unit remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their overallotment option in full for Units consisting of common stock and warrants, the pro forma net tangible book value will increase to $3.27 per share, representing an immediate increase to existing stockholders of $5.27 per share and an immediate dilution of $2.73 per share to new investors.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering. We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 13,834,075 shares of common stock outstanding as of June 30, 2020, 3,451,336 shares as adjusted, and actual numbers do not give retroactive effect to the potential reverse stock split or include, as of that date:

●	4,117,440 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.50 per share (201,752 shares at a weighted average exercise price of $7.50 per share, as adjusted); or
●	2,000,000 shares of our common stock issuable upon exercise of warrants to be issued in this offering, and 77,792 shares of our common stock assumed to be subject to pre-funded warrants issued as part of the Conversion Units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that are based on current expectations and involve various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We encourage you to review the information the “Special Note Regarding Forward Looking Statements” and “Risk Factors” sections in this prospectus.

Overview

GeoVax is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara (MVA) Virus Like Particle (VLP) vaccine platform (GV-MVA-VLP™). In this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into VLP immunogens in the person being vaccinated. The GeoVax MVA-VLP derived vaccines elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

Our current development programs are focused on preventive vaccines against novel coronavirus (COVID-19), Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa), and malaria, as well as therapeutic vaccines for solid tumor cancers. We believe our technology and vaccine development expertise are well-suited for a variety of human infectious diseases and we intend to pursue further expansion of our product pipeline.

Our corporate strategy is to improve the health of patients worldwide by advancing our vaccine platform, using its unique capabilities to design and develop an array of products addressing unmet medical needs in the areas of infectious diseases and oncology. We intend to advance products through to human clinical testing, and to seek partnership or licensing arrangements for commercialization. We also leverage third party resources through government, academic and corporate research collaborations and partnerships for preclinical and clinical testing.

We have not generated any revenues from the sale of any such products, and we do not expect to generate any such revenues for at least the next several years. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts the estimates as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2019, which are included in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which created a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective transition method. Under this method, our prior results will remain as reported and starting in 2018 are recognized under the new method. The adoption of ASU 2014-09 had no material impact on the measurement, timing, or recognition of our grant and collaboration revenues, nor on the related research and development expenses.

Grant revenue – We receive payments from government entities under non-refundable grants in support of our vaccine development programs. We record revenue associated with these grants when the reimbursable costs are incurred and we have complied with all conditions necessary to receive the grant funds.

Research collaborations – We are pursuing a strategy of co-developing or licensing our technology for specific vaccine development approaches and/or disease indications. We have entered into multiple collaborative research and development agreements and have received third-party funding for preclinical research under certain of these arrangements. Each agreement is evaluated in accordance with the process defined by ASU 2014-09 and revenue is recognized accordingly.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award.

In May 2017, the FASB issued Accounting Standards Update 2017-09, Scope of Modification Accounting (“ASU 2017-09”), which amends Accounting Standards Codification Topic 718, Compensation – Stock Compensation. ASU 2017-09 is an attempt to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718 Compensation – Stock Compensation, to a change to the terms or conditions of a share-based payment award. We adopted ASU 2017-09 effective January 1, 2018; adoption had no material impact on our financial statements.

In June 2018, the FASB issued Accounting Standards Update 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07), that expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that fiscal year. We adopted ASU 2018-07 effective January 1, 2019; adoption had no material impact on our financial statements.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements is contained in Note 2 to our 2019 consolidated financial statements on page F-8 of this prospectus and in Note 3 to our interim condensed consolidated financial statements on page F-24 of this prospectus.

Liquidity and Capital Resources

Our principal uses of cash are to finance our research and development activities. Since inception, we have funded these activities primarily from government grants and clinical trial assistance, and from sales of our equity and debt securities. At June 30, 2020, we had cash and cash equivalents of $710,682 and total assets of $957,943, as compared to $283,341 and $468,880, respectively, at December 31, 2019. At June 30, 2020, we had a working capital deficit of $1,847,550, compared to $1,568,929 at December 31, 2019. Our current liabilities at June 30, 2020 include $1,972,073 of accrued management salaries and director fees, payment of which is still being deferred as discussed further below.

Net cash used in operating activities was $925,493 and $773,809 for the six-month periods ended June 30, 2020 and 2019, respectively. Generally, the variances between periods are due to fluctuations in our net losses, offset by non-cash charges such as depreciation and stock-based compensation expense, and by net changes in our assets and liabilities. Our net losses generally fluctuate based on expenditures for our research activities, partially offset by government grant revenues. As of June 30, 2020, there is $650,051 in approved grant funds available for use through September 2021 and approximately $184,100 of upcoming billable fees pursuant to collaborative arrangements. Of these amounts, we expect that approximately $400,800 will be used by us to reimburse third parties who will provide services covered by our grants. See “Results of Operations – Grant and Collaboration Revenues” below for additional details concerning our government grants.

Members of our executive management team are deferring receipt of portions of their salaries and members of our Board of Directors are deferring receipt of all of their fees in order to help conserve the Company’s cash resources. As of June 30, 2020, the accumulated deferrals totaled $1,972,073. We expect the ongoing deferrals of approximately $26,600 per month for the management salaries to continue until such time as a significant financing event (as determined by the Board of Directors) is consummated. As of the date hereof, we have a plan for addressing these amounts due by the issuance of approximately $1,500,000 of units substantially similar to the Units being offered hereby, and the payment of approximately $525,000 in cash, as described at “Executive Compensation- Payment of Deferred Compensation,” but no agreements have yet been entered into.

NIAID has funded the costs of conducting all of our human clinical trials (Phase 1 and Phase 2a) to date for our preventive HIV vaccines, with GeoVax incurring certain costs associated with manufacturing the clinical vaccine supplies and other study support. We expect that NIAID will also fund the cost of the planned Phase 1 trial (HVTN 132) to further evaluate the safety and immunogenicity of adding “protein boost” components to our vaccine, GOVX-B11. We expect HVTN 132 to commence patient enrollment in early 2021. Additionally, we are party to a collaboration with American Gene Technologies International, Inc. (AGT) whereby AGT intends to conduct a Phase 1 human clinical trial with our combined technologies, with the ultimate goal of developing a functional cure for HIV infection. We expect that AGT will begin the Phase 1 trial during 2020, with the addition of our vaccine into the trial in early 2021. A similar effort is underway with a consortium led by researchers at the University of California, San Francisco (UCSF), using our vaccine as part of a combinational therapy to induce remission in HIV-positive individuals; this program entered clinical trials during August 2020. Each of these programs could experience delays as a result of the ongoing COVID-19 pandemic.

Net cash used in investing activities was $-0- and $4,272 for the six-month periods ended June 30, 2020 and 2019, respectively. Our investing activities have consisted predominantly of capital expenditures.

Net cash provided by financing activities was $1,352,834 and $734,791 for the six-month periods ended June 30, 2020 and 2019, respectively. Net cash provided by financing activities during the 2020 period relates to the sale by us of shares of our Series J Preferred Stock for net proceeds of $300,000, $170,200 of PPP loan proceeds (see discussion below), $888,500 of net proceeds from our bridge financing (see discussion below), and $5,866 in principal repayments toward a five-year Senior Promissory Note (the “GRA Note”) to the Georgia Research Alliance, Inc. Net cash provided by financing activities during the 2019 period relates to the sale by us of shares of our Series G convertible preferred stock for net proceeds of $740,000 and $5,209 in principal repayments toward the GRA Note.

On April 17, 2020, we received a $170,200 bank loan backed by the United States Small Business Administration pursuant to the Paycheck Protection Program (PPP) provisions of the CARES Act. The loan bears an annual interest rate of one percent and is due April 17, 2022. No payments of principal or interest will be due until 180 days after the disbursement date. Commencing November 17, 2020, monthly payments of $9,578.16 will be due. Amounts due may be prepaid without penalty. We intend to apply to the lender to have the principal amount reduced, or fully forgiven, upon providing qualifying information regarding eligible expenses.

On June 26, 2020, we entered into a securities purchase agreement with two investors (the “investors”) which we refer to as the bridge financing. Pursuant to the securities purchase agreement, we issued the investors convertible senior secured debentures (the “Convertible Debentures”) in the aggregate principal amount of $1,200,000 (including a 12.5% original issue discount) and Warrants to purchase an aggregate of 160,000 shares of the Company’s common stock (the “June 2020 Warrants”). The Convertible Debentures accrue interest at a rate of 5% per annum and are initially convertible into shares of our common stock at a conversion price of $7.50 per share, subject to adjustment. The Convertible Debentures mature one year from the date of issuance, are secured by substantially all of our assets, and contain customary events of default. The Convertible Debentures are mandatorily convertible into common stock upon our consummation of a public offering with gross proceeds of $6 million or more at the lower of the conversion price or 80% of the offering price.

As of June 30, 2020, we had an accumulated deficit of $43.9 million. We expect for the foreseeable future we will continue to operate at a loss. The amount of the accumulated deficit will continue to increase, as it will be expensive to continue our research and development efforts. We will continue to require substantial funds to continue our activities and cannot predict the outcome of our efforts. We have received a “going concern” opinion from our independent registered public accountants reflecting substantial doubt about our ability to continue as a going concern. We believe that our existing cash resources, including funds received in the bridge financing, combined with funding from existing government grants and collaborative arrangements, will be sufficient to fund our planned operations into the fourth quarter of 2020. We will require additional funds to continue our planned operations beyond that date. We believe the net proceeds from this offering will be sufficient to fund our planned operations through early 2022. We are currently seeking sources of capital through additional government grant programs and clinical trial support. Any needed additional funding may not be available on favorable terms or at all and if we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs as well as reduce our general and administrative expenses.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations.

Results of Operations- Three-Month and Six-Month Periods ended June 30, 2020 and 2019

Net Loss

We recorded a net loss of $455,204 for the three-month period ended June 30, 2020, as compared to $654,148 for the three-month period ended June 30, 2019. For the six-month period ended June 30, 2020, we recorded a net loss of $1,050,898, as compared to $1,355,602 for the six-month period ended June 30, 2019. Our net losses will typically fluctuate due to the timing of activities and related costs associated with our vaccine research and development activities and our general and administrative costs, as described in more detail below.

Grant and Collaboration Revenues

During the three-month and six-month periods ended June 30, 2020, we recorded grant and collaboration revenues of $440,602 and $1,156,579, respectively, as compared to $209,941 and $574,173, respectively, during the comparable periods of 2019.

Grant Revenues – Our grant revenues relate to grants and contracts from agencies of the U.S. government in support of our vaccine development activities. We record revenues associated with these grants as the related costs and expenses are incurred. The difference in our grant revenues from period to period is dependent upon our expenditures for activities supported by the grants and fluctuates based on the timing of the expenditures. Additional detail concerning our grant revenues and the remaining funds available for use as of June 30, 2020 is presented in the table below.

	Grant Revenues Recorded During the Periods:				Unused Funds
	Three Months Ended June 30,		Six Months Ended June 30,		Available at
	2020	2019	2020	2019	June 30, 2020
Lassa Fever – U.S. Army Grant	$301,493	$151,819	$955,514	$294,504	$650,051
Lassa Fever – NIH SBIR Grant	-	18,625	-	82,292	-
Zika – NIH SBIR Grant	-	14,494	-	162,461	-
Total	$301,493	$184,938	$955,514	$539,257	$650,051

Collaboration Revenues – In addition to the grant revenues above, during the three-month and six-month periods ended June 30, 2020 we recorded revenues associated with several research collaborations with third parties of $139,109 and $201,065, respectively, as compared to $25,003 and $34,916, respectively, during the comparable periods of 2019. These amounts primarily represent amounts paid to us by the other parties for materials and other costs associated with joint studies. As of June 30, 2020, there is approximately $184,100 of upcoming billable fees pursuant to collaborative arrangements.

Research and Development Expenses

Our research and development expenses were $461,421 and $1,270,357 for the three-month and six-month periods ended June 30, 2020 as compared to $451,227 and $1,006,945 for the comparable periods of 2019. Research and development expense for the three-month and six-month periods of 2020 included no stock-based compensation expense, as compared to $11,322 and $22,641, respectively, for the comparable periods of 2019 (see discussion under “Stock-Based Compensation Expense” below).

Our research and development expenses can fluctuate considerably on a period-to-period basis, depending on the timing of expenditures related to our government grants and other research projects, and other factors. Research and development expenses increased by $263,412, or 26%, from the six-month period of 2019 to 2020 primarily due to the timing and amount of expenditures related to our government grants. Our research and development costs do not include costs incurred by the HIV Vaccine Trials Network (HVTN) in conducting clinical trials of our preventive HIV vaccines; those costs are funded directly to the HVTN by NIAID.

We do not disclose our research and development expenses by project, since our employees’ time is spread across multiple programs and our laboratory facility is used for multiple vaccine candidates. We track the direct cost of research and development expenses related to government grant revenue by the percentage of assigned employees’ time spent on each grant and other direct costs associated with each grant. Indirect costs associated with grants are not tracked separately but are applied based on a contracted overhead rate negotiated with the NIH. Therefore, the recorded revenues associated with government grants approximate the costs incurred.

We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with vaccine development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from pre-clinical studies and clinical trials, we may elect to discontinue or delay vaccine development programs to focus our resources on more promising vaccine candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the number of patients that ultimately participate in the clinical trial; the duration of patient follow-up that seems appropriate in view of the results; the number of clinical sites included in the clinical trials; and the length of time required to enroll suitable patient subjects.

General and Administrative Expenses

Our general and administrative expenses were $427,292 and $929,637 for the three-month and six-month periods ended June 30, 2020, as compared to $412,650 and $922,714 during the comparable periods of 2019. General and administrative costs include officers’ salaries, legal and accounting costs, patent costs, and other general corporate expenses. General and administrative expense for the three-month and six-month periods of 2020 included stock-based compensation expense of $12,000 and $18,000, respectively; as compared to $93,851 and $235,755, respectively, for the comparable periods of 2019 (see discussion under “Stock-Based Compensation Expense” below). Excluding stock-based compensation expense, general and administrative expenses were $415,292 and $911,637 during the three-month and six-month periods ended June 30, 2020, respectively, as compared to $318,799 and $686,959, respectively during the comparable periods of 2019, representing an increase of $224,678, or 33%, from the six-month period of 2019 to the comparable period of 2020. The overall increase in general and administrative expense from 2019 to 2020 is primarily attributable to higher legal and patent costs. We expect that our general and administrative costs may increase in the future in support of expanded research and development activities and other general corporate activities.

Stock-Based Compensation Expense

The table below shows the components of stock-based compensation expense for the three-month and six-month periods ended June 30, 2020 and 2019. In general, stock-based compensation expense is allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Stock option expense	$-	$26,664	$-	$53,316
Stock issued for services	12,000	78,509	18,000	205,080
Total stock-based compensation expense	$12,000	$105,173	$18,000	$258,396

As a result of the reverse stock splits enacted in April 2019 and in January 2020, we made adjustments and retroactive restatements to all of our outstanding stock options such that the balances in January 2020 were negligible. We therefore recorded no stock-based compensation expense related to our stock option plan for the three-month or six-month periods ended June 30, 2020. If we make grants under our 2020 Stock Incentive Plan, we will incur related compensation expenses.

During the three-month and six-month periods ended June 30, 2020 we recorded stock-based compensation expense of $12,000 and $18,000, respectively, associated with common stock issued for a consulting agreement, as compared to $78,509 and $205,080, respectively, during the same periods of 2019, associated with common stock issued for consulting and financial advisory services.

Other Income (Expense)

Interest income for the three-month and six-month periods ended June 30, 2020 was $60 and $812, respectively, as compared to $881 and $2,105, respectively, for comparable periods of 2019. The variances between periods are primarily attributable to cash available for investment and interest rate fluctuations. Interest expense for the three-month and six-month periods ended June 30, 2020 was $7,153 and $8,295, respectively, as compared to $1,093 and $2,221, respectively, for comparable periods of 2019. Interest expense relates to the Convertible Debentures, GRA Note, PPP Loan, and financing costs associated with insurance premiums.

Results of Operations- Years ended December 31, 2019 and 2018

We recorded net losses of $2,370,629 and $2,560,094 for the years ended December 31, 2019 and 2018, respectively. Our operating results typically fluctuate due to the timing of activities and related costs associated with our research and development activities and our general and administrative costs, as described below.

Grant and Collaboration Revenues

We recorded grant and collaboration revenues of $1,175,896 and $963,203 for the years ended December 31, 2019 and 2018, respectively.

Grant Revenues – Our grant revenues relate to grants and contracts from agencies of the U.S. government in support of our vaccine development activities, and such revenues were 84% and 97% of our total revenues for 2019 and 2018, respectively. We record revenue associated with these grants as the related costs and expenses are incurred. The variance in our grant revenues from period to period relates to the timing and amount of our expenditures for activities supported by the grants. Additional detail concerning our grant revenues and the remaining funds available for use as of December 31, 2019 is presented in the table below.

	Grant Revenue Recorded During Year Ended December 31,		Unused Funds Available at December 31,
Grant/Contract No.	2019	2018	2019
Lassa Fever – U.S. Army Grant	$674,179	$162,563	$1,605,505
Lassa Fever – SBIR Grant	147,042	152,778	-
Zika – NIH SBIR Grant	162,461	363,184	-
HIV – NIH SBIR Grant	-	256,050	-
Total	$983,682	$934,575	$1,605,505

We continue to seek grant support from various government and quasi-government agencies to support our product development efforts. Most recently, we have applications under review by three separate agencies related to our COVID-19 vaccine development program. There can be no assurance, however, that our applications will be approved.

Collaboration Revenues – In addition to the grant revenues above, during the years ended December 31, 2019 and 2018, we recorded revenues of $192,214 and $28,628 associated with several research collaborations with third parties. These were 16% and 3% of our revenues for 2019 and 2018, respectively.

We are continually evaluating new relationships and collaborations with non-governmental third parties in support of, or supplemental to, our product development efforts. Historically, some of these arrangements have resulted in cash support of our efforts, as recognized in our financial statements, while other relationships are based on each party performing evaluations at their own cost for potential synergies. There can be no assurance, however, that any of these ongoing or future efforts in this regard will be successful.

Research and Development Expenses

Our research and development expenses were $1,910,715 and $1,878,652 for the years ended December 31, 2019 and 2018, respectively. Research and development expense for these periods includes stock-based compensation expense of $43,801 and $41,998 for 2019 and 2018, respectively (see discussion under “Stock-Based Compensation Expense” below).

Our research and development expenses can fluctuate considerably on a period-to-period basis, depending on the timing of expenditures related to our government grants and other research projects, and other factors. Research and development expenses increased by $32,063, or 1.7% from 2018 to 2019. The fluctuation is primarily due to the timing of expenditures related to our government grants. Our research and development costs do not include costs incurred by the HVTN in conducting clinical trials of our preventive HIV vaccines; those costs are funded directly to the HVTN by NIAID.

We do not disclose our research and development expenses by project, since our employees’ time is spread across multiple programs and our laboratory facility is used for multiple vaccine candidates. We track the direct cost of research and development expenses related to government grant revenue by the percentage of assigned employees’ time spent on each grant and other direct costs associated with each grant. Indirect costs associated with grants are not tracked separately but are applied based on a contracted overhead rate negotiated with the NIH. Therefore, the recorded revenues associated with government grants approximates the costs incurred.

We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with vaccine development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from pre-clinical studies and clinical trials, we may elect to discontinue or delay vaccine development programs to focus our resources on more promising vaccine candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the number of patients that ultimately participate in the clinical trial; the duration of patient follow-up that seems appropriate in view of the results; the number of clinical sites included in the clinical trials; and the length of time required to enroll suitable patient subjects.

General and Administrative Expenses

Our general and administrative expenses were $1,637,674 and $1,647,268 for the years ended December 31, 2019 and 2018, respectively. General and administrative costs include officers’ salaries, legal and accounting costs, patent costs, and other general corporate expenses. General and administrative expense includes stock-based compensation expense of $283,699 and $427,725 for 2019 and 2018, respectively (see discussion under “Stock-Based Compensation Expense” below). Excluding stock-based compensation expense, general and administrative expenses were $1,353,975 and $1,219,541 for 2019 and 2018, respectively, representing an increase of $134,434, or 11%. The increase from 2018 to 2019 is primarily related to costs associated with the conduct of two special meetings of stockholders and the reverse stock split of our common stock. We expect that our general and administrative costs may increase in the future in support of expanded research and development activities and other general corporate activities.

Stock-Based Compensation Expense

For the two years ended December 31, 2019, the components of stock-based compensation expense were as follows:

	2019	2018
Stock option expense	$104,420	$155,304
Stock issued for non-employee services	223,080	314,419
Total stock-based compensation expense	$327,500	$469,723

In general, stock-based compensation expense is allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted. For the two years ended December 31, 2019, stock-based compensation expense was allocated as follows:

	2019	2018
General and administrative expense	$283,699	$427,725
Research and development expense	43,801	41,998
Total stock-based compensation expense	$327,500	$469,723

Other Income (Expense)

Interest income was $6,359 and $5,213 for the years ended December 31, 2019 and 2018, respectively. The variances between years are primarily attributable to the cash available for investment and to interest rate fluctuations.

Interest expense was $4,495 and $2,290 for the years ended December 31, 2019 and 2018, respectively, and relates to the note payable issued to the GRA in February 2018 and financing costs associated with insurance premiums.

Impact of Inflation

For the three-month period ended March 31, 2020 and the two-year period ended December 31, 2019, we do not believe that inflation and changing prices had a material impact on our operations or on our financial results.

 Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk is limited primarily to interest income sensitivity, which is affected by changes in the general level of United States interest rates, particularly because a significant portion of our investments are in institutional money market funds. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income received without significantly increasing risk. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any derivative financial instruments or foreign currency instruments.

 Going Concern Qualification

The Company’s Independent Registered Public Accounting Firm has included a “Going Concern Qualification” in their report for the years ended December 31, 2019 and 2018. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Management’s assessment of the going concern risk and the “Going Concern Qualification” might make it substantially more difficult to raise capital.

BUSINESS

Overview

GeoVax is a clinical-stage biotechnology company developing immunotherapies and vaccines against cancers and infectious diseases using a novel vector vaccine platform (Modified Vaccinia Ankara-Virus Like Particle or “GV-MVA-VLP™”). In January 2020, we announced the start of our program to develop a vaccine for prevention of novel coronavirus (COVID-19) infection. That effort has resulted in four COVID-19 vaccine candidates. Three COVID-19 vaccine candidates have been designed and constructed and one lead candidate has entered animal challenge. Our other current development programs are focused on preventive and therapeutic vaccines against Human Immunodeficiency Virus (HIV); preventive vaccines against hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa fever), Zika virus and malaria; and immunotherapies for solid tumor cancers.

For our infectious disease vaccines, our recombinant MVA vector expresses target proteins on highly immunogenic VLPs in the person being vaccinated, with the intended result of producing durable immune responses with the safety characteristics of the replication deficient MVA vector and cost-effective manufacturing.

In cancer immunotherapy, we believe that stimulating the immune system to treat or prevent cancers is a compelling concept and that the opportunity for immune-activating technologies is promising, especially in light of advancements such as checkpoint inhibitors leading the way in oncology. Despite drug approvals in limited indications and promising results in clinical trials, there remains a significant need and opportunity for further advancements. We believe our GV-MVA-VLP™ platform is well-suited for delivery of tumor-associated antigens and we plan to pursue development of our platform in this space through our subsidiary, Immutak Oncology, Inc.

Our most advanced vaccine program is focused on prevention of the clade B subtype of HIV prevalent in the regions of the Americas, Western Europe, Japan and Australia; our HIV vaccine candidate, GOVX-B11, will be included in an upcoming clinical trial (HVTN 132) managed by the HIV Vaccine Clinical Trials Network (HVTN) with support from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), which is targeted to begin in early 2021. Additionally, during August 2020 a consortium led by researchers at the University of California, San Francisco (UCSF) began a clinical trial using our vaccine as part of a combinational therapy to induce remission in HIV-positive individuals. Through the efforts of our collaborator, American Gene Technologies International, Inc. (AGT), we expect that our HIV vaccine will also enter clinical trials during early 2021 in combination with AGT’s gene therapy technology to seek a functional cure for HIV.

Our other vaccine and immunotherapy programs are at various other stages of development as described below.

Our corporate strategy is to advance, protect and exploit our differentiated vaccine/immunotherapy platform leading to the successful development of preventive and therapeutic vaccines against infectious diseases and various cancers. With our design and development capabilities, we are progressing and validating an array of cancer and infectious disease immunotherapy and vaccine product candidates. Our goal is to advance products through to human clinical testing, and to seek partnership or licensing arrangements for achieving regulatory approval and commercialization. We also leverage third party resources through collaborations and partnerships for preclinical and clinical testing with multiple government, academic and corporate entities.

Our current and recent collaborators and partners include the NIAID/NIH, the HIV Vaccines Trial Network (HVTN), Centers for Disease Control and Prevention (CDC), U.S. Department of Defense (DoD), U.S. Army Research Institute of Infectious Disease (USAMRIID), U.S. Naval Research Laboratory (USNRL), Emory University, University of Pittsburgh, Georgia State University Research Foundation (GSURF), University of Texas Medical Branch (UTMB), the Institute of Human Virology (IHV) at the University of Maryland, the Scripps Research Institute (Scripps), Burnet Institute in Australia, the Geneva Foundation, American Gene Technologies International, Inc. (AGT), ViaMune, Inc., Virometix AG, Enesi Pharma, Leidos, Inc., and UCSF.

Our Differentiated Vaccine and Immunotherapy Platform

Vaccines typically contain agents (antigens) that resemble disease-causing microorganisms. Traditional vaccines are often made from weakened or killed forms of the virus or from its surface proteins. Many newer vaccines use recombinant DNA (deoxyribonucleic acid) technology to generate vaccine antigens in bacteria or cultured cells from specific portions of the DNA sequence of the target pathogen. The generated antigens are then purified and formulated for use in a vaccine. We believe the most successful of these purified antigens have been non-infectious virus-like particles (VLPs) as exemplified by vaccines for hepatitis B (Merck's Recombivax® and GSK's Engerix®) and Papilloma viruses (GSK's Cervarix®, and Merck's Gardasil®). Our approach uses recombinant DNA and/or recombinant MVA to produce VLPs in the person being vaccinated (in vivo) reducing complexity and costs of manufacturing. In human clinical trials of our HIV vaccines, we believe we have demonstrated that our VLPs, expressed from within the cells of the person being vaccinated, can be safe, yet elicit both strong and durable humoral and cellular immune response.

VLPs can cause the body's immune system to recognize and kill targeted viruses to prevent an infection. VLPs can also train the immune system to recognize and kill virus-infected cells to control infection and reduce the length and severity of disease. One of the biggest challenges with VLP-based vaccines is to design the vaccines in such a way that the VLPs will be recognized by the immune system in the same way as the authentic virus would be. We design our vaccines such that, when VLPs for enveloped viruses like HIV, Ebola, Marburg or Lassa fever are produced in vivo (in the cells of the recipient), they include not only the protein antigens, but also an envelope consisting of membranes from the vaccinated individual's cells. In this way, they are highly similar to the virus generated in a person's body during a natural infection. VLPs produced in vitro (in a pharmaceutical plant), by contrast, have no envelope; or, envelopes from the cultured cells (typically hamster or insect cells) used to produce them. We believe our technology therefore provides distinct advantages by producing VLPs that more closely resemble the authentic viruses. We believe this feature of our immunogens allows the body's immune system to more readily recognize the virus. By producing VLPs in vivo, we believe we also avoid potential purification issues associated with in vitro production of VLPs.

Examples of VLPs

Ebola Virus VLPs	HIV VLPs

Figure 1. Electron micrographs showing examples of VLPs produced by GeoVax vaccines in human cells. Note that the Ebola virus VLPs on the left self-assemble into the rod-like shape of the actual Ebola virus, while the HIV VLPs shown on the right take on the spherical shape of the actual HIV virus. While below the resolution of these micrographs, both types of VLPs display what we believe to be the native form of their respective viral envelope glycoproteins which we believe is key to generating an effective immune humoral response.

For many viral infectious diseases, natural VLPs are produced by co-assembly of, generally a matrix protein and an envelope protein. These natural VLPs resemble infectious virions but may not contain the virus’ full genetic material and are therefore considered “virus byproducts”. To develop a vaccine for an infectious disease such as Ebola, Zika, HIV, etc., we use viral proteins that naturally form VLPs. For other diseases such as cancer and malaria where there are no natural VLP counterparts, we use an array of other matrix proteins as scaffolds to deliver such antigens as VLPs. Similar approaches have been used for VLPs produced in vitro including the current malaria vaccine (RTS, S) that uses a matrix S protein from the Hepatitis B virus to deliver the malaria liver-stage protective antigen, CSP. We have successfully used viral matrix proteins as scaffolds for our oncology vaccine (MUC1) and malaria (modified CSP) vaccine candidates.

We selected MVA for use as the live viral component of our vaccines because of its well-established safety record and because of the ability of this vector to carry sufficient viral sequences to produce VLPs. MVA was originally developed as a safer smallpox vaccine for use in immune-compromised individuals. It was developed by attenuating the standard smallpox vaccine by passaging it (over 500 passages) in chicken embryos or chicken embryo fibroblasts, resulting in a virus with limited ability to replicate in human cells (thus safe) but with high replication capability in avian cells (thus cost effective for manufacturing). The deletions also resulted in the loss of immune evasion genes which assist the spread of wild type smallpox infections, even in the presence of human immune responses.

Our GV-MVA-VLP™ vaccine platform affords other advantages:

●

Safety: Our HIV vaccines have demonstrated outstanding safety in multiple human clinical trials. Safety for MVA, generally, has been shown in more than 120,000 subjects in Europe, including immunocompromised individuals during the initial development of MVA and more recently with the development of MVA as a safer vaccine against smallpox.

●

Durability: Our technology raises highly durable (long-lasting) vaccine responses, the most durable in the field of vectored HIV vaccines. We hypothesize that elicitation of durable vaccine responses is conferred on responding B cells by the vaccinia parent of MVA, which raises highly durable responses for smallpox.

●

Limited pre-existing immunity to vector: Following the eradication of smallpox in 1980, smallpox vaccinations subsequently ended, leaving all but those born before 1980 and selected populations (such as vaccinated laboratory workers and first responders) unvaccinated and without pre-existing immunity to MVA-derived vaccines. A potential interference of pre-existing immunity to a vector may be more problematic with those vectors related to parent viruses used in routine vaccinations (e.g. measles) or constitute common viruses that infect people of all ages (e.g. cytomegalovirus).

●

Repeated use of the platform for different vaccines used in sequence. In mouse experiments, we have shown that two of our vaccines (e.g. GV-MVA-VLP-Zika followed by GV-MVA-VLP-Ebola) can be given at <4 week intervals without any negative impact on their immunogenicity (lack of vector immunity).

●	No need for adjuvants: MVA generally stimulates strong innate immune responses and does not require the use of adjuvants.

●	Thermal stability: MVA is stable in both liquid and lyophilized formats (> 6 years of storage).

●

Genetic stability and manufacturability: If appropriately engineered, MVA is genetically stable and can reliably be manufactured in either the established Chick Embryo Fibroblast cell substrate, or novel continuous cell lines that support scalability as well as greater process consistency and efficiency.

Our Product Development Pipeline

Our primary focus is to advance, independently and in partnerships, the products developed from our GV-MVA-VLP™ platform. We are currently developing a number of vaccines and immunotherapies for prevention or treatment of infectious diseases and cancer. The table below summarizes the status of our product development programs, which are discussed in greater detail in the following pages.

Product Area / Indication	Stage of Development	Collaborators / Sponsors
Cancer
HPV-related cancers	Preclinical	Emory, Virometix
MUC1-expressing tumors	Preclinical completed	Univ. of Pittsburgh, ViaMune
Cyclin B1-expressing tumors	Preclinical
Checkpoint inhibitors	Preclinical	Leidos
Infectious Diseases
HIV (preventive)	Phase 2a completed	NIH, HVTN, Emory
HIV (immunotherapy)	Phase 1	AGT, UCSF
Zika	Preclinical completed	NIH, CDC
Malaria	Preclinical	Leidos, Burnet Institute
Ebola, Marburg, Sudan	Preclinical completed	NIH, USAMRIID, UTMB
Lassa Fever	Preclinical	NIH, DoD, Scripps, IHV, UTMB, USNRL, Geneva Foundation
Coronavirus (COVID-19)	Preclinical	UTMB

We are seeking to develop a broad product pipeline based on our GV-MVA-VLP™ platform and have been very pleased with the results, particularly considering the challenges we have faced in obtaining sufficient capital, and the related relatively small number of scientifically skilled employees we employ. These constraints have made it necessary to set priorities as to our primary focuses, and those will change as opportunities, resources, and other circumstances dictate. During 2019, for example, in addition to working with our collaborators/sponsors, we chose to focus a portion of our management time and budget in the area of immuno-oncology. More recently, the emergence of novel coronavirus (COVID-19) led us to decide to devote our management time and resources, and our platform, to address this epidemic. At times, some of our development programs are paused as we shift our focus due to our limited resources.

Our Cancer Immunotherapy Programs

Cancer is the second most common cause of death in the US, exceeded only by heart disease. Its global burden is expected to rise to 22 million new cases per year by 2030. Currently, there is only one FDA approved cell immunotherapy for cancer, and that is PROVENGE® (sipuleucel-T). PROVENGE® is a cell immunotherapy for prostate cancer patients, which prolongs survival times by about 4 months. However, the field of immuno-oncology has received new momentum with the discovery and initial launch of a form of immune checkpoint inhibitors (ICIs) a type of monoclonal antibodies (Mabs). Tumors hijack the body’s natural immune checkpoints by over expressing immune checkpoint ligands (proteins that bind to and activate the inhibitory activity of immune checkpoints), as a mechanism of immune resistance, especially against the T cells that are specific for tumor antigens and can kill cancer cells. ICIs block the interaction of immune checkpoints with their ligands on tumor cells, allowing otherwise poorly functional T cells to resume proliferation, cytokine production and killing of tumor cells.

Unlike conventional therapies (e.g. radiation, chemotherapy, antibody, etc.), therapeutic cancer vaccines have the potential to induce responses that not only result in the control and even clearance of tumors but also establish immunological memory that can suppress and prevent tumor recurrence. Convenience, safety, and low toxicity of cancer vaccines could make them invaluable tools to be included in future immunotherapy approaches for treating tumors. Currently, there are only a few vectored cancer vaccines being tested in combination with ICIs, all of which are in early clinical stages.

Collaborations with University of Pittsburgh and ViaMune – We have established a collaboration with Dr. Olivera Finn, a leading expert in cancer immunotherapy at the University of Pittsburgh. Dr. Finn was the first to show that many tumors express an abnormal form of cell surface-associated Mucin 1 (MUC1) protein that is recognized by the immune system as foreign. Given this, we are developing our GV-MVA-VLP™ vaccine platform to deliver abnormal forms of MUC1 with the goal of raising protective anti-tumor antibodies and T cell responses in cancer patients. Our collaboration with Dr. Finn has shown that a combination of our MVA-VLP-MUC1 vaccine candidate with a 100-mer MUC1 peptide (experiments were performed at the University of Pittsburgh) was capable of breaking tolerance to human MUC1 tumors in huMUC1 transgenic mice and protect them against challenge in a lymphoma tumor model.

We are also collaborating with ViaMune, Inc., which has developed a fully synthetic MUC1 vaccine candidate (MTI). The collaboration will assess each companies’ vaccine platform, separately, and in combination, with the goal of developing a tumor MUC1 vaccine that can produce a broad spectrum of anti-tumor antibody and T cell responses. The resulting MUC1 vaccine would be combined with ICIs as a novel vaccination strategy for cancer patients with advanced MUC1+ tumors. We have produced an MVA-VLP-MUC1 vaccine candidate, demonstrated VLP production by electron microscopy using MUC1 immunogold staining, and showed that the VLPs express a hypo-glycosylated form of MUC1 in human cell lines. Preclinical studies of the combined MTI and MVA-VLP-MUC1 vaccines conducted at the University of North Carolina at Charlotte have shown the combination of our vaccine with MTI and ICI have significantly reduced the tumor burden in a mouse model for colorectal cancer.

Collaboration with Emory Vaccine Center – In July 2018, we began collaborating with Emory University on the development of a therapeutic vaccine for human papillomavirus (HPV) infection, with a specific focus on head and neck cancer (HNC). This is an important research area as there are currently no medical treatments for chronic HPV infections, which can lead to the formation of cancerous tumors. The GeoVax/Emory collaboration will include testing GeoVax’s MVA-VLP-HPV vaccine candidates in therapeutic animal models of HPV in the laboratory of Dr. Rafi Ahmed, Director of the Emory Vaccine Center. Dr. Ahmed, a member of the National Academy of Sciences, is a world-renowned immunologist whose work during the past decade has been highly influential in shaping understanding of memory T cell differentiation and T and B cell-mediated antiviral immunity. We believe our collaboration with Emory on the HPV project is extremely valuable as it was Dr. Ahmed who first discovered in 2006 that the PD-1 pathway could also be exploited by many pathogens to repress normal T cell function during chronic viral infection. This led to development of numerous blockbuster anti-PD1 antibodies currently being used for treatment of various cancers and which hold promise as adjunctive therapy for several chronic infectious diseases. In HIV, Ebola, Zika, and Lassa Fever, our GV-MVA-VLP™ vaccine candidates have demonstrated eliciting strong antigen-specific T cell responses in the host, a response that is critical to fight against HPV infections in HNC patients. To increase the therapeutic efficacy of our HPV vaccine, we intend to apply a combination strategy which could include co-administration of anti-PD1 antibodies and/or other newly discovered immunotherapy drugs to improve a patient’s own anti-cancer immune response.

Collaboration with Virometix – In November 2018, we announced a collaboration with Virometix AG, a company developing next-generation Synthetic Virus-Like Particle (SVLP™) based vaccines, to develop a therapeutic vaccine for HPV infection. The collaboration will include preclinical animal testing of GeoVax’s MVA-vectored HPV vaccine candidates in combination with Virometix’ synthetic HPV vaccine candidate. This collaboration complements our collaboration with Emory University for HPV-related head and neck cancers in patients who express oncogene products of HPV16, E6 and E7 proteins. Similar to the strategy we are utilizing in our clinical trials for HIV and preclinical testing of our cancer vaccines (e.g. vector and protein combination), we believe the combination of our MVA-vectored HPV vaccines and Virometix’ SVLP-based HPV vaccine could bring a synergy that significantly increases the therapeutic potential over each platform used separately.

Collaboration with Leidos – In November 2018, we began collaborating with Leidos, Inc. on a research program evaluating the combination of the companies’ respective technologies in the field of cancer immunotherapy. Currently, there are major limitations on cancer immunotherapies which include high costs (limiting patient access, straining both the healthcare system and the patient’s own finances), the need for multiple injections, and significant side effects. Moreover, monotherapy with one checkpoint inhibitor drug can induce drug resistance in some patients making it necessary to combine with other drugs and treatments, which in turn may further increase toxicity. We have shown that our MVA platform can be safe in humans without any major side effects and hope that delivery of the immune checkpoint inhibitors with or without the tumor-associated antigens may overcome some of the challenges associated with the use of immune checkpoint inhibitors in cancers or other chronic infectious diseases. The GeoVax/Leidos collaboration will include the design, construction, and characterization of multiple immunotherapeutic vaccine candidates using our GV-MVA-VLP™ vaccine platform combined with certain novel peptide PD-1 checkpoint inhibitors developed by Leidos. The vaccine design, construction, and characterization will be performed at GeoVax with further analysis conducted by Leidos. We believe this effort may lead to expanded efforts in cancer immunotherapy, treatments for chronic Hepatitis B infections, or other diseases where an immunological-based therapeutic approach would be beneficial.

Formation of Immutak Oncology, Inc. – In September 2019, we incorporated Immutak Oncology, Inc. (Immutak) as a wholly-owned subsidiary of the Company. We established Immutak to focus on the advancement of the immuno-oncology programs developed by GeoVax and to seek additional, complementary technologies and clinical-stage products in the oncology space. We have initiated separate financing efforts in support of these programs through Immutak.

Our Infectious Disease Vaccine Programs

Recent Development – Coronavirus Vaccine Collaboration

In January 2020, in response to the emerging Coronavirus (COVID-19) epidemic, we initiated vaccine development for prevention and/or control of COVID-2019 infection. Using our GV-MVA-VLP™ vaccine platform and expertise, three COVID-19 vaccine candidates have been designed and constructed and one lead candidate has entered animal challenge testing. Preclinical small animal studies are currently being conducted in collaboration with researchers at the University of Texas Medical Branch at Galveston. (UTMB). GeoVax has also submitted applications to U.S funding agencies requesting support for acceleration of our COVID-19 vaccine development efforts.

About COVID-19 – Coronaviruses are common in many species of animals including mammals, avian and bats. In rare occasions these viruses can evolve to cross the animal species and infect humans and quickly spread from person to person resulting in lethal but rare respiratory infections. Recent epidemic with SARS and MERS coronaviruses resulted in 774 and 858 deaths, respectively. Since 2015 there have not been any cases of SARS and MERS reported but in January 2020, WHO identified a novel coronavirus, recently named COVID-19, in the city of Wuhan, China. On January 31, World Health Organization (WHO) declared the novel coronavirus to be a global health emergency, and on March 11, 2020 WHO declared a global pandemic. As of August 5, 2020, in nearly 19,000,000 million people worldwide have been infected and more than 700,000 people have died as a result of COVID-19 infections. The situation is fluid, with the infection and death statistics changing significantly on a regular basis.

Our HIV/AIDS Vaccine Programs

About HIV/AIDS. HIV/AIDS is considered by many in the scientific and medical community to be the most lethal infectious disease in the world. An estimated 37 million people are living with HIV worldwide, with approximately 1.8 million newly infected annually. Since the beginning of the epidemic, more than 70 million people have been infected with the HIV virus and about 35 million have died of HIV. The United States currently has an estimated 1.1 million HIV-infected individuals, with approximately 40,000 new infections per year. Gay and bisexual men bear the greatest burden by risk group, representing nearly 70% of new infections in the U.S. African-Americans also bear a disproportionate burden, representing 43% of people living with HIV, yet representing just 12% of the total population.

There are several AIDS-causing HIV virus subtypes, or clades, that are found in different regions of the world. These clades are identified as clade A, clade B and so on. The predominant clade found in Europe, North America, parts of South America, Japan and Australia is clade B, whereas the predominant clades in Africa are clades A and C. In India, the predominant clade is clade C. Genetic differences between the clades may mean that vaccines or treatments developed against HIV of one clade may only be partially effective or ineffective against HIV of other clades. Thus, there is often a geographical focus to designing and developing HIV vaccines.

At present, the standard approach to treating HIV infection is to inhibit viral replication through the use of combinations of drugs. Available drugs include reverse transcriptase inhibitors, protease inhibitors, integration inhibitors and inhibitors of cell entry. However, HIV is prone to genetic changes that can produce strains that are resistant to currently approved drugs. When HIV acquires resistance to one drug within a class, it can often become resistant to the entire class, meaning that it may be impossible to re-establish control of a genetically altered strain by substituting different drugs in the same class. Furthermore, these treatments continue to have significant limitations which include toxicity, patient non-adherence to the treatment regimens and cost. Thus, over time, viruses acquire drug-resistant mutations, and many patients develop intolerance to the medications or simply give up taking the medications due to cost, inconvenience or side effects.

There is no approved vaccine to prevent HIV infection. Prevention of HIV infection remains a worldwide unmet medical need, even in the United States and other first world countries where effective antiretroviral therapies are available. Current antiretroviral therapies (ART) do not eliminate HIV infection, requiring individuals to remain on such drugs for their entire lives. Uptake and successful long-term adherence to therapy is also limited. Only 30% of those infected with HIV in the US ultimately remain in HIV care with their viral load sufficiently suppressed to prevent spread of HIV. Furthermore, the financial burden to the U.S. taxpayer for HIV education, prevention, and treatment costs is borne through multiple federal agencies, totaling over $25 billion annually.

According to the International AIDS Vaccine Initiative (IAVI), the cost and complexity of new treatment advances for HIV/AIDS puts them out of reach for most people in the countries where treatment is most needed. In industrialized nations, where drugs are more readily available, side effects and increased rates of viral resistance have raised concerns about their long-term use. Vaccines are seen by many as the most promising way to end the HIV/AIDS pandemic. We expect that vaccines, once developed, will be used universally and administered worldwide by organizations that provide healthcare services, including hospitals, medical clinics, the military, prisons and schools.

Our Preventive HIV Vaccine Program

Clade B Preventive HIV Vaccine Program. Our most clinically advanced vaccine is GOVX-B11, designed to protect against the clade B subtype of the HIV virus prevalent in the Americas, Western Europe, Japan and Australia. GOVX-B11 consists of a recombinant DNA vaccine used to prime immune responses and a recombinant MVA vaccine (MVA62B) used to boost the primed responses. Both the DNA and MVA vaccines induce the production of non-infectious VLPs by the cells of the vaccinated person.

Phase 1 and Phase 2a human clinical trials of GOVX-B11 have been conducted by the HVTN. In these trials, totaling approximately 500 participants, GOVX-B11 was tested at various doses and regimens and was well tolerated. The HVTN is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. Support for the HVTN comes from the NIAID, part of the NIH. The HVTN’s HIV Vaccine Trial Units are located at leading research institutions in 27 cities on four continents.

In January 2017 HVTN began the next human clinical trial (HVTN 114) in the path toward pivotal efficacy trials. HVTN 114 enrolled individuals who previously participated in the HVTN 205 Phase 2a trial of the GOVX-B11 vaccine, which concluded in 2012. HVTN 114 tested the ability of late boosts (additional vaccinations) to increase the antibody responses elicited by the GeoVax vaccine regimen. These “late boosts” consist of the GeoVax MVA62B vaccine with or without a gp120 protein vaccine. The gp120 protein, AIDSVAX® B/E, is the same protein used to boost immune responses in the partially protective RV144 trial in Thailand and is being used in HVTN 114 to assess the effect of adding a protein vaccine to GOVX-B11. Participants in HVTN 114 receive either (a) another MVA62B boost, (b) a combined boost of MVA62B and AIDSVAX® B/E, or (c) AIDSVAX® B/E alone. HVTN 114 was completed during 2018 and results were presented during the HIV Research for Prevention (HIVR4P) conference in Madrid, Spain in October. The study demonstrated the most effective boost to be the combination of MVA62B live vector and AIDSVAX B/E proteins, which increased titers of antibodies to the HIV envelope glycoproteins by more than 600-fold.

Following completion of HVTN 114, the HVTN is moving forward with plans for an additional Phase 1 trial, designated HVTN 132, which will be a multi-center, randomized, double-blind trial, enrolling up to 70 healthy adults. The primary objectives of HVTN 132 will be to further assess the safety, tolerability and immunogenicity (elicited antibody responses) of a prime-boost regimen of GOVX-B11, in combination with protein boost vaccines. The protein boosts are being tested for their ability to enhance the antibody response elicited by GOVX-B11 to gp120. The protein boosts to be evaluated in the trial were developed by Duke University and by the Institute of Human Virology of the University of Maryland School of Medicine. HVTN 132 will be conducted by the HVTN with support from NIAID and is expected to commence patient enrollment in early 2021.

Clade C Preventive HIV Vaccine Program. We also are developing DNA/MVA vaccines designed for use against the clade C subtype of HIV that predominate in South Africa and India. NIAID has awarded GeoVax Small Business Innovative Research (SBIR) grants in support of this effort, but further development of these vaccines will be dependent upon additional funding support.

Our HIV Immunotherapy Program – Seeking a Cure

Finding a cure for HIV/AIDS remains an elusive goal. Current anti-retroviral therapies (ART), though highly effective at suppressing HIV viral load, are unable to eliminate latent forms of HIV that are invisible to the immune system and inaccessible to antiretroviral drugs. Long-term use of ART can lead to loss of drug effectiveness and can come with severe, debilitating side effects. The lifetime medical costs saved by preventing (or curing) a single HIV infection in the U.S. are estimated to approach $400,000. Therefore, any new treatment regimen that allows patients to reduce, modify, or discontinue their antiretroviral therapy could offer measurable quality of life benefits to the patient and tremendous value to the marketplace.

Collaboration with AGT – In March 2017, we entered into collaboration with American Gene Technologies International, Inc. (AGT) whereby AGT intends to conduct a Phase 1 human clinical trial with our combined technologies, with the ultimate goal of developing a functional cure for HIV infection. In the AGT trial, the GeoVax vaccine will be used to stimulate virus specific CD4+ T cells in vivo, which will then be harvested from the patient, genetically modified ex vivo using AGT’s technology, and reinfused to the patient. The primary objectives of the trial will be to assess the safety of the therapy, with secondary objectives to assess the immune responses as a measure of efficacy. In a previous Phase 1 clinical trial (GV-TH-01), we demonstrated that our vaccine can stimulate production of CD4+ T cells in HIV infected patients– the intended use of the GV-MVA-VLP™ HIV vaccine in the proposed AGT study. AGT recently announced that the FDA had cleared their Phase 1 trial to begin, with patient enrollment expected to begin in September 2020. We expect our vaccine to be added to the AGT trial in early 2021.

Collaboration with UCSF – In November 2019, we entered into an agreement with the University of California, San Francisco (UCSF), whereby we will participate in a collaborative effort led by researchers at UCSF to develop a combinational therapy aimed at inducing remission in HIV-positive individuals (a “functional cure”). The studies will be conducted with funding from amfAR, The Foundation for AIDS Research. The proposed clinical trial will enroll 20 HIV-infected adults who are on stable and effective anti-retroviral therapy (ART). The therapeutic regimen to be tested involves a combination of vaccines, drugs and biologics. GeoVax will provide its novel boost component (MVA62B) for use in the studies. MVA62B is the boosting component for our preventive HIV vaccine (GOVX-B11) which has successfully completed a Phase 2a clinical trial. The primary objectives of the trial will be to assess the safety and tolerability of the combinational therapy and to determine the viral load “set-point” during a treatment interruption. Secondary objectives will be to assess immune responses and changes in viral reservoir status. Patient enrollment for the clinical trial commenced in August 2020.

Our Filovirus (Ebola, Sudan, Marburg) Vaccine Program

Ebola (EBOV, formerly designated as Zaire ebolavirus), Sudan (SUDV), and Marburg viruses (MARV) are the most virulent species of the Filoviridae family. They can cause up to a 90% fatality rate in humans and are epizootic in Central and West Africa with 29 outbreaks since 1976. The 2013-16 Ebola outbreak caused 28,616 cases and 11,310 deaths (case fatality rate of 40%). In August 2018, the Ministry of Health of the Democratic Republic of the Congo declared a new outbreak of Ebola virus disease in North Kivu Province. Despite responses from the Ministry of Health, WHO, and its partners to contain this outbreak, there have been 3,431 cases, 2,253 people have died after contracting the disease and 1,178 patients have recovered (case fatality rate of 66%) as of February 13, 2020. Even after the current outbreak is contained, additional outbreaks are certain in future due to indigenous reservoirs of the virus (e.g. fruit bats), the zoonotic nature of the virus, weak health systems, high population mobility, political unrest, cultural beliefs and burial practices, and for those not at natural risk, the risk of intentional release by a bioterrorist.

We believe an ideal vaccine against major filoviruses must activate both humoral and cellular arms of the immune system. It should include the induction of antibodies to slow the initial rate of infection and a cellular immune response to help clear the infection. Moreover, it should address strain variations by providing broad coverage against potential epizootic filovirus strains, and it should be safe not only in healthy individuals (e.g. travelers or health care workers), but also in immunocompromised persons (e.g., HIV infected) and those with other underlying health concerns.

In December 2019, FDA approved the first live recombinant Ebola vaccine for prevention of Ebola disease by Zaire virus. This rVSV-ZEBOV showed safety concerns in Phase 1 trials and by virtue of being replication competent could pose threats to immunocompromised individuals, such as those infected with HIV living in West Africa where recent Ebola epidemics started. The less advanced adeno-vectored vaccine candidates require relatively cumbersome heterologous prime/boost regimens, for example with MVA, to elicit durable protective immunity. The use of Ad5 vectors also has been associated with concerns over increased susceptibility to HIV infection in areas with high HIV incidence. Even with rVSV-ZEBOV showing promise in the 2013-2015 epidemic, the world would benefit by being prepared with a safer and effective vaccine, to prevent or alleviate the effects of the current and future epidemics.

To address the unmet need for a product that can respond to future filovirus epidemics we are developing innovative vaccines utilizing our GV-MVA-VLP™ platform. We are addressing strain variations, and induction of broad humoral and cellular response through development of monovalent vaccines, which we may also investigate blending together as a single vaccine to provide broad coverage, potentially with a single dose. The MVA vector itself is considered safe, having originally been developed for use in immunocompromised individuals as a smallpox vaccine. We expect our vaccines to not only protect at-risk individuals against EBOV, SUDV and MARV, but also potentially reduce or modify the severity of other re-emerging filovirus pathogens such as Bundibugyo, Ivory Coast, and Reston viruses, based on antigenic cross reactivity and the elicitation of T cells to the more conserved matrix proteins (e.g. VP40 or Z) in addition to standard GP proteins used by us and other manufacturers. Thus, the GeoVax GV-MVA-VLP™ approach could offer a unique combination of advantages to achieve breadth and safety of a pan-filo vaccine. In addition to protecting people in Africa, it is intended to prevent the spread of disease to the US, and for preparedness against terrorist release of any of bio-threat pathogens.

Our initial preclinical studies in rodents and nonhuman primates for our EBOV vaccine candidate have shown 100% protection against a lethal dose of EBOV upon a single immunization. These studies were conducted with support from NIAID and USAMRIID. We have also designed and constructed vaccine candidates for SUDV and MARV. In a recent independent, peer-reviewed paper published by Lazaro Frias et al (J Virol. 2018 Jun 1; 92(11): e00363-18), the authors concluded that the MVA-VLP-Ebola and MVA-VLP-Sudan vaccines are the best-in class vaccine in development.

In July 2019, we reported positive results (100% protection) from preclinical challenge studies of our MARV vaccine candidate. In this study, our MARV vaccine was administered by intramuscular (IM) inoculations to guinea pigs, with a control group receiving saline injections. Eight weeks after inoculation, animals in each group were exposed to a lethal dose of MARV. Within 8 days post-challenge, all animals in the control group had developed moribund conditions and had to be euthanized. At the conclusion of the study (21 days post-challenge), all vaccinated animals survived, with no weight loss or other health issues. The study was conducted in collaboration with researchers at the University of Texas Medical Branch at Galveston. (UTMB). Similar to MARV vaccine, our Sudan vaccine provided 100% protection in guinea pig challenge studies with near sterile immunity which is unprecedented for a replication deficient MVA virus.

Further development of our filovirus vaccines will be dependent upon additional funding support.

Our Lassa Fever Vaccine Program

Lassa fever virus (LASV), a member of the Arenaviridae family, causes severe and often fatal hemorrhagic illnesses in an overlapping region with Ebola. Lassa Fever is an acute viral hemorrhagic illness caused by LASV. In contrast to the unpredictable epidemics of filoviruses, LASV is endemic in West Africa with an annual incidence of >300,000 infections, resulting in 5,000-10,000 deaths. Data from a recent independent study suggest that the number of annual Lassa Fever cases may be much higher, reaching three million infections and 67,000 deaths, putting as many as 200 million persons at risk.

Our initial preclinical studies in rodents for our LASV vaccine candidate have shown 100% single-dose protection against a lethal dose of LASV challenge composed of multiple strains delivered directly into the brain. The study was conducted at the Institute of Human Virology at the University of Maryland School of Medicine in Baltimore. Multiple repeats of the study confirmed the findings.

SBIR Grant – Subsequent to these initial findings, in April 2018 NIAID awarded us a $300,000 Small Business Innovative Research (SBIR) grant in support of further advancing our Lassa vaccine development program. The work was performed in collaboration with the Institute of Human Virology at the University of Maryland, The Scripps Research Institute, and the University of Texas Medical Branch.

Defense Department Grant – In September 2018, the U.S. Department of Defense (DoD) awarded us a $2,442,307 cooperative agreement in support of our LASV vaccine development program. The grant was awarded by the U.S. Army Medical Research Acquisition Activity pursuant to the Peer Reviewed Medical Research Program (PRMRP), part of the Congressionally Directed Medical Research Programs (CDMRP). In addition to the grant funds provided directly to GeoVax, DoD will also fund testing of the GeoVax vaccine by U.S. Army scientists at the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID), under a separate subaward. The project award is supporting generation of immunogenicity and efficacy data for our vaccine candidate in both rodent and nonhuman primate models, as well as manufacturing process development and cGMP production of vaccine seed stock in preparation for human clinical trials. The work is being performed in collaboration with USAMRIID and the Geneva Foundation.

Further development of our Lassa Fever vaccine beyond the work being funded by the U.S. DoD will be dependent upon additional funding and/or partnering support.

Our Zika Vaccine Program

Zika disease is an emerging infectious disease caused by the Zika virus (ZIKV) and has been linked to an increase in microcephaly in infants and Guillain-Barre syndrome (a neurodegenerative disease) in adults. ZIKV is a member of the Flaviviridae family, which includes medically important pathogens such as dengue fever, yellow fever, Japanese encephalitis, tick-borne encephalitis, and West Nile viruses. ZIKV, which was first discovered in 1947 in the Zika forest of Uganda, was considered only a minor public health concern for 60 years. Recently, with its appearance and rapid spread in the Americas, it has emerged as a serious threat with pandemic potential. Symptoms of Zika infection have historically been mild. In the recent epidemic, however, an alarming association between ZIKV infection and fetal brain abnormalities including microcephaly has been observed. No approved preventive or therapeutic products are currently available to fight the Zika epidemic. Public health officials recommend avoiding exposure to ZIKV, delaying pregnancy, and following basic supportive care (fluids, rest, and acetaminophen) after infection. A vaccine is needed to prevent a Zika pandemic.

To address the unmet need for a ZIKV vaccine, we are developing novel vaccine candidates constructed in our MVA live vector platform, which has already shown promise in our HIV, Ebola and Lassa vaccines. We believe that, unlike other vaccines in development, the GeoVax vaccine combines a highly potent, yet safe, replication deficient viral vector (MVA) to deliver novel antigens of ZIKV to develop a single-dose vaccine. MVA has an outstanding safety record, which is particularly important given the need to include women of child-bearing age and newborns among those being vaccinated. Our Zika vaccine does not appear to induce Antibody Dependent Enhancement (ADE) of infection. ADE is a serious side effect induced when a vaccinated individual is bitten a second time by a mosquito carrying a second flavivirus such as dengue, resulting in a more virulent reaction. These features could yield a safe and highly effective vaccine that is well suited to provide potent and durable immunity against ZIKV infection.

Our initial preclinical studies in rodents for our ZIKV vaccine candidate have shown 100% single-dose protection against a lethal dose of ZIKV delivered directly into the brain. The study was conducted and funded by the US Centers for Disease Control and Prevention (CDC), which also provided technical assistance. Further studies in rhesus macaques showed the vaccination with MVA-NS1 effectively controlled the virus replication despite that the NS1 protein does not produce virus neutralizing antibodies since it is not a structural component of the Zika virions.

SBIR Grant – Subsequent to these initial findings, in June 2017 NIAID awarded us a Small Business Innovative Research (SBIR) grant in support of further advancing our development program. The $600,000 two-year grant supported preclinical testing of our ZIKV vaccine in nonhuman primates in preparation for human clinical trials.

Further development of our ZIKV vaccine will be dependent upon additional funding and/or partnering support.

Our Malaria Vaccine Programs

Malaria is a mosquito-borne disease caused by Plasmodium parasites. Symptoms are fever, chills, sweating, vomiting and flu-like illness. If untreated, severe complications (severe anemia, cerebral malaria and organ failure) will lead to death. Over 3 billion people in 106 countries and territories live at risk of malaria infection. According to the latest estimates from the World Health Organization (WHO), 214 million new cases of malaria were recorded worldwide in 2015, resulting in 438,000 deaths. There are 1,500 cases in the US each year (travelers returning home). Children under five years of age are particularly susceptible to malaria illness, infection, and death. In 2015, malaria killed an estimated 306,000 children. Current treatments include bed net distributions, drug treatment and mosquito spraying. Malaria parasites develop resistance to drugs and insecticides. Even though vaccines have shown to be the most cost-effective ways to fight and eliminate infectious diseases (Smallpox, polio, etc.), and after many decades of research and development, there is no commercial malaria vaccine at the present time. Even a vaccine with efficacy of 30-50% will prevent hundreds of thousands of deaths annually. Current vaccine candidates generally consist of subunit proteins, are poorly immunogenic, based on limited number of antigens (generally 4-5 antigens), do not target multiple stages of parasite life cycle, and do not induce strong durable functional antibodies and T cell responses. Therefore, identification of appropriate antigens and vaccine technologies is critical for development of an effective malaria vaccine.

An ideal malaria vaccine candidate should contain antigens from multiple stages of the malaria parasite’s life cycle, and should induce both functional antibodies (predominantly IgG1 and IgG3 subtypes shown to be associated with protection) and strong cell mediated immunity (e.g. Th1 biased CD4+ ad CD8+) to reduce parasitemia by clearing infected cells (liver cells or erythrocytes). We have shown (in animal models and humans) that GV-MVA-VLP™ vaccines for non-malarial disease targets can induce a Th1 biased response with both durable functional antibodies (IgG1 and IgG3) and CD4+ and CD8+ T cell responses, both of which are hallmarks of an ideal malaria vaccine.

Collaboration with Burnet Institute – We have established a collaboration with the Burnet Institute, a leading infectious diseases research institute in Australia, for the development of a vaccine to prevent malaria infection. The project includes the design, construction, and characterization of multiple malaria vaccine candidates using GeoVax’s GV-MVA-VLP™ vaccine platform combined with malaria Plasmodium falciparum and Plasmodium vivax sequences identified by the Burnet Institute. The vaccine design, construction, and characterization will be performed at GeoVax with further characterization and immunogenicity studies in animal models conducted at Burnet Institute using their unique functional assays that provide key information on vaccine efficacy.

Collaboration with Leidos – In February 2019, we began a collaboration with Leidos, Inc. to develop malaria vaccine candidates. The work is supported under a contract to Leidos from the United States Agency for International Development (USAID) Malaria Vaccine Development Program (MVDP). Leidos has been tasked by USAID to advance promising vaccine candidates against P. falciparum malaria and selected the GeoVax GV-MVA-VLP™ platform as part of this development effort. The new collaboration with Leidos complements our ongoing malaria vaccine development project with Burnet Institute and offers a separate opportunity for success. The collaboration also expands upon our existing relationship with Leidos for our cancer immunotherapy program (see below).

Support from the United States Government

Grants and Contracts.

We have been the recipient of multiple federal grants and contracts in support of our vaccine development programs. Our most recent awards are as follows:

Lassa DoD Grant. In September 2018, the U.S. Department of Defense (DoD) awarded us a $2,442,307 cooperative agreement in support of our LASV vaccine development program. The grant was awarded by the U.S. Army Medical Research Acquisition Activity pursuant to the Peer Reviewed Medical Research Program (PRMRP), part of the Congressionally Directed Medical Research Programs (CDMRP). In addition to the grant funds provided directly to GeoVax, DoD will also fund testing of our vaccine by U.S. Army scientists under a separate subaward. The award, entitled “Advanced Preclinical Development and Production of Master Seed Virus of GEO-LM01, a Novel MVA-VLP Vaccine Against Lassa Fever”, will support generation of immunogenicity and efficacy data for our vaccine candidate in both rodent and nonhuman primate models, as well as manufacturing process development and cGMP production of vaccine seed stock in preparation for human clinical trials.

Lassa SBIR Grant. In April 2018, NIAID awarded us a $300,000 SBIR grant entitled “Construction and efficacy testing of novel recombinant vaccine designs for eliciting both broadly neutralizing antibodies and T cells against Lassa virus.”

Malaria Contract with Leidos – In March 2019, we entered into a $196,126 subcontract with Leidos, Inc., supported by a contract to Leidos from the United States Agency for International Development (USAID) Malaria Vaccine Development Program (MVDP). Leidos has been tasked by USAID to advance promising vaccine candidates against P. falciparum malaria and selected the GeoVax GV-MVA-VLP™ platform as part of this development effort. In January 2020, the work was extended through an additional subcontract for $385,193.

Zika SBIR Grant. In June 2017, NIAID awarded us a SBIR grant entitled “Advanced Preclinical Testing of a Novel Recombinant Vaccine Against Zika Virus.” The initial grant award was $300,000 for the first year of a two-year project period beginning June 24, 2017, with a total project budget of $600,000. In May 2018, the second-year grant of $300,000 was awarded to us.

HIV Staged Vaccine Development Contract. In August 2016, NIAID awarded us a Staged Vaccine Development contract to produce our preventive HIV vaccine for use in future clinical trials. The award included a base contract of $199,442 for the initial period from August 1, 2016 to December 31, 2017 (the “base period”) to support process development, as well as $7.6 million in additional development options that can be exercised by NIAID. Prior to the end of the base period NIAID notified us that it did not plan to exercise the additional development option under the contract due to funds availability and NIAID’s programmatic needs. We do not expect this to have an impact on the human clinical trials of our preventive HIV vaccine currently being conducted by the HVTN, or future trials being planned.

HIV SBIR Grant. In April 2016, NIAID awarded us a SBIR grant entitled “Enhancing Protective Antibody Responses for a DNA/MVA HIV Vaccine.” The initial grant award was $740,456 for the first year of a two-year project period beginning April 15, 2016, with a total project budget of $1,398,615. In March 2017, NIAID awarded us $658,159 for the second year of the project period to test the effects of adding two proteins to our vaccine regimen, and we subsequently received a one-year no-cost extension of the project period, which was completed during 2019.

Clinical Trial Support.

All our human clinical trials to date for our preventive HIV vaccines, including the recently completed HVTN 114 trial and the HVTN 132 trial currently planned, have been or will be conducted by the HVTN and funded by NIAID. This financial support has been provided by NIAID directly to the HVTN, so has not been recognized in our financial statements, and we do not know the cost of these trials. See “Our Preventive HIV Vaccine Program” above for the current status of our human clinical trials.

Other Federal Support.

We have been the recipient of additional in-kind federal support through collaborative and intramural arrangements with CDC for our Zika vaccine program, the Rocky Mountain Laboratory facility of NIAID for our hemorrhagic fever virus vaccine program, and the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) for our hemorrhagic fever virus vaccine program. This support generally has been for the conduct or support of preclinical animal studies on our behalf.

If we are unable to obtain new grants, or if grants that have been awarded are terminated, or if clinical trial and other support becomes unavailable, it could have a material adverse effect on our business.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in our ongoing research and development activities and in the manufacture of our products. Complying with these regulations involves considerable expertise, time and expense.

In the United States, drugs and biologics are subject to rigorous federal and state regulation. Our products are regulated under the Federal Food, Drug and Cosmetic Act (FD&C Act), the Public Health Service Act, and the regulations promulgated under these statutes, and other federal and state statutes and regulations. These laws govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of medications and medical devices. Product development and approval within this regulatory framework is difficult to predict, takes several years and involves great expense. The steps required before a human vaccine may be marketed in the United States include:

●	Preclinical laboratory tests, in vivo preclinical studies and formulation studies;
●	Manufacturing and testing of the product under strict compliance with current Good Manufacturing Practice (cGMP) regulations;
●	Submission to the FDA of an Investigational New Drug application for human clinical testing which must become effective before human clinical trials can commence;
●	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;
●	The submission of a Biologics License Application to the FDA, along with the required user fees; and
●	FDA approval of the BLA prior to any commercial sale or shipment of the product

Before marketing any drug or biologic for human use in the United States, the product sponsor must obtain FDA approval. In addition, each manufacturing establishment must be registered with the FDA and must pass a pre-approval inspection before introducing any new drug or biologic into commercial distribution.

The Emergency Use Authorization (EUA) authority granted to the FDA allows the FDA to help strengthen the nation’s public health protections against certain threats by facilitating the availability and use of medical countermeasures needed during public health emergencies. Under section 564 of the FD&C Act, the FDA Commissioner may allow unapproved medical products or unapproved uses of approved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions caused by threat agents when there are no adequate, approved, and available alternatives. This potentially may provide a faster pathway to market for our COVID-19 or other infectious disease vaccine candidates.

Because GeoVax does not manufacture vaccines for human use within our own facilities, we must ensure compliance both in our own operations and in the outsourced manufacturing operations. All FDA-regulated manufacturing establishments (both domestic establishments and foreign establishments that export products to the United States) are subject to inspections by the FDA and must comply with the FDA’s cGMP regulations for products, drugs and devices.

The FDA determines compliance with applicable statutes and regulations through documentation review, investigations, and inspections. Several enforcement mechanisms are available to the FDA, ranging from a simple demand to correct a minor deficiency to mandatory recalls, closure of facilities, and even criminal charges for the most serious violations.

Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Whether or not the FDA has approved the drug, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the drug in such countries. The requirements governing the conduct of clinical trials and drug approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval.

We also are subject to various federal, state and local laws, regulations, and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted.

FDA Tropical Disease Priority Review Voucher Program

Section 524 of the FD&C Act authorizes the FDA to award priority review vouchers (PRVs) to sponsors of approved tropical disease product applications that meet certain criteria. To qualify for a PRV, a sponsor’s application must be for a drug or biological product for the prevention or treatment of a “tropical disease,” must otherwise qualify for priority review, and must contain no active ingredient (including any salt or ester of an active ingredient) that has been approved in any other application under Section 505(b)(1) of the FD&C Act or section 351 of the Public Health Services Act.  Priority review means that the FDA aims to render a decision in 6 months.

The PRV may be sold. For example, a small company might win a voucher for developing a drug for a neglected disease and sell the voucher to a large company for use on a commercial disease. The price of the voucher depends on supply and demand. The voucher's value derives from three factors: shifting sales earlier, longer effective patent life due to earlier entry, and competitive benefits from earlier entry relative to competitors. Top-selling treatments can yield billions in sales each year, so being approved months earlier can be worth hundreds of millions of dollars to the voucher. Since the first voucher sale in 2014, the price of the vouchers has ranged from $68 million to $350 million.

GeoVax believes that its vaccine programs in Ebola, Sudan, Marburg, Lassa Fever, Malaria and Zika may each be eligible for a PRV and we intend to apply for a PRV at the appropriate time. There can be no assurance, however, that we will qualify or be approved for a PRV.

Manufacturing

We do not have the facilities or expertise to manufacture any of the clinical or commercial supplies of any of our products. To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities and in accordance with regulatory standards, either on our own or through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own or through contracts with third parties, such products at a cost or in quantities that are commercially viable.

We currently rely and intend to continue to rely on third-party contract manufacturers to produce vaccines needed for research and clinical trials. We have arrangements with third party manufacturers for the supply of our DNA and MVA vaccines for use in our planned clinical trials. These suppliers operate under the FDA’s Good Manufacturing Practices and (in the case of European manufacturers) similar regulations of the European Medicines Agency. We anticipate that these suppliers will be able to provide sufficient vaccine supplies to complete our currently planned clinical trials. Various contractors are generally available in the United States and Europe for manufacture of vaccines for clinical trial evaluation, however, it may be difficult to replace existing contractors for certain manufacturing and testing activities and costs for contracted services may increase substantially if we switch to other contractors. Furthermore, there is currently a shortage of vaccine manufacturing capability due to demand for potential COVID-19 vaccines, which could affect our ability to have our vaccine candidates manufactured.

The MVA component of our vaccine is currently manufactured in cells that are cultured from embryonated eggs. We are exploring a number of approaches to growing MVA in continuous cell lines that can be grown in bioreactors more suitable for commercial-scale manufacturing.

Competition

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be competitive with our products. As we develop and seek to ultimately commercialize our product candidates, we face and will continue to encounter competition with an array of existing or development-stage drug and immunotherapy approaches targeting diseases we are pursuing. We are aware of various established enterprises, including major pharmaceutical companies, broadly engaged in vaccine/immunotherapy research and development. These include Janssen Pharmaceuticals, Sanofi-Aventis, GlaxoSmithKline, Merck, Pfizer, and MedImmune. There are also various development-stage biotechnology companies involved in different vaccine and immunotherapy technologies including Aduro Biotech, Advaxis, BioNTech, Curevac, Dynavax, Juno, Moderna, and Novavax. If these companies are successful in developing their technologies, it could materially and adversely affect our business and our future growth prospects. The number of companies seeking to develop products and therapies for the treatment of unmet needs in these indications is likely to increase. Some of these competitive products and therapies are based on scientific approaches that are similar to our approaches, and others are based on entirely different approaches.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Our competitors’ products may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render our product candidates obsolete or non-competitive. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. We expect any products that we develop and commercialize to compete based on, among other things, efficacy, safety, convenience of administration and delivery, price, the level of generic competition and the availability of reimbursement from government and other third-party payers.

There are currently no FDA licensed and commercialized COVID-19 vaccines, HIV vaccines, Zika vaccines, or hemorrhagic fever virus vaccines (other than for Ebola) available in the world market. We are aware of several development-stage and established enterprises, including major pharmaceutical and biotechnology firms, which are actively engaged in vaccine research and development in these areas. For COVID-19, these include Moderna Therapeutics, Pfizer, Johnson & Johnson, GlaxoSmithKline, Sanofi Pasteur, Novavax, and others. For hemorrhagic fever viruses, these include NewLink Genetics and Merck, Johnson & Johnson, Novavax, Profectus Biosciences, Protein Sciences, Inovio and GlaxoSmithKline. For HIV, these include Sanofi, GlaxoSmithKline, and Johnson & Johnson. Other HIV vaccines are in varying stages of research, testing and clinical trials including those supported by the NIH Vaccine Research Center, the U.S. Military, IAVI, the European Vaccine Initiative, and the South African AIDS Vaccine Initiative. For Zika, these include NewLink Genetics, Inovio, Merck, Butantan Institute and NIH (NIAID). In December 2019, the FDA approved the first vaccine (ERVEBO®) for prevention of Ebola, developed by Merck.

There are numerous FDA-approved treatments for HIV, primarily antiretroviral therapies, marketed by large pharmaceutical companies. Currently, there are no approved therapies for the eradication of HIV. We expect that major pharmaceutical companies that currently market antiretroviral therapy products or other companies that are developing HIV product candidates may seek to develop products for the eradication of HIV.

There are currently no commercialized vaccines to prevent malaria infection. A first-generation infection-blocking malaria vaccine, RTS, S, is under regulatory review. It requires 4 doses and has been recommended by the WHO for pilot implementation studies. Since this vaccine is based on a single antigen and has modest efficacy (30-40%, depending on the age of subjects), the WHO has defined a Road Map for developing and licensing of next generation malaria vaccines. These vaccines are expected to contain multiple antigens designed to block both infection and transmission of malaria with at least a 75% efficacy rate.

A number of companies are developing various types of therapeutic vaccines or other immunotherapy approaches to treat cancer including Advaxis, Immune Design, Oncothyreon, Bavarian Nordic, Roche Pharmaceuticals, Merck & Co, Bristol Myers Squibb, AstraZeneca plc, and Medimmune, LLC.

Our Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our vaccines, including our modified vaccinia Ankara-virus-like particle (MVA-VLP) based vaccines, and methods of treatment using our vaccines.

We seek patent protection on each of our product and developmental candidates and, where applicable, on combinations with other therapeutic and/or antigenic agents and dosing schedules. Our success also depends on our ability to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. patent applications and, where appropriate, foreign patent applications covering our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position.

We continually assess and refine our intellectual property strategies as we develop new technologies and product candidates. We plan to file additional patent applications based on our intellectual property strategies where appropriate, including where we seek to improve our basic technology, adapt to competition, or to improve business opportunities. Further, we plan to file patent applications, as we consider appropriate under the circumstances, to protect new technologies that we develop. Our patent filing strategy typically includes seeking patent protection in the United States and, wherein appropriate, in additional countries where we believe such protection is likely to be useful.

Our owned and in-licensed patent estate, on a worldwide basis, includes 10 granted U.S. patents and 48 pending patents and patent applications spread over 15 patent families. The term of individual patents depends upon the laws of the countries in which they are obtained. In the countries in which we currently file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application which serves as a priority application. In addition, we plan to seek patent term adjustments, restorations, and/or patent term extensions where applicable in the United States and other jurisdictions. For example, depending upon the timing, duration, and specifics of FDA approval of our vaccine products, some of our U.S. patents may be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the “Hatch-Waxman Amendments,” and codified as 35 U.S.C. § 156. 35 U.S.C. § 156 permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one half the time between the effective date of an IND and the submission date of a Biologics License Application (BLA), plus the time between the submission date of a BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved vaccine product is eligible for such an extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. A similar kind of patent extension, referred to as a Supplementary Protection Certificate, is available in Europe. Legal frameworks are also available in certain other jurisdictions to extend the term of a patent. We currently intend to seek patent term extensions on any of our, or our exclusively licensed, issued patents in any jurisdiction where we have a qualifying patent and the extension is available; however, there is no guarantee that the applicable regulatory authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Further, even if our patent is extended, the patent, including the extended portion of the patent, may be held invalid or unenforceable by a court of final jurisdiction in the United States or a foreign country.

Our current patent portfolio includes applications directed to DNA and MVA-based HIV vaccines, their genetic inserts expressing multiple HIV protein components, composition, structure, claim of immunization against multiple subtypes of HIV, routes of administration, safety and other related factors and methods of therapeutic and prophylactic use thereof including administration regimes. Our patent portfolio also includes patent applications directed to preventive vaccines against hemorrhagic fever viruses (Ebola, Sudan, Marburg and Lassa), Zika virus, human papilloma virus (HPV), and malaria, and use thereof; and immuno-oncology vaccine compositions and methods of use thereof. We have a pending U.S. application directed to our virus-like particle (VLP) platform technology. We have also recently filed several provisional patent applications directed to various MVA-based vaccines for the treatment of SARS CoV-2.

We are the exclusive, worldwide licensee of several patents and patent applications, which we refer to as the Emory Technology, owned, licensed or otherwise controlled by Emory University for HIV or smallpox vaccines pursuant to a license agreement originally entered into on August 23, 2002 and restated on June 23, 2004 (the “Emory License”). Through the Emory License we are also a non-exclusive licensee of four issued United States patents owned by the NIH related to the ability of our MVA vector vaccine to operate as a vehicle to deliver HIV virus antigens, and to induce an immune response in humans.

We cannot be certain that any of the current pending patent applications we have or have licensed, or any new patent applications we may file or license, will ever be issued in the United States or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents and may acquire additional patents or proprietary rights relating to products or processes competitive to ours. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous to us, if available at all.

We also expect to benefit, where appropriate, from statutory frameworks in the United States, Europe, and other countries that provide a period of regulatory exclusivity to compensate for the time and cost required in securing regulatory approval of our vaccine products. For example, in 2010, the United States enacted the Biologics Price Competition and Innovation Act (BPCIA). Under the BPCIA, innovator manufacturers of vaccine products may be granted 12 years of exclusive use before biosimilar versions of such products can be licensed for marketing in the U.S. This means that the FDA may not approve an application for a biosimilar version of our vaccine product until 12 years after the date our vaccine product is approved for sale (with a potential six-month extension of exclusivity if certain pediatric studies are conducted and the results accepted by the FDA), although a biosimilar application may be submitted four years after the date we receive approval from the FDA to sell our vaccine product. Additionally, the BPCIA establishes procedures by which potentially relevant patents may be shared and litigation over patents may proceed in advance of approval. The BPCIA also provides incentives to biosimilar applicants by providing a period of exclusivity to the first biosimilar of a product approved by the FDA. The 12-year data exclusivity provision of the BPCIA does not prevent a competitor from seeking marketing approval of one of our vaccine products, or a product similar thereto, by submitting its own, original Biologics License Application (BLA).

We intend to benefit, where applicable, from additional market exclusivity provisions in various jurisdiction that reward the treatments of rare diseases. For example, in the United States under the Orphan Drug Act of 1983, the FDA may grant orphan designation to a vaccine product intended to prevent or treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting a BLA. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication; in the latter case, because health care professionals are free to prescribe products for off-label uses, the competitor’s product could be used for the orphan indication despite our orphan exclusivity.

We are not a party to any litigation, opposition, interference, or other potentially adverse proceeding with regard to our patent positions. However, if we become involved in litigation, interference proceedings, oppositions or other intellectual property proceedings, for example as a result of an alleged infringement or a third-party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial conditions or results of operations. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous if available at all.

In addition to patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees, and consultants, and invention assignment agreements with our employees. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Research and Development

Our expenditures for research and development activities were $1,910,715 and $1,878,652 during the years ended December 31, 2019 and 2018, respectively. As our vaccines continue to go through the process to obtain regulatory approval, we expect our research and development costs to increase. We have not yet formulated any plans for marketing and sales of any vaccine candidate we may successfully develop. Compliance with environmental protection laws and regulations has not had a material effect on our capital expenditures, earnings or competitive position to date.

Scientific Advisors

We seek advice from our Scientific Advisory Board, which consists of a number of leading scientists, on scientific and medical matters. The current members of our Scientific Advisory Board are:

Name	Position/Institutional Affiliation

Harriet L. Robinson, PhD.	Chief Scientific Officer Emeritus, GeoVax

Stanley A. Plotkin, MD	Professor Emeritus, University of Pennsylvania, Adjunct Professor, Johns Hopkins University

Barney S. Graham, MD, PhD	Senior Investigator, Vaccine Research Center, NIAID

Scott C. Weaver, PhD	Director, University of Texas Medical Branch Institute for Human Infections and Immunity Scientific Director, Galveston National Laboratory

Olivera J. Finn, PhD	Distinguished Professor of Immunology and Surgery, University of Pittsburgh

Properties and Employees

We lease approximately 8,400 square feet of office and laboratory space located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia under a lease agreement which expires on December 31, 2022. We believe this space is adequate for our current needs. We currently have six full-time and two part-time employees. None of our employees are covered by collective bargaining agreements and we believe that our employee relations are good.

Corporate Background

Our primary business is conducted by our wholly owned subsidiary, GeoVax, Inc., which was incorporated under the laws of Georgia in June 2001. In September 2019, we incorporated another wholly owned subsidiary, Immutak, Oncology, Inc., under the laws of Delaware. Our address is 1900 Lake Park Drive, Smyrna, Georgia 30080, and our telephone number at that address is 678-384-7220. The predecessor of our parent company, GeoVax Labs, Inc. (the reporting entity) was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (“Dauphin”). In September 2006, Dauphin completed a merger with GeoVax, Inc. As a result of the merger, GeoVax, Inc. became a wholly owned subsidiary of Dauphin, and Dauphin changed its name to GeoVax Labs, Inc. In June 2008, the Company was reincorporated under the laws of Delaware. We currently do not conduct any business other than GeoVax, Inc.’s business of developing new products for the treatment or prevention of human diseases. Our principal offices are in Smyrna, Georgia (metropolitan Atlanta).

Available Information

Our website address is www.geovax.com. We make available on this website under “Investors – SEC Reports,” free of charge, our SEC filings, such as proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. We also make available our Code of Business Conduct on this website under the heading “Investors – Corporate Governance”. Information contained on our website is not incorporated into this prospectus.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers as of September 4, 2020:

Name	Age	Current Position
David A. Dodd	71	Chairman of the Board of Directors, President and Chief Executive Officer
Mark W. Reynolds, CPA	59	Chief Financial Officer and Corporate Secretary
Mark J. Newman, Ph.D. (4)	65	Chief Scientific Officer
Robert T. McNally Ph.D.	72	Director
Randal D. Chase, Ph.D. (1)(2)(3)	71	Independent Director
Dean G. Kollintzas (1)(2)(3)	47	Independent Director
John N. Spencer, Jr. (1)(2)(3)	79	Independent Director

(1)	Member of the Compensation Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Audit Committee of the Board of Directors.
(4)	Dr. Newman became employed as our Chief Scientific Officer on August 25, 2020.

David A. Dodd. Mr. Dodd joined the Board of Directors in March 2010, becoming Chairman of our Board of Directors on January 1, 2011. Effective September 5, 2018, Mr. Dodd became our President and Chief Executive Officer, following Dr. McNally’s retirement. His executive management experience in the pharmaceutical and biotechnology industries spans more than 40 years. From September 2017 to April 2018, he served as Chief Executive Officer, and as a member of the Board of Directors of Medizone International, Inc. (“Medizone”). On April 20, 2018, Medizone announced that certain of its creditors had commenced an involuntary bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code against Medizone. The creditors include Medizone’s former Chairman and Chief Executive Officer and its former Director of Operations. From April 2013 to July 2017, Mr. Dodd served as President and Chief Executive Officer, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. He was Chairman of the Board of Directors of Aeterna Zentaris, Inc. from May 2014 to May 2016, and continued to serve as a member of its Board of Directors until May 2018. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive officer and Chairman of BioReliance Corporation, a leading provider of biological safety and related testing services. From October 2006 to April 2009, he served as non-executive Chairman of Stem Cell Sciences Plc., where he oversaw the development and implementation of a strategic growth plan, implementation of an experienced executive team, and the sale of the company to Stem Cells, Inc. in April 2009. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For five years prior to his employment by Serologicals Corporation, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. He is also the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. The Board of Directors has concluded that Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry and his involvement as an officer and director of the Company, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Mark W. Reynolds, CPA. Mr. Reynolds joined the Company in October 2006 as Chief Financial Officer and Corporate Secretary. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for HealthWatchSystems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds worked for CytRx Corporation, a publicly-held biopharmaceutical company, where he first served as Controller and then as Chief Financial Officer. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and earned a Master of Accountancy degree from the University of Georgia.

Mark. J. Newman, PH.D. became employed as our Chief Scientific Officer on August 25, 2020.  Dr. Newman, who previously served the Company as vice president of research and development from 2010 to 2013, joins the Company on a half-time basis.  The other portion of his working time will be devoted primarily to his work at NewMark Diagnostics, which he founded in 2016. Prior, he served senior management positions at PaxVax, Pharmexa A/S, Epimmune, Vaxcel, Apollon, and Cambridge Biotech.  During his 30-year career he shepherded the development of experimental vaccine and adjuvant products through preclinical research and into Phase 1 & 2 clinical testing.  He is widely published in peer review publications and holds 10 U.S. patents.  He holds a dual B.Sc/M.Sc. degree in Agriculture and Pre-Veterinary Medicine from the Ohio State University and earned his Ph.D. in Immunology at the John Curtin School for Medical Research, The Australian National University, Canberra.

Robert T. McNally, Ph.D. Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008, a position he held until his retirement in September 2018. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was a co-founder and Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. He has over 35 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs. Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, served on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a state trade association. Dr. McNally graduated with a Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his involvement with the Company as its former President and Chief Executive Officer.

Randal D. Chase, Ph.D. Dr. Chase joined the Board of Directors in March 2015. Dr. Chase is an experienced pharmaceutical and biotechnology executive who currently serves as a business advisor and consultant to companies in the life science sector. He also serves as a director for Mirexus Biotechnologies, Inc. and as Chairman of the Board for Glysantis, Inc. From February 2017 to April 2018, Dr. Chase was President and Chief Executive Officer of Advanced Proteome Therapeutics Corporation, a publicly-held biopharmaceutical company; he served as a member of that company’s board of directors from 2015 to April 2018. He served as Chairman of the Board for Medicago, Inc. until its sale to Mitsubishi Tanabe Pharma Corporation in 2013. From 2006 to 2011, he served as President and Chief Executive Officer of Immunovaccine, Inc., a clinical-stage biotechnology company developing vaccines against cancer and infectious diseases. Dr. Chase is also a former president of Shire Biologics, North American Vaccine, Pasteur Merieux Connaught, and Quadra Logic Technologies, Inc. His early career was at Bristol Myers and Glaxo Pharmaceuticals. Dr. Chase attended the Senior Executive Program of the London Business School in the United Kingdom, holds a Bachelor of Sciences degree in biochemistry from Bishop’s University and a Ph.D. in biochemistry from the University of British Columbia. Dr. Chase completed a post-doctoral fellowship at the McArdle Cancer Institute of the University of Wisconsin. The Board of Directors has concluded that Dr. Chase should serve on the Board of Directors due to his extensive leadership experience in the pharmaceutical industry, and the vaccine industry in particular.

Dean G. Kollintzas. Mr. Kollintzas joined the Board of Directors in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has been in private practice. In 2014, he founded Procare Clinical, LLC, a clinical trial management company headquartered in Naperville, IL. Mr. Kollintzas received a microbiology degree from the University of Illinois and a J.D. from the University of New Hampshire School of Law. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors by virtue of his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

John N. (Jack) Spencer, Jr., CPA. Mr. Spencer joined the Board of Directors in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young LLP where he spent more than 38 years until he retired in 2000. Mr. Spencer serves as a director of ClearPoint Neuro, Inc., a medical device company, where he also chairs the audit committee. He also serves on the board of one privately held company and as a consultant to various companies primarily relating to financial accounting and reporting matters. Mr. Spencer received a Bachelor of Science degree from Syracuse University, and he earned an M.B.A. degree from Babson College. He also attended the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young LLP where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies, together with his continuing expertise as a director of, and a consultant to, other publicly owned and privately held companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

The Board of Directors has determined that Messrs. Chase, Kollintzas, and Spencer are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and that Mr. Spencer is the qualified “financial expert” on the Audit Committee. As independent directors, Messrs. Chase, Kollintzas and Spencer serve as the members of our Audit Committee, our Compensation Committee, and our Nominating and Governance Committee.

EXECUTIVE COMPENSATION

The tables and disclosures that follow set forth the compensation and certain other information with respect to our “Named Executive Officers”. The Named Executive Officers for 2019 are our principal executive officer, our principal financial officer and our one other most highly compensated executive officer. For 2019, we did not have any other executive officers. Our Named Executive Officers for 2019 are:

●	David A. Dodd, President and Chief Executive Officer
●	Mark W. Reynolds, Chief Financial Officer
●	Farshad Guirakhoo, Ph.D., Former Chief Scientific Officer

Summary Compensation Table

The following table sets forth information concerning the total employee compensation earned during 2019 and 2018 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards (2) ($)		All Other Compensation ($)		Total ($)
David A. Dodd (1)	2019	$250,000	(3)	$-	$-		$917	(8)	$250,914
President and CEO	2018	83,333	(3)	-	73,950	(6)	-		157,283
Mark W. Reynolds	2019	234,392	(4)	-	-		5,625	(8)	240,017
Chief Financial Officer	2018	234,392	(4)	-	13,500	(7)	5,514	(8)	253,406
Farshad Guirakhoo, PhD	2019	250,000	(5)	-	-		21,648	(9)	271,648
Former Chief Scientific Officer	2018	250,000	(5)	-	11,250	(7)	21,425	(9)	282,675

(1)

On September 1, 2018, Mr. Dodd became our President and CEO. As discussed below under “Director Compensation Plan”, directors who are employees of the Company receive no compensation for their service as directors. The compensation reported in this table for Mr. Dodd therefore reflects only compensation related to his service as President and CEO; compensation for his service as a non-employee director (prior to September 1, 2018) is shown in the “Director Compensation” table below.

(2)

Represents the grant date fair value of the stock options for financial statement reporting purposes. See footnotes 2 and 7 to our consolidated financial statements for the year ended December 31, 2019 for a discussion of the assumptions made and methods used for determining stock compensation values.

(3)	Includes $25,000 and $8,333 paid in cash for 2019 and 2018, respectively; payment of the remainder is deferred. See the discussion under “Employment Agreements” below.
(4)	Includes $140,635 paid in cash for each of 2019 and 2018; payment of the remainder is deferred. See the discussion under “Employment Agreements” below.
(5)	Includes $187,500 paid in cash for each of 2019 and 2018; payment of the remainder is deferred. See the discussion under “Employment Agreements” below.
(6)

Represents the grant date fair value of $61,800 for stock options granted on September 1, 2018 and $14,130 for stock options granted on December 17, 2018. As a result of the Company’s reverse stock splits in April 2019 and in January 2020, only a negligible number of these options remain outstanding.

(7)

Represents the grant date fair value of stock option grant on December 17, 2018. As a result of the Company’s reverse stock splits in April 2019 and in January 2020, only a negligible number of these options remain outstanding.

(8)	Represents employer matching contributions to the Company’s 401(k) retirement plan.
(9)	Represents $3,648 and $3,425 of employer matching contributions to the Company’s 401(k) retirement plan for 2019 and 2018, respectively, and $18,000 in housing expense allowances for each year.

Employment Agreements

David A. Dodd. Mr. Dodd serves as our President and Chief Executive Officer under an employment agreement dated September 1, 2018. The employment agreement has no specified term. The employment agreement provides for an initial annual salary of $250,000 to Mr. Dodd, subject to periodic increases as determined by the Board. Mr. Dodd is also eligible for an annual bonus, as determined by the Board, with an initial target of 65% of his base salary. No bonus was awarded to Mr. Dodd for 2019 or 2018. Mr. Dodd is eligible for annual grants of additional awards from our equity incentives plans as determined by the Board. Mr. Dodd also is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. To help conserve the Company’s cash resources, as part of his employment agreement. Mr. Dodd agreed to defer a portion of his base salary, effectively reducing his current annualized salary to $25,000. As of August 31, 2020, Mr. Dodd’s accumulated salary deferral is $450,000.

Mark W. Reynolds. Mr. Reynolds serves as our Chief Financial Officer under an employment agreement dated January 1, 2010 and amended on October 22, 2013. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $212,600 to Mr. Reynolds, subject to periodic increases as determined by the Compensation Committee. Mr. Reynolds’ current annualized base salary is $234,392. The Board of Directors may also approve the payment of a discretionary bonus annually. Mr. Reynolds is eligible for grants of awards from our equity incentive plans and is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. In April 2016, to help conserve the Company’s cash resources, Mr. Reynolds agreed to defer a portion of his base salary, effectively reducing his annualized salary from $234,392 to $140,635. As of August 31, 2020, Mr. Reynolds’ accumulated salary deferral is $406,279.

Farshad Guirakhoo, PhD. Dr. Guirakhoo served as our Chief Scientific Officer under an employment agreement dated October 19, 2015 and amended on December 15, 2015. The employment agreement had no specified term. The employment agreement provided for an initial annual salary of $250,000 to Dr. Guirakhoo, subject to periodic increases as determined by the Compensation Committee. Dr. Guirakhoo’s current annualized base salary is $250,000. The Board of Directors could also approve the payment of a discretionary bonus annually. Dr. Guirakhoo was eligible for grants of awards from our equity incentive plans and is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. From the date of his initial employment until May, 2020, we also paid him a monthly housing allowance of $1,500 ($18,000 annually). In July 2017, to help conserve the Company’s cash resources, Dr. Guirakhoo agreed to defer a portion of his base salary, effectively reducing his annualized salary from $250,000 to $187,500. As of August 31, 2020, Dr. Guirakhoo’s accumulated salary deferral is $182,292.

On May 18, 2020, the Company and Dr. Guirakhoo agreed to an amendment to Dr. Guirakhoo’s employment agreement related to Dr. Guirakhoo’s planned relocation to Europe and his acceptance of a position with another company. The Company and Dr. Guirakhoo agreed that he would remain Chief Scientific Officer for the Company and move from working full-time to providing part-time services, working remotely. Beginning June 1, 2020, the Company continued to pay his salary at his current full annualized rate, recognizing that he would initially devote 2 days per week to Company business, with the other 3 days per week being applied to a reduction of his accrued vacation. Under this arrangement, his accumulated vacation was exhausted and his employment was formally terminated on August 10, 2020.

Mark J. Newman, Ph.D. Dr. Newman serves as our Chief Scientific Officer under an employment agreement dated August 25, 2020.  The employment agreement has no specified term. The employment agreement provides for an initial annual salary of $250,000 on a full-time annualized basis, or $125,000 per year on a 50% prorated basis to Dr. Newman, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Newman is eligible for grants of awards from our equity incentive plans at the same level and subject to the same conditions as provided to all other employees.  Dr. Newman is not, however, eligible for health insurance and 401(k) benefits due to his part-time employment status.

Potential Payments Upon Termination or Change-in-Control

Our employment agreement with Mr. Dodd provides that we will pay severance compensation to Mr. Dodd in the event his employment is terminated by the Company without cause or by Mr. Dodd with good reason (as defined in the agreement). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason, then we would pay (a) an amount in cash equal to three times his then base salary and target annual bonus and (b) all stock option grants held by Mr. Dodd will be fully vested. The agreement also addresses his compensation upon termination if there is a change in control (as defined). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason at any time during the three month period which immediately precedes a change in control (as defined) or during the one year period following a change in control, then we would also pay Mr. Dodd an amount in cash equal to (x) three times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (y) a tax gross-up payment (if an excise tax is imposed by § 4999 of the Internal Revenue Code or any related interest or penalties are incurred by him).

Our employment agreement with Mr. Reynolds provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service (13 weeks as of December 31, 2019). Additionally if we terminate Mr. Reynolds’ employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, (c) full, complete vesting of all stock options, restricted stock grants or other equity or equity-type grants, and (d) a tax gross-up payment (if an excise tax is imposed by §4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by him.

Our employment agreement with Dr. Newman provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service.

Outstanding Equity Awards at Fiscal Year-End

GeoVax has historically awarded stock options to its senior management and other employees, pursuant to the GeoVax Labs, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), the GeoVax Labs, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), and the GeoVax Labs, Inc. 2020 Stock Incentive Plan (the “2020 Plan”). The 2020 Plan replaced the 2016 Plan, which had replaced the 2006 Plan, and no further grants may be made under the 2006 Plan or the 2016 Plan. The 2020 Plan was adopted by the Board on June 19, 2020 to provide new equity-based and/or incentive awards to selected employees, directors, and independent contractors of the Company or its affiliates. The terms of these awards typically provide for vesting over a defined period of time, generally three years. The options expire if not exercised within ten years from the date of grant. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective judgment of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment.

The 2006 Plan, the 2016 Plan, and the 2020 Plan, which we refer to as the “Plans,” each contain provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in the Plans, (i) outstanding options or other awards may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to Plan participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property. In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the Plans will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plans will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to Plan participants under the Plans, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets. If the Company had experienced a change-in-control event as described in the Plans on December 31, 2019, the value of accelerated options for each Named Executive Officer would be $-0-.

As a result of the Company’s reverse stock splits in April 2019 and, in January 2020, as well as the proposed reversed stock split (assumed ratio of 1-for-15), all stock options outstanding as of December 31, 2019 held by directors and executive officers have been eliminated.

Director Compensation

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2019 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randal D. Chase	34,300	-	-	-	-	-	34,300
David A. Dodd (1)	-	-	-	-	-	-	-
Dean G. Kollintzas	23,400	-	-	-	-	-	23,400
Robert T. McNally	16,500	-	-	-	-	-	16,500
Harriet L. Robinson (1)	-	-	-	-	-	-	-
John N. Spencer, Jr.	39,350	-	-	-	-	-	39,350

(1)

On September 1, 2018, Mr. Dodd became our President and CEO. As discussed below under “Director Compensation Plan” directors who are employees of the Company receive no compensation for their service as directors. The compensation reported in this table for Mr. Dodd therefore reflects only that compensation related to his service as director; his compensation for service as President and CEO is shown in the “Summary Compensation” table above. Dr. Robinson was also an employee of the Company during the entirety of 2019 and received no compensation for her service as a director.

(2)	See “Cash Fees” below for information regarding deferrals of payment of these fees.
(3)

There were no grants of stock options to directors during the year ended December 31, 2019. As a result of the Company’s reverse stock splits in April 2019 and in January 2020, there are a negligible number of stock options outstanding as of December 31, 2019.

Director Compensation Plan. In March 2007, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” It was subsequently amended in March 2008, December 2009, and in December 2010. The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

 Cash Fees – For 2019, each non-employee director earned an annual retainer (paid quarterly) of $5,000 for service as a member of the Audit Committee and $3,300 for service as a member of the Compensation Committee or the Nominating and Corporate Governance Committee. The Chairman of the Audit Committee earned an annual retainer of $9,000, and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee earned an annual retainer of $6,000. These retainers were also paid quarterly. Non-employee directors also earned fees for each Board of Directors or Committee meeting attended as follows: $3,000 for in person Board of Directors meetings ($1,500 for telephonic meetings), $1,000 for in person Committee meeting chaired ($750 for telephonic meetings), and $500 for in person Committee meeting attended as a non-chair member ($400 for telephonic meetings). Until his employment as our President and CEO effective September 1, 2018, Mr. Dodd served as our non-employee Chairman of the Board, earning an annual retainer of $30,000 (paid quarterly) and with no additional fees for Board meetings attended, but did earn additional fees for committees on which he served. Subsequent to his employment as our President and CEO, Mr. Dodd is continuing to serve as our Board Chairman, but as an employee he is not entitled to receive additional compensation for his service as a member of the Board.

During 2016, to help conserve the Company’s cash resources, each of our non-employee directors agreed to defer receipt of a portion (at varying levels) of their respective cash fees earned; in January 2017 and continuing through 2019 such deferrals have been 100% for all non-employee directors. As of August 31, 2020, the accumulated deferrals were $112,150 for Mr. Chase, $102,675 for Mr. Dodd, $80,919 for Mr. Kollintzas, $25,500 for Dr. McNally, and $141,925 for Mr. Spencer.

Stock Option Grants – We currently do not have a formula for determining stock option grants to directors (upon their election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2019, upon a recommendation of the Compensation Committee, the Board of Directors determined to defer any decisions concerning stock option grants until after the pending reverse stock split which was to be voted upon by the Company’s stockholders at a meeting held on January 3, 2020. The Board subsequently has not made any further decisions in this regard.

Expense Reimbursement – All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

 Payment of Deferred Compensation

During 2016 and 2017, to help conserve the Company’s cash resources, each of our executive officers and non-employee directors, who we refer to as the “Management Creditors,” agreed to defer receipt of all or a portion (at varying levels) of their respective cash compensation earned. Beginning in January 2017 and continuing through 2020, all non-employee directors have deferred 100% of their cash compensation. Since that time, both Dr. Harriet Robinson, who was our Chief Scientific Officer and a former director, and Dr. Farshad Guirakhoo, our most recent Chief Scientific Officer, resigned from their respective positions, but have not received the deferred portion of their prior compensation. As of August 31, 2020, the aggregate accumulated deferrals were approximately $2,025,198. The Company has not accrued or paid interest on these amounts.

After careful consideration, the Compensation Committee of the Board has determined, and the Board has agreed, that, concurrently with this offering, we should offer $1,500,000 of units substantially similar to the Units offered hereby, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock, to the Management Creditors as partial payment of the deferred compensation owed. Approximately $525,000 of the remaining deferred compensation owed will be paid in cash for the purpose of assisting the Management Creditors in paying the income taxes that will be imposed on both the common stock and cash received. The Compensation Committee and the Board also considered that the Management Creditors previously owned shares or options to purchase shares of the Company’s common stock, which had decreased in value, and that the Compensation Committee and the Board believe it is in the best interests of the Company and its stockholders for the Company’s executive officers and directors to have a financial interest in the success of the Company.

The units to be offered to the Management Creditors will be valued at the offering price for the Units offered by this prospectus. The following table provides details of the proposed payments:

				Planned Payout
	Deferred Compensation as of August 31, 2020
	Salary	Board Fees	Total	Units (1) Value/Number	Cash

David Dodd	$450,000	$102,675	$552,675	$409,349/68,225	$143,326
Mark Reynolds	406,279	-	406,279	$300,918/50,153	105,361
Farshad Guirakhoo	182,292	-	182,292	$135,018/22,503	47,274
Harriet Robinson	184,925	-	184,925	$136,968/22,828	47,957
Robert McNally	338,532	25,500	364,033	$269,627/44,938	94,405
Jack Spencer	-	141,925	141,925	$105,120/17,520	36,806
Dean Kollintzas	-	80,919	80,919	$59,934/9,989	20,985
Randal Chase	-	112,150	112,150	$83,066/13,844	29,084
Total	$1,562,028	$463,169	$2,025,198	$1,500,000/250,000	$525,198

_____________

(1)

These units will be valued at the same price as the offering price for Units sold pursuant to this prospectus. The computation of the number of units is based on the assumed public offering price of $6.00 per Unit. Number of units is rounded to nearest whole number.

The Company anticipates that the offer to resolve the amounts due as deferred compensation will occur prior to this offering, and that payment of deferred compensation to the Management Creditors will occur concurrently with the closing of this offering. We will be offering the units to the Management Creditors directly and not through underwriters or any brokers or dealers. The units offered to the Management Creditors will be sold in a separate placement, restricted as to resale, and will not be subject to any underwriting discounts or commissions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Other than compensation arrangements for our Named Executive Officers and directors, we describe below each transaction since January 1, 2018, to which we were a party or will be a party, in which the amount exceeds $120,000 (or, if less, 1% of the average of our total assets amount at December 31, 2019 and 2018) and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had or will have a direct or indirect material interest. Compensation arrangements for our named executive officers and directors are described above under “Executive Compensation.” Please refer to “Executive Compensation—Payment of Deferred Compensation” for information regarding the offering of $1,500,000 of units substantially similar to the Units offered hereby to certain current and former members of the Board and executive officers as partial payment of deferred compensation owed, with the approximately $525,000 of remaining deferred compensation owed to be paid in cash.

Series E Convertible Preferred Stock and Series G Warrants

On March 5, 2018, we entered into a Securities Purchase Agreement (the “2018 Securities Purchase Agreement”) with Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Purchasers”), each of which beneficially owned more than 5% of our Common Stock, providing for the issuance and sale to the Purchasers of an aggregate of 600 shares of our Series E Convertible Preferred Stock (the “Series E Preferred Shares”) for gross proceeds to the Company of $600,000. On September 5, 2018, the Company and the Purchasers agreed that the Company would issue the Purchasers an additional 600 Series E Preferred Shares for gross proceeds of $600,000.

On February 18, 2019 all outstanding Series E Preferred Shares (1,200 shares) were exchanged for our Series F Convertible Preferred Stock, as described below.

Pursuant to the 2018 Securities Purchase Agreement, on September 5, 2018 the Purchasers were also issued Series G Common Stock Purchase Warrants (the “Series G Warrants”), to purchase shares of our Common Stock.   The Series G Warrants were originally issued for the purchase of up to 47,169,812 shares of our Common Stock in the aggregate with an exercise price of $0.02544 per share. As a result of the reverse stock splits of our Common Stock in April 2019 and in January 2020, our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, and the proposed reverse stock split (assumed ratio of 1-for-15), the Series G Warrants were automatically adjusted such that they were subsequently exercisable for the purchase of a negligible number of shares of our Common Stock. The Series G Warrants were terminated by agreement between the Company and the Purchasers on August 4, 2020.

Term Promissory Notes and Series H Warrants

On December 27, 2018, we entered into an agreement with the Purchasers, each of which beneficially owned more than 5% of our Common Stock pursuant to which we issued two Term Promissory Notes (“Notes”) and Series H Common Stock Purchase Warrants (“Series H Warrants”) to the Purchasers in exchange for aggregate gross proceeds of $250,000. The non-interest-bearing Notes were initially due on January 22, 2019 but were subsequently extended and then cancelled pursuant to our issuance of Series F and Series G Convertible Preferred Stock as described below.

The Series H Warrants were originally issued for the purchase of up to 10,000,000 shares of our Common Stock in the aggregate with an exercise price of $0.025 per share. As a result of the reverse stock splits of our Common Stock in April 2019 and in January 2020, our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, and the proposed reverse stock split (assumed ratio of 1-for-15), the Series H Warrants were automatically adjusted such that they were subsequently exercisable for the purchase of 14,493 shares of our Common Stock in the aggregate with an exercise price of $7.50 per share. During July, all of the Series H Warrants were converted into 9,529 shares of our Common Stock pursuant to the cashless exercise provisions of the warrants.

Series F Convertible Preferred Stock

On February 18, 2019, we entered into Exchange Agreements (the “February Exchange Agreements”) with the Purchasers pursuant to which the Purchasers exchanged an aggregate of 1,563.146 shares of our Series C Convertible Preferred Stock (“Series C Preferred Shares”), for which the Purchasers paid $1,000 per share, and 1,200 shares of our Series E Convertible Preferred Stock (“Series E Preferred Shares”), for which the Purchasers paid $1,000 per share, held by them for an aggregate of 2,763.146 shares of our Series F Convertible Preferred Stock (“Series F Preferred Shares” and such transaction, the “February Exchange”). Upon consummation of the February Exchange, the shares of Series C Preferred Shares and Series E Preferred Shares subject to the February Exchange were cancelled and no Series C Preferred Shares or Series E Preferred Shares remain outstanding. The February Exchange Agreements also extended the maturity date of the Notes, dated December 27, 2018, made by the Company in favor of the Purchasers to June 22, 2019.

Between March 19 and July 10, 2019, the Purchasers converted 506.6122 Series F Preferred Shares into an aggregate of 13 shares of our Common Stock, and on July 17, 2019, all remaining outstanding Series F Preferred Shares (2,256.5338 shares) were exchanged for our Series H Convertible Preferred Stock, as described below.

Series G Convertible Preferred Stock and Series I Warrants

On February 25, 2019, we entered into a Securities Purchase Agreement (the “February Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of up to 1,000 shares of our Series G Convertible Preferred Stock (the “Series G Preferred Shares”) and related warrants for gross proceeds of up to $1.0 million, to be funded at up to three different closings. At the first closing on February 25, 2019, we issued 500 Series G Preferred Shares and related warrants in exchange for the payment by the Purchasers of $250,000 in the aggregate, plus the cancellation by them of Term Notes due to them from the Company in the aggregate amount of $250,000. At the second and third closings, which occurred on April 26 and June 19, 2019, we issued an aggregate of 500 additional shares of Series G Preferred Stock and related warrants in exchange for the payment by the Purchasers of a total of $500,000.

On July 17, 2019, all outstanding Series G Preferred Shares (1,000 shares) were exchanged for our Series H Convertible Preferred Stock, as described below.

Pursuant to the February Securities Purchase Agreement, at each closing each Purchaser was issued a Series I Common Stock Purchase Warrant (“Series I Warrants”), to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Series G Conversion Shares underlying the Series G Preferred Shares issued to such Purchaser for cash. The Series I Warrants were originally issued for the purchase of up to 33,333,332 shares of our Common Stock in the aggregate with an exercise price of $0.015 per share. As a result of the reverse stock splits of our Common Stock in April 2019 and in January 2020, our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, and the proposed reverse stock split (assumed 1-for-15 ratio), the Series I Warrants were automatically adjusted such that they were subsequently exercisable for the purchase of 100,000 shares of our Common Stock in the aggregate with an exercise price of $7.50 per share. During July, 58,249 of the Series I Warrants were converted into 39,674 shares of our Common Stock pursuant to the cashless exercise provisions of the warrants. See “Description of Securities- Series H Warrants” below for additional information regarding these warrants.

Series H Convertible Preferred Stock

On July 17, 2019, we entered into Exchange Agreements (the “July Exchange Agreements”) with the Purchasers pursuant to which the Purchasers exchanged an aggregate of 2,256.5338 Series F Preferred Shares, for which the Purchasers paid $1,000 per share, and 1,000 Series G Preferred Shares, for which the Purchasers paid $1,000 per share, held by them for an aggregate of 3,256.5338 shares of our Series H Convertible Preferred Stock (“Series H Preferred Shares” and such transaction, the “July Exchange”). Upon consummation of the July Exchange, the Series F Preferred Shares and Series G Preferred Shares subject to the July Exchange were cancelled and no Series F Preferred Shares or Series G Preferred Shares remain outstanding.

Between July 18, 2019 and March 6, 2020, the Purchasers converted 3,256.5338 Series H Preferred Shares into an aggregate of 646,006 shares of our Common Stock, and there are no Series H Preferred Shares remaining outstanding.

Series I Convertible Preferred Stock

On July 24, 2019, we entered into a Securities Purchase Agreement (the “July Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 700 shares of our Series I Convertible Preferred Stock (the “Series I Preferred Shares”) for gross proceeds of $700,000.

Between March 6, 2020 and March 18, 2020, the Purchasers converted 700 Series I Preferred Shares into an aggregate of 272,494 shares of our Common Stock, and there are no Series I Preferred Shares remaining outstanding.

Series J Convertible Preferred Stock

On January 24, 2020, we entered into a Securities Purchase Agreement (the “January Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 300 shares of our Series J Convertible Preferred Stock (the “Series J Preferred Stock”) for gross proceeds of $300,000.

The Series J Preferred Stock do not have voting rights except as required by law and are not entitled to a dividend. The Series J Preferred Stock could initially be converted at any time at the option of the Purchasers into that number of shares of Common Stock (subject to certain limitations set forth in the Certificate of Designation) (the “Series J Conversion Shares”) determined by dividing the stated value of the Series J Preferred Stock by the conversion price, which originally was equal to the lesser of (i) $2.00 per share and (ii) 80% of the lowest volume weighted average price of the Common Stock during the ten trading days immediately preceding the delivery of a notice of conversion. As a result of our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, the Series J Preferred Stock was automatically adjusted such that the conversion price was subsequently equal to the lesser of (i) $7.50 per share and (ii) 80% of the lowest volume weighted average price of the Common Stock during the ten trading days immediately preceding the delivery of a notice of conversion.

On July 23, 2020, the Purchasers converted 300 Series J Preferred Shares into an aggregate of 56,964 shares of our Common Stock, and there are no Series J Preferred Shares remaining outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of September 4, 2020 by (i) each director; (ii) each of the named executive officers listed in the summary compensation table; (iii) all executive officers and directors as a group; and (iv) all persons known by us to beneficially own more than 5% of our Common Stock. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The table also shows such amounts, as adjusted to reflect this offering and the plan for payment of deferred compensation

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class (1)	As Adjusted (5) Amount and Nature of Beneficial Ownership	As Adjusted (5) Percent of Class (1)
Name of Beneficial Owner
Directors and Executive Officers: (2)(3)	-	*		*
Randal Chase	--	*	13,844	*
David A. Dodd	--	*	68,225	2.0%
Dean G. Kollintzas	--	*	9,989	*
Robert T. McNally	--	*	44,938	1.3%
Mark J. Newman	--	*	--	*
Mark W. Reynolds	-	*	50,153	1.5%
John N. Spencer, Jr.	--	*	17,520	*
All executive officers and directors as a group (7 persons)	--	*	204,669	5.9%
5% Stockholders:
Lorri Kohler (4)	78,933	7.7%	78,933	2.3%
Gel-Direct LLC (4)	64,359	6.3%	64,359	1.9%

* Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 1,029,128 shares of Common Stock outstanding as of September 4, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of September 4, 2020, are deemed outstanding. In computing percentage ownership “As Adjusted” based on the assumptions set forth at Note (5) below, we have assumed that after the offering there will be 3,451,335 shares of common stock outstanding. Each director and executive officer in the “As Adjusted” ownership column will own 50% of the shares listed as owned by them, and a warrant for the purchase of the other 50%.

(2)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.
(3)

As a result of the Company’s reverse stock splits in April 2019 and in January 2020, all beneficial ownership of securities then held by each director and executive officer was either eliminated or reduced to a de minimis number.

(4)	The beneficial ownership information for this shareholder is based on a Non-Objecting Beneficial Owners List dated August 14, 2020.
(5)	These columns are adjusted to reflect the issuance of units substantially similar to the Units offered hereby to certain current and former members of the Board and executive officers as partial payment for deferred compensation owed, as described above in “Executive Compensation—Payment of Deferred Compensation.” These amounts assume (i) the sale of $12,000,000 of Units at the assumed offering price of $6.00 per Unit, (ii) no exercise of warrants sold as part of the Units, (iii) no exercise of the Representative’s warrants, (iv) no exercise of the over-allotment option, (v) no exercise of other outstanding warrants, and (vi) the automatic exchange of the Convertible Debentures for Units in this offering.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2019, the number of our securities to be issued upon the exercise of outstanding options and the number of securities remaining available for future issuance, in each case under our then-existing equity compensation plans, was de minimis. As of September 4, 2020, 333,333 shares of common stock remain available for future issuance under the 2020 Plan. See “Executive Compensation” for additional information on the 2020 Plan.

DESCRIPTION OF SECURITIES

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our Series B Preferred Stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and Series B Preferred Stock:

•	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;
•	our certificate of incorporation, as it may be amended or restated from time to time, and
•	our bylaws, as they may be amended or restated from time to time.

General

Our authorized capital stock currently consists of 610,000,000 shares, which are divided into two classes consisting of 600,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of September 4, 2020, there were 1,029,128 shares of common stock outstanding and 100 shares of Series B Convertible Preferred Stock outstanding (convertible into a de minimis number of shares of common stock). At the assumed offering price of $6.00 per Unit, we would issue and sell 2,000,000 Units to the public. As of September 4, 2020, there were outstanding warrants to purchase 201,752 shares of common stock, and debentures outstanding convertible into 250,000 common shares or pre-funded warrants which would be issued as part of Conversion Units, assuming a $4.80 per share conversion price (80% of the offering price per Unit). An additional 333,333 shares are reserved for issuance under the 2020 Plan.

Common Stock

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor, and subject to the rights of holders of our Series B Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are to share in all assets remaining after the payment of liabilities, and satisfaction of the liquidation preference of our outstanding Series B Preferred Stock. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed in the future for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Common Stock Purchase Warrants

Overview. The warrants offered hereby will be issued pursuant to a Warrant Agent Agreement, dated as of the effective date of this offering (the “Warrant Agent Agreement”), between us and American Stock Transfer & Trust Company, LLC, as the warrant agent (the “Warrant Agent”). Certain provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the relevant provisions of the Warrant Agent Agreement and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and form of warrant.

The warrants issued in this offering entitle the registered holder to purchase one share of our common stock at a price equal to $6.00 per share (based on an assumed offering price of $6.00 per Unit), subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The warrants may be exercised by delivering a duly executed exercise notice on or prior to the expiration date at the offices of the Warrant Agent, accompanied by full payment of the exercise price, by certified or official bank check payable to the Warrant Agent, for the number of warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants, the holders of the warrants shall have the right to exercise the warrants solely via a cashless exercise feature provided for in the warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon at least 61 days’ prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the warrants is $6.00 per share (based on an assumed public offering price of $6.00 per Unit) or 100% of public offering price of the common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. However, the warrants will not be adjusted for issuances of common stock at prices below its exercise price.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We have applied to list our warrants on Nasdaq under the symbol “GOVXW.” No assurance can be given that our listing application will be approved.

Warrant Agent; Global Certificate. The warrants will be issued in registered form under the Warrant Agent Agreement. The warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, upon any subsequent exercise of the warrants, the holders of the warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The warrants and the Warrant Agent Agreement are governed by New York law.

Pre-Funded Warrants

Overview. The pre-funded warrants offered hereby will be issued by the Company. Certain provisions of the pre-funded warrants are set forth herein but are only a summary and are qualified in their entirety by the form of pre-funded warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant.

The pre-funded warrants issued in this offering entitle the registered holder to purchase one share of our common stock at a price equal to $0.01 per share (based on an assumed offering price of $6.00. per Unit), subject to adjustment as discussed below, immediately following the issuance of such pre-funded warrant and may be exercised at any time until all of the pre-funded warrants are exercised in full.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance until all of the pre-funded warrants are exercised in full. The pre-funded warrants may be exercised by delivering a duly executed exercise notice on or prior to the expiration date at the offices of the Company, accompanied by full payment of the exercise price, by certified or official bank check payable to the Company, for the number of pre-funded warrants being exercised. Under the terms of the Underwriting Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the pre-funded warrants until the expiration of the pre-funded warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the pre-funded warrants, the holders of the pre-funded warrants shall have the right to exercise the pre-funded warrants solely via a cashless exercise feature provided for in the pre-funded warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a pre-funded warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon at least 61 days’ notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the pre-funded warrants is $0.01 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. However, the warrants will not be adjusted for issuances of common stock at prices below its exercise price.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the pre-funded warrants. If, upon exercise of the warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple pre-funded warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, upon any subsequent exercise of the pre-funded warrants, the holders of the pre-funded warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The holders of the pre-funded warrants do not have the rights or privileges of holders of common stock or any voting rights until they exercise their pre-funded warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the pre-funded warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The pre-funded warrants are governed by New York law.

Representative’s Warrants

The registration statement of which this prospectus is a part also registers for sale warrants granted to the Representative to purchase a number of shares equal to eight percent (8%) of the total number of shares of common stock sold in this offering at an exercise price equal to 110% of the public offering price in this offering, as a portion of the underwriting compensation payable to the Representative in connection with this offering. The Representative’s warrants will be non-exercisable for six months after the closing of this offering and will expire three years after such date. Please see “Underwriting—Discounts, Commissions and Representative’s Warrants” for a description of the warrants we have agreed to issue to the Representative in this offering, subject to the closing of this offering.

 Warrants to be Issued to Management Creditors

As described above in “Executive Compensation—Payment of Deferred Compensation,” the Company anticipates issuing warrants to purchase our common stock to the Management Creditors on terms which are substantially the same as the warrants to be issued as part of the Units.

Series B Convertible Preferred Stock

We are authorized to issue up to 1,650 shares of our Series B Preferred Stock, which we refer to as the “Series B Preferred Stock.” As of September 4, 2020, 100 shares of our Series B Preferred Stock, $0.01 par value, were outstanding.

The Series B Preferred Stock is convertible at the option of the holder at any time into shares of common stock at a conversion ratio determined by dividing the $1,000 stated value of the Series B Preferred Stock by a conversion price of $5,250,000 per share. As of September 4, 2020, the number shares of our common stock issuable upon conversion of the 100 outstanding shares of Series B Preferred Stock is de minimis. The conversion price of the Series B Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.

Subject to limited exceptions, a holder of the Series B Preferred Stock will not have the right to convert any portion of its Series B Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The holders of Series B Preferred Stock are entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had converted all of their shares of Series B Preferred Stock. No distribution may be made on the common stock so long as any dividend due on the Series B Preferred Stock remains unpaid. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of Series B Preferred Stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of our common stock pursuant to the fundamental transaction.

Except as required by law, holders of the Series B Preferred Stock are not entitled to voting rights; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock is required to take certain actions that may alter or change adversely the rights or preferences of the holders of Series B Preferred Stock, increase the number of shares of Series B Preferred Stock, or authorize a new class ranking senior or pari passu to the Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference equal to $1,000 per share.

The securities purchase agreement and related registration rights agreement, as well as the certificate of designation authorizing the Series B Preferred Stock include certain other agreements and covenants for the benefit of the holders of the Series B Preferred Stock, including several restrictions that have now expired, and a requirement to use our best efforts to maintain the listing or trading of our common stock on one or more specified United States securities exchanges or regulated quotation services.

Once shares of Series B Preferred Stock have been converted, those shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

Undesignated Preferred Stock

Subject to the restrictions set forth in the certificate of designation for our Series B Preferred Stock, as of September 4, 2020, our Board of Directors has the authority to issue up to 9,600 additional shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue preferred stock that would have the right to vote, separately or with any other stockholder of preferred stock, on any proposed amendment to our certificate of incorporation, or on any other proposed corporate action, including business combinations and other transactions.

We will not offer preferred stock unless the offering is approved by a majority of our independent directors. The independent directors will have access, at our expense, to our counsel or independent counsel.

Series I Warrants

The Series I Warrants were originally issued over the course of three separate closings – February 28, April 26, and June 19, 2019, pursuant to a securities purchase agreement providing for the purchase of our Series G Convertible Preferred Stock. Each became exercisable six months after its date of issue. The Series I Warrants provide for the purchase of 41,752 shares of our Common Stock in the aggregate with an exercise price of $7.50 per share.

The Series I Warrants are exercisable six months from the issuance date and have a term of exercise equal to five years from the date they first became exercisable. The warrants contain anti-dilution and price adjustment provisions, which may, under certain circumstances, reduce the exercise price on several future dates. There is a provision which reduces the exercise price to match if we sell or grant certain options to purchase, including rights to reprice, our Common Stock or Common Stock Equivalents (as defined) at a price lower than the exercise price of the warrants, or if we announce plans to do so.

The number of shares subject to Series I Warrants will also increase so that the aggregate exercise price remains the same for each Series I Warrant. In addition, upon exercise of the warrants the warrant holders will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had then exercised the warrants. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the warrant holders will be entitled to receive, upon exercise of their warrants, any securities or other consideration received by the holders of common stock pursuant to the fundamental transaction. Under certain circumstances, after a fundamental transaction, holders may be entitled to receive a cash payment equal to the value of the warrants, computed as provided in those warrants. Any successor to us or surviving entity shall assume the obligations under the warrants.

The warrant holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the warrants. If there is no effective registration statement registering, there are insufficient authorized shares of our common stock available, or there is no current prospectus available for the resale of the shares issuable upon exercise of the warrants, then the warrants may be exercised on a “net” or “cashless” basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Subject to limited exceptions, a holder of the warrants will not have the right to exercise the warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Convertible Debentures

Our 5% Original Issue Discount Senior Secured Convertible Debentures, which we refer to as the “Convertible Debentures” mature in 12 months, bear interest at a rate of 5% per annum, and are convertible into the Company’s common stock, $0.01 par value, beginning six months after its date of issuance at an initial conversion price of $7.50 per share, subject to adjustment. Interest is payable quarterly in cash, or if certain conditions are met, we may pay accrued interest in shares of its common stock. The Convertible Debentures may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Convertible Debentures may be prepaid in an amount equal to 110% of the principal amount plus accrued interest. From day 181 through day 365, they may be prepaid in an amount equal to 120% of the principal amount plus accrued interest.

The Convertible Debentures contain anti-dilution and price adjustment provisions, which may, under certain circumstances, reduce the conversion price on several future dates. There is a provision which reduces the conversion price to match if we sell or grant certain options to purchase, including rights to reprice, our Common Stock or Common Stock Equivalents (as defined) at a price lower than the conversion price of the Convertible Debentures, or if we announce plans to do so.

As noted, the Convertible Debentures contain conversion limitations providing that a holder thereof may not convert the convertible debenture to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of the Company’s common stock immediately after giving effect to such conversion or exercise. A holder may increase or decrease its beneficial ownership limitation upon notice to the us provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

Upon consummation of this offering, the Convertible Debentures will mandatorily convert into the Conversion Units, with the same terms as the Units described in this prospectus. The conversion price will be equal to the lower of (i) $7.50 per share and (ii) 80% of the offering price of the Units.  The number of Conversion Units to be issued upon mandatory conversion of the Convertible Debentures is subject to a 4.99% limitation on the percentage of shares the holders may beneficially own, subject to certain adjustments. Based on the assumed offering price of $6.00 per Unit, upon consummation of this offering the Convertible Debentures will convert into 172,208 Conversion Units which include common stock and 77,792 Conversion Units which include pre-funded warrants.

June 2020 Warrants

The June 2020 Warrants were issued, together with the Convertible Debentures, pursuant to the Securities Purchase Agreement dated June 26, 2020. The June 2020 Warrants are five-year warrants to purchase 160,000 shares of the Company’s common stock at an exercise price of $7.50 per share, subject to adjustment.

The June 2020 Warrants are exercisable immediately and expire on June 26, 2025. The June 2020 Warrants may be called by us if our common stock trades at $18.75 for ten straight trading days, subject to certain conditions.

The June 2020 Warrants contain anti-dilution and price adjustment provisions, which may, under certain circumstances, reduce the exercise price on several future dates. There is a provision which reduces the exercise price to match if we sell or grant certain options to purchase, including rights to reprice, our Common Stock or Common Stock Equivalents (as defined) at a price lower than the exercise price of the warrants, or if we announce plans to do so.

Upon exercise of the warrants, the warrant holders will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had then exercised the warrants. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the warrant holders will be entitled to receive, upon exercise of their warrants, any securities or other consideration received by the holders of common stock pursuant to the fundamental transaction. Under certain circumstances, after a fundamental transaction, holders may be entitled to receive a cash payment equal to the value of the warrants, computed as provided in those warrants. Any successor to us or surviving entity shall assume the obligations under the warrants.

The warrant holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the warrant. If there is no effective registration statement registering, there are insufficient authorized shares of our common stock available, or there is no current prospectus available for the resale of the shares issuable upon exercise of the warrant, then the warrant may be exercised on a “net” or “cashless” basis. No fractional shares of common stock will be issued in connection with the exercise of the warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

The June 2020 Warrants contain conversion limitations providing that a holder thereof may not convert the warrant to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our common stock immediately after giving effect to such conversion or exercise. A holder may increase or decrease its beneficial ownership limitation upon notice to the Company provided that in no event such limitation exceeds 9.99%, and that any increase shall not be effective until the 61st day after such notice.

 Delaware Anti-Takeover Law

We have elected not to be subject to certain provisions of Delaware law that could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtained interested stockholder status;
•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation’s voting stock.

Section 203 applies to Delaware corporations that have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders; provided, however, the restrictions of this statute will not apply to a corporation if:

•	the corporation’s original charter contains a provision expressly electing not to be governed by the statute;
•	the corporation’s board of directors adopts an amendment to the corporation’s bylaws within 90 days of the effective date of the statute expressly electing not to be governed by it;
•

the stockholders of the corporation adopt an amendment to its charter or bylaws expressly electing not to be governed by the statute (so long as such amendment is approved by the affirmative vote of a majority of the shares entitled to vote);

•

a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests himself of ownership of a sufficient number of shares so that he ceases to be an interested stockholder, and during the three year period immediately prior to a business combination, would not have been an interested stockholder but for the inadvertent acquisition;

•

the business combination is proposed prior to the consummation or abandonment of a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation; or

•	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the statutes did not apply.

Our certificate of incorporation includes a provision electing not to be governed by Section 203 of the DCGL. Accordingly, our board of directors does not have the power to reject certain business combinations with interested stockholders based on Section 203 of the DCGL.

Indemnification

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request in such a capacity for another entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering we estimate that we will have 3,451,336 outstanding shares of our common stock, calculated as of September 4, 2020, assuming no exercise of outstanding options or warrants, and no exercise of the underwriters’ over-allotment allocation. This amount also assumes (i) the mandatory conversion of the Convertible Debentures at 80% of the assumed offering price of $6.00 resulting in the issuance of 172,208 shares of common stock and 77,792 pre-funded warrants, and the issuance of 2,000,000 warrants and (ii) the issuance of approximately 250,000 units substantially similar to the Units offered hereby to the Management Creditors as described above in “Executive Compensation—Payment of Deferred Compensation.”

Lock-up Agreements and Obligations

Our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after this offering is completed without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

The investors who acquired the Convertible Debentures and the June 2020 Warrants have entered into a lock-up/leak-out agreement with the Company pursuant to which the investors have agreed that, until the thirty (30) day anniversary of the closing date of this offering, referred to as the restriction period, they will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any shares of Common Stock received following a mandatory conversion of the Convertible Debentures upon the consummation of this offering. The lock-up/leak-out agreement also provides that the investors may, during the sixty (60) days that immediately follow the expiration of the restriction period, the investors shall be permitted to sell on each trading day during the dribble period only such number of shares equal to 10% of the shares of common stock received by the investors on the closing date of this offering. Shares owned by the investors which are not acquired pursuant to the mandatory conversion feature will not be subject to the lock-up/leak-out arrangement.

Sale of Restricted Securities

The shares of our common stock sold pursuant to this offering will be registered under the Securities Act or 1933, as amended, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our common stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e. securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Units, common stock, pre-funded warrants, and warrants purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. The holder of a Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying one share of common stock or one pre-funded warrant and one warrant to purchase one share of common stock that underlie the Unit, as the case may be. As a result, the discussion below with respect to actual holders of common stock, pre-funded warrants, and warrants should also apply to holders of Units (as the deemed owners of the underlying common stock, pre-funded warrants, and warrants that comprise the Units). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt organizations or governmental organizations;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of common stock or one pre-funded warrant and one warrant to purchase one share of common stock. For U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between such one share of common stock or one pre-funded warrant and one warrant to purchase one share of common stock based on their relative fair market values at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each share of common stock or pre-funded warrant and each warrant should be the stockholder’s tax basis in such share, pre-funded warrant, or warrant, as the case may be. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the one share of common stock or one pre-funded warrant and one warrant to purchase one share of common stock comprising the Unit, and the amount realized on the disposition should be allocated between the one share of common stock or one pre-funded warrant and one warrant to purchase one share of common stock based on their respective relative fair market values (as determined by each such Unit holder on all the relevant facts and circumstances) at the time of disposition. The separation of the common stock, pre-funded warrants, and warrants comprising Units should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common stock, pre-funded warrants, and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Tax Treatment of Pre-Funded Warrants

We believe that our pre-funded warrants should be treated as our common stock for U.S. federal income tax purposes, rather than warrants.  Assuming this position is upheld, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common stock received.  Similarly, the tax basis of a pre-funded warrant should carry over to the common stock received upon exercise, increased by the exercise price of $0.01 per share.  However, our position is not binding on the IRS, and the IRS may treat the pre-funded warrants as warrants to acquire our common stock.  You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the pre-funded warrants.  The following discussion assumes our pre-funded warrants are properly treated as our common stock.

Distributions

As described in the section titled “Market for Our Common Stock - Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Constructive Distributions

The terms of the warrants allow for changes in the exercise price of the warrants under certain circumstances. A change in exercise price of a warrant that allows holders to receive more shares of common stock on exercise may increase a holder’s proportionate interest in our earnings and profits or assets. In that case, such holder may be treated as though it received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would generally result, for example, if the exercise price is adjusted to compensate holders for distributions of cash or property to our stockholders.

Not all changes in the exercise price that result in a holder’s receiving more common stock on exercise, however, would be considered as increasing a holder’s proportionate interest in our earnings and profits or assets. For instance, a change in exercise price could simply prevent the dilution of a holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions for these purposes. Conversely, if an event occurs that dilutes a holder’s interest and the exercise price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to our stockholders.

Any taxable constructive stock distributions resulting from a change to, or a failure to change, the exercise price of the warrants that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property, resulting in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its common stock or warrants, as applicable, being increased by the amount of such dividend), and with any excess treated as a return of capital or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for tax rates applicable to long-term capital gains or the dividends-received deduction described under “—Distributions,” as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange, Redemption, Lapse or Other Taxable Disposition of a Warrant

Upon a sale, exchange, redemption, lapse or other taxable disposition of a warrant, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (if any) on the disposition and such U.S. holder’s tax basis in the warrant. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the warrant. The U.S. holder’s tax basis in the warrant generally will equal the amount the holder paid for the warrant. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the warrant for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Exercise of a Warrant

The exercise of a warrant for shares of common stock generally will not be a taxable event for the exercising U.S. holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. holder will have a tax basis in the shares of common stock received on exercise of a warrant equal to the sum of the U.S. holder’s tax basis in the warrant surrendered, reduced by any portion of the basis allocable to a fractional share, plus the exercise price of the warrant. A U.S. holder generally will have a holding period in shares of common stock acquired on exercise of a warrant (other than a pre-funded warrant) that commences on the date of exercise of the warrant.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a warrant (as described above under “Consequences to U.S. Holders—Constructive Distributions”), paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock or a warrant unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●

the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●

shares of our common stock or our warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our common stock or warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock. In addition, provided that our common stock is regularly traded on an established securities market, a warrant will not be treated as a U.S. real property interest with respect to a non-U.S. holder if such holder did not own, actually or constructively, warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of 5% of all our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common stock or warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends (including constructive dividends) on our common stock and warrants. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock or warrants, which may be relied upon by taxpayers until final regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Maxim Group LLC is acting as the representative of the underwriters of the offering (the “Representative”). We have entered into an underwriting agreement dated September [__], 2020 with the Representative with respect to the common stock, pre-funded warrants and warrants being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per Unit less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Name of Underwriter	Number of Units
Maxim Group LLC
Joseph Gunnar & Co., LLC

Total

The underwriters are committed to purchase all the shares of common stock, pre-funded warrants, and warrants offered by this prospectus if it purchases any shares of common stock, pre-funded warrants and warrants. The underwriters are not obligated to purchase the shares of common stock, pre-funded warrants and/or warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock, pre-funded warrants and warrants, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an option, exercisable no later than 45 days after the date of the underwriting agreement, to purchase up to an additional 300,000 shares of common stock, pre-funded warrants and/or warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock, pre-funded warrants and/or warrants. The underwriters will offer these additional shares of common stock, pre-funded warrants and/or warrants on the same terms as those on which the other shares of common stock, pre-funded warrants and/or warrants are being offered hereby.

Discounts, Commissions and Representative’s Warrants

We have agreed to sell the Units to the underwriters at a discount equal to eight percent (8%) of the aggregate gross proceeds raised in this offering. We have also agreed to (i) grant to the Representative warrants to purchase a number of shares equal to eight percent (8%) of the total number of shares of common stock and pre-funded warrants sold in this offering (excluding shares subject to the warrants) at an exercise price equal to 110% of the public offering price in this offering. The warrants (the “Representative’s Warrants”) will contain a cashless exercise feature. The Representative’s Warrants will be non-exercisable for six months after the closing of this offering (“Closing Date”) and will expire three years after such Closing Date. The Representative’s Warrants will contain provisions for (i) one demand registration of the shares underlying the Representative’s Warrants at the Company’s expense, (ii) one additional demand registration for such shares at the warrant holders’ expense for a period of three years from the closing Date, and (iii) unlimited piggyback registration rights for a period of three years after the Closing Date at the Company’s expense. The number of shares subject to Representative’s Warrants outstanding, and the exercise price of those securities, will be adjusted proportionately, as permitted by FINRA Rule 5110(f)(2)(G).

The Representative has advised us that the underwriters propose to offer the Units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $[  ] per Unit. After this offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the Units.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional Units. The underwriting discount is equal to the public offering price per Unit less the amount per Unit the underwriters pay us for the Units.

	Per Unit(1)	Total Without Over Allotment	Total With Over Allotment

Public offering price	$	$	$
Underwriting discounts and commissions	$
Proceeds, before expenses, to us	$

(1)	The fees shown do not include the warrant to purchase shares of common stock issuable to the Representative at closing.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $591,562, all of which are payable by us. This amount includes expense reimbursements we have agreed to pay the Representative for reimbursement of its expenses related to this offering, up to a maximum aggregate expense allowance of $125,000.

Lock-Up Agreements

We and each of our officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six (6) months after this offering is completed without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

The investors who acquired the Convertible Debentures and the June 2020 Warrants have entered into a lock-up/leak-out agreement with the Company pursuant to which the investors have agreed that, until the thirty (30) day anniversary of the closing date of this offering, referred to as the restriction period, they will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any shares of Common Stock received following a mandatory conversion of the Convertible Debentures upon the consummation of this offering. The lock-up/leak-out agreement also provides that the investors may, during the sixty (60) days that immediately follow the expiration of the restriction period, the investors shall be permitted to sell on each trading day during the dribble period only such number of shares equal to 10% of the shares of common stock received by the investors on the closing date of this offering. Shares owned by the investors which are not acquired pursuant to the mandatory conversion feature will not be subject to the lock-up/leak-out arrangement.

Right of First Refusal and Certain Post-Offering Investments

We have granted the underwriters a right of first refusal, for a period of eighteen (18) months from the closing of this offering, to act as lead managing underwriter and book runner or minimally as co-lead manager and co-book runner and/or co-lead placement agent at each of the underwriter’s discretion, for each and every future public and private equity, equity-linked or debt (excluding commercial bank debt) offering, including all equity linked financings (each, a “Subject Transaction”), during such eighteen (18) month period, of the Company, or any successor to or subsidiary of the Company, but excluding the private placement fund-raising efforts of Immutak Oncology, Inc.  In the event that both underwriters exercise their respective right of first refusal as to the same public equity offering, the economic participation between Maxim Group and Joseph Gunnar for this right of first refusal shall be 80% to Maxim Group and 20% to Joseph Gunnar.

In addition, we have also agreed to pay the underwriters an aggregate cash fee of 8% in the event investors previously directly introduced to the Company by such parties provide capital, including, but not limited to, via any exercise of the warrants or overallotment warrants (if any) issued in this offering to the Company during the period commencing 91 days following the closing of the offering and continuing for a period of 18 months thereafter.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

OTCQB and Nasdaq

Our common stock is presently quoted on the OTCQB marketplace under the symbol “GOVX”. We have applied to have our common stock and warrants listed on Nasdaq under the symbols “GOVX” and “GOVXW”, respectively. No assurance can be given that our application will be approved. Trading Quotes of securities on an over-the-counter marketplace may not be indicative of the market price of those securities on a national securities exchange. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for the underwriters’ own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the underwriters, or their affiliates. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with this offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Certain Relationships

The underwriters and their affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

LEGAL MATTERS

 The validity of the issuance of the shares of common stock covered by this prospectus will be passed upon for us by Womble Bond Dickinson (US) LLP. Lucosky Brookman LLP is acting as counsel for the underwriters in this offering.

EXPERTS

 Our consolidated financial statements as of and for our year ended December 31, 2019 included in this prospectus and elsewhere in the registration statement have been audited by Wipfli LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

Our consolidated financial statements as of and for our year ended December 31, 2018 included in this prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

INTERESTS OF NAMED EXPERTS AND COUNSEL

 No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of GeoVax.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. In addition, you may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

GeoVax Labs, Inc.

1900 Lake Park Drive, Suite 380
Smyrna, Georgia 30080
Tel:  (678) 384-7220

Attention: Mark W. Reynolds, Chief Financial Officer

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

GEOVAX LABS, INC.

INDEX TO FINANCIAL STATEMENTS

2019 Audited Financial Statements:
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-4
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule: Schedule II – Valuation and Qualifying Accounts for the Years Ended December 31, 2019 and 2018	F-18

Interim Financial Statements for the Six Months Ended June 30, 2020 (unaudited):
Condensed Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019	F-19
Condensed Consolidated Statements of Operations for the Three-Month and Six-Month Periods Ended June 30, 2020 and 2019	F-20
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the Three-Month and Six-Month Periods Ended June 30, 2020 and 2019	F-21
Condensed Consolidated Statements of Cash Flows for the Six-Month Periods Ended June 30, 2020 and 2019	F-22
Notes to Condensed Consolidated Financial Statements	F-23

235 Peachtree Street NE Suite 1800 Atlanta, GA 30303	404 588 4200 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of GeoVax Labs, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of GeoVax Labs, Inc. and subsidiary (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year then ended and the related notes to the consolidated financial statements and schedule (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness on the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

Atlanta, Georgia

March 24, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of GeoVax Labs, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of GeoVax Labs, Inc. and subsidiary (the “Company”) as of December 31, 2018, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the year then ended and the related notes to the consolidated financial statements and schedule (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness on the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2005.

Atlanta, Georgia

March 8, 2019

GEOVAX LABS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$283,341	$259,701
Grant funds and other receivables	68,603	121,814
Prepaid expenses and other current assets	95,320	238,189
Total current assets	447,264	619,704
Property and equipment, net (Note 3)	10,606	11,350
Deposits	11,010	11,010

Total assets	$468,880	$642,064

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$152,653	$125,859
Accrued expenses (Note 4)	1,851,040	1,238,552
Current portion of notes payable (Note 5)	12,500	260,420
Total current liabilities	2,016,193	1,624,831
Note payable, net of current portion (Note 5)	27,243	39,580
Total liabilities	2,043,436	1,664,411

Commitments (Note 6)

Stockholders’ equity (deficiency):
Preferred stock, $.01 par value (Note 7): Authorized shares – 10,000,000 Issued and outstanding shares – 2,486 and 3,450 at December 31, 2019 and 2018, respectively	1,932,433	1,971,333
Common stock, $.001 par value: Authorized shares – 600,000,000 Issued and outstanding shares – 299,835 and 219 at December 31, 2019 and 2018, respectively	300	-
Additional paid-in capital	39,340,224	37,483,204
Accumulated deficit	(42,847,513)	(40,476,884)
Total stockholders’ equity (deficiency)	(1,574,556)	(1,022,347)

Total liabilities and stockholders’ equity (deficiency)	$468,880	$642,064

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2019	2018
Grant and collaboration revenue	$1,175,896	$963,203

Operating expenses:
Research and development	1,910,715	1,878,652
General and administrative	1,637,674	1,647,268
Total operating expenses	3,548,389	3,525,920

Loss from operations	(2,372,493)	(2,562,717)

Other income (expense):
Interest income	6,359	5,213
Interest expense	(4,495)	(2,590)
Total other income (expense)	1,864	2,623

Net loss	$(2,370,629)	$(2,560,094)

Basic and diluted:
Loss per common share	$(39.25)	$(15,610.33)
Weighted average shares outstanding	60,402	164

See accompanying notes to consolidate financial statements.

GEOVAX LABS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

							Total
	Preferred Stock (Note 7)		Common Stock		Additional Paid-in	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at December 31, 2017	3,670	$1,899,085	107	$-	$35,696,648	$(37,916,790)	$(321,057)
Sale of convertible preferred stock for cash	1,200	1,190,000	-	-	-	-	1,190,000
Conversion of preferred stock to common stock	(1,420)	(1,117,752)	95	-	1,117,752	-	-
Issuance of common stock for services	-	-	17	-	513,500	-	513,500
Stock-based compensation expense	-	-	-	-	155,304	-	155,304
Net loss for the year ended December 31, 2018	-	-	-	-	-	(2,560,094)	(2,560,094)
Balance at December 31, 2018	3,450	1,971,333	219	-	37,483,204	(40,476,884)	(1,022,347)
Sale of convertible preferred stock for cash and cancellation of note payable	1,700	1,542,950	-	-	147,050	-	1,690,000
Conversion of preferred stock to common stock	(2,664)	(1,581,850)	296,390	296	1,581,554	-	-
Issuance of common stock for services	-	-	3,224	3	23,997	-	24,000
Adjustments and rounding for reverse stock split	-	-	2	1	(1)	-	-
Stock-based compensation expense	-	-	-	-	104,420	-	104,420
Net loss for the year ended December 31, 2019	-	-	-	-	-	(2,370,629)	(2,370,629)
Balance at December 31, 2019	2,486	$1,932,433	299,835	$300	$39,340,224	$(42,847,513)	$(1,574,556)

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,370,629)	$(2,560,094)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,350	19,801
Stock-based compensation expense	327,500	469,724
Changes in assets and liabilities:
Grant funds and other receivables	53,211	(62,056)
Prepaid expenses and other current assets	(56,211)	36,480
Accounts payable and accrued expenses	639,282	553,119
Total adjustments	972,132	1,017,068
Net cash used in operating activities	(1,398,497)	(1,543,026)

Cash flows from investing activities:
Purchase of property and equipment	(7,606)	-
Net cash used in investing activities	(7,606)	-

Cash flows from financing activities:
Net proceeds from sale of preferred stock	1,440,000	1,190,000
Proceeds from issuance of notes payable	-	300,000
Principal repayment of notes payable	(10,257)	-
Net cash provided by financing activities	1,429,743	1,490,000

Net increase (decrease) in cash and cash equivalents	23,640	(53,026)
Cash and cash equivalents at beginning of period	259,701	312,727

Cash and cash equivalents at end of period	$283,341	$259,701

Supplemental disclosure of non-cash financing activities:

As discussed in Note 7, during the year ended December 31, 2019, 2,664 shares of preferred stock were converted into 296,390 shares of common stock and during the year ended December 31, 2018, 1,420 shares of preferred stock were converted into 95 shares of common stock. During the year ended December 31, 2019, $250,000 of notes payable were cancelled in exchange for shares of our convertible preferred stock.

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2019 and 2018

1.     Description of Business

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancers using a novel patented Modified Vaccinia Ankara Virus-Like Particle (MVA-VLP) vaccine platform. In this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into highly effective VLP immunogens in the person being vaccinated. The MVA-VLP virus replicates to high titers in approved avian cells for manufacturing but cannot productively replicate in mammalian cells. Therefore, the MVA-VLP derived vaccines elicit durable immune responses in the host similar to a live attenuated virus, while providing the safety characteristics of a replication-defective vector.

Our current development programs are focused on preventive vaccines against coronavirus (COVID-19), Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. We believe our technology and vaccine development expertise are well-suited for a variety of human infectious diseases and we intend to pursue further expansion of our product pipeline.

Our corporate strategy is to improve health to patients worldwide by advancing our vaccine platform, using its unique capabilities to design and develop an array of products addressing unmet medical needs in the areas of infectious diseases and oncology. We aim to advance products through to human clinical testing, and to seek partnership or licensing arrangements for achieving regulatory approval and commercialization. We also leverage third party resources through collaborations and partnerships for preclinical and clinical testing with multiple government, academic and corporate entities.

Certain of our vaccine development activities have been, and continue to be, financially supported by the U.S. government. This support has been both in the form of research grants and contracts awarded directly to us, as well as indirect support for the conduct of preclinical animal studies and human clinical trials.

We operate in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration (FDA) in the United States, by the European Medicines Agency (EMA) in the European Union, and by comparable agencies in other countries. Obtaining approval for a new pharmaceutical product is never certain, may take many years and often involves expenditure of substantial resources. Our goal is to build a profitable company by generating income from products we develop and commercialize, either alone or with one or more potential strategic partners.

GeoVax is incorporated under the laws of the State of Delaware and our principal offices are located in the metropolitan Atlanta, Georgia area.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GeoVax Labs, Inc. together with those of our wholly-owned subsidiaries, GeoVax, Inc. and Immutak Oncology, Inc. All intercompany transactions have been eliminated in consolidation.

Basis of Presentation

As described in Notes 7 and 11, effective April 30, 2019, we enacted a one-for-five hundred reverse stock split of our common stock, and effective January 21, 2020, we further enacted a one-for-two thousand reverse split. The accompanying financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock splits.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these consolidated financial statements. We are devoting substantially all of our present efforts to research and development. We have funded our activities to date from government grants and clinical trial assistance, and from sales of our equity securities. We will continue to require substantial funds to continue our research and development activities.

We believe that our existing cash resources and government and other collaborative funding commitments will be sufficient to continue our planned operations into the second quarter of 2020. Due to our history of operating losses and our continuing need for capital to conduct our research and development activities, there is substantial doubt concerning our ability to operate as a going concern beyond that date. We are currently exploring sources of capital through additional government grants and corporate collaborations. We also intend to secure additional funds through sales of our equity securities or by other means. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern. Additional funding may not be available on favorable terms or at all. If we fail to obtain additional capital when needed, we will be required to delay, scale back, or eliminate some or all of our research and development programs as well as reduce our general and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Our cash and cash equivalents consist primarily of bank deposits and money market accounts. The recorded values approximate fair market values due to the short maturities.

Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of cash and cash equivalents, which are maintained by a high credit quality financial institution. The carrying values reported in the balance sheets for cash and cash equivalents approximate fair values.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred, while additions and improvements are capitalized. We calculate depreciation using the straight-line method over the estimated useful lives of the assets which range from three to five years. We amortize leasehold improvements using the straight-line method over the term of the related lease.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-02, Leases (ASU 2016-02). ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to classify leases as either financing or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to prior guidance for operating leases. We adopted ASU 2016-02 effective January 1, 2019; such adoption had no material impact on our financial statements, given that the noncancelable term of our current lease is less than 12 months (see Note 6).

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If we consider such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the expected future net cash flows from the assets.

Accrued Expenses

As part of the process of preparing our financial statements, we estimate expenses that we believe we have incurred, but have not yet been billed by our third-party vendors. This process involves identifying services and activities that have been performed by such vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date.

Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents consist of common shares issuable upon conversion of convertible preferred stock, and upon exercise of stock options and stock purchase warrants. All common share equivalents are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. The weighted average number of common share equivalents which were excluded from the computation of diluted loss per share, totaled 11,157 and 193 shares at December 31, 2019 and 2018, respectively. See Note 7 for more information concerning our outstanding common share equivalents at December 31, 2019 that could potentially dilute earnings per share in the future.

In July 2017, the FASB issued Accounting Standards Update 2017-11, (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”), which amends Accounting Standards Codification Topic 260, Earnings Per Share, Topic 480, Distinguishing Liabilities from Equity, and Topic 815, Derivatives and Hedging. ASU 2017-11 changes the classification of certain equity-linked financial instruments (or embedded features) with down round features and clarifies existing disclosure requirements for equity-classified instruments. We adopted ASU 2017-11 effective January 1, 2019; such adoption had no material impact on our financial statements.

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which created a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective transition method. Under this method, our prior results will remain as reported and starting in 2018 are recognized under the new method. The adoption of ASU 2014-09 had no material impact on the measurement, timing, or recognition of our grant and collaboration revenues, nor on the related research and development expenses.

Grant revenue – We receive payments from government entities under non-refundable grants in support of our vaccine development programs. We record revenue associated with these grants when the reimbursable costs are incurred and we have complied with all conditions necessary to receive the grant funds.

Research collaborations – We are pursuing a strategy of co-developing or licensing our technology for specific vaccine development approaches and/or disease indications. We have entered into multiple collaborative research and development agreements and have received third-party funding for preclinical research under certain of these arrangements. Each agreement is evaluated in accordance with the process defined by ASU 2014-09 and revenue is recognized accordingly.

Research and Development Expense

Research and development expense primarily consists of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) salaries, benefits, and stock-based compensation for personnel, (ii) laboratory supplies and facility-related expenses to conduct development, (iii) fees paid to third-party service providers to perform, monitor and accumulate data related to our preclinical studies and clinical trials, (iv) costs related to sponsored research agreements, and (v) costs to procure and manufacture materials used in clinical trials. These costs are charged to expense as incurred.

Patent Costs

Our expenditures relating to obtaining and protecting patents are charged to expense when incurred and are included in general and administrative expense.

Period-to-Period Comparisons

Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results for future periods.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance unless, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Stock-based compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Stock-based compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 7 for additional stock-based compensation information.

In May 2017, the FASB issued Accounting Standards Update 2017-09, Scope of Modification Accounting (“ASU 2017-09”), which amends Accounting Standards Codification Topic 718, Compensation – Stock Compensation. ASU 2017-09 is an attempt to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718 Compensation – Stock Compensation, to a change to the terms or conditions of a share-based payment award. We adopted ASU 2017-09 effective January 1, 2018; such adoption had no material impact on our financial statements.

In June 2018, the FASB issued Accounting Standards Update 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07), that expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. We adopted ASU 2018-07 effective January 1, 2019; such adoption had no material impact on our financial statements.

Other Recent Accounting Pronouncements

Except as discussed above, there have been no recent accounting pronouncements or changes in accounting pronouncements which we expect to have a material impact on our financial statements, nor do we believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

3.     Property and Equipment

Property and equipment as shown on the accompanying Consolidated Balance Sheets is composed of the following as of December 31, 2019 and 2018:

	2019	2018
Laboratory equipment	$534,577	$530,306
Leasehold improvements	115,605	115,605
Other furniture, fixtures & equipment	11,736	28,685
Total property and equipment	661,918	674,596
Accumulated depreciation and amortization	(651,312)	(663,246)
Property and equipment, net	$10,606	$11,350

Depreciation expense was $8,350 and $19,801 during the years ended December 31, 2019 and 2018, respectively.

4.     Accrued Expenses

Accrued expenses as shown on the accompanying Consolidated Balance Sheets is composed of the following as of December 31, 2019 and 2018:

	2019	2018
Accrued management salaries	$1,323,483	$924,509
Accrued directors’ fees	409,219	295,670
Other accrued expenses	118,338	18,373
Total accrued expenses	$1,851,040	$1,238,552

5.     Notes Payable

On February 28, 2018, we entered into a Senior Note Purchase Agreement with Georgia Research Alliance, Inc. (GRA) pursuant to which we issued a five-year Senior Promissory Note (the “GRA Note”) to GRA in exchange for $50,000. The GRA Note bears an annual interest rate of 5%, payable monthly, with principal repayments beginning in the second year. Future principal repayments are expected to be $12,500 in 2020, 2021 and 2022, and $2,243 in 2023. Interest expense related to the GRA Note was $2,097 and $2,083 for the years ended December 31, 2019 and 2018, respectively.

On December 27, 2018, we issued short-term non-interest-bearing Term Promissory Notes (the “Term Notes”) to two current investors in exchange for an aggregate of $250,000. These notes are presented as current liabilities on the consolidated balance sheet at December 31, 2018. In February 2019, the Term Notes were cancelled in exchange for shares of our convertible preferred stock (see Note 7).

6.     Commitments

Lease Agreement

We lease approximately 8,400 square feet of office and laboratory space pursuant to an operating lease which expires on December 31, 2022. Rent expense for the years ended December 31, 2019 and 2018 was $161,673 and $156,939, respectively. Future minimum lease payments total $166,155 in 2020, $171,213 in 2021 and $176,356 in 2022, although the lease may be terminated at any time by either party with ninety days written notice.

Other Commitments

In the normal course of business, we enter into various firm purchase commitments related to production and testing of our vaccine, conduct of research studies, and other activities. As of December 31, 2019, we had approximately $294,000 of unrecorded outstanding purchase commitments to our vendors and subcontractors, all of which we expect will be due in 2020. We expect this entire amount to be reimbursable to us pursuant to currently outstanding government grants.

7.     Stockholders’ Equity

Preferred Stock

Summary -- We are authorized to issue up to 10,000,000 shares of our Preferred Stock, $.01 par value, which may be issued in one or more series. The table below presents our issued and outstanding series of preferred stock as of December 31, 2019 and 2018. Each series of our outstanding preferred stock has a stated value of $1,000 per share. Further details concerning each series of preferred stock, and the changes in each series during the years ended December 31, 2019 and 2018 are discussed in the sections that follow the table.

	December 31, 2019		December 31, 2018
		Carrying		Carrying
	Shares	Value	Shares	Value
Series B Convertible Preferred Stock	100	$76,095	100	$76,095
Series C Convertible Preferred Stock	-	-	2,150	705,238
Series E Convertible Preferred Stock	-	-	1,200	1,190,000
Series H Convertible Preferred Stock	1,686	1,156,338	-	-
Series I Convertible Preferred Stock	700	700,000	-	-
Total	2,486	$1,932,433	3,450	$1,971,333

Series B Convertible Preferred Stock – Our Series B Convertible Preferred Stock, $1,000 stated value (“Series B Preferred Stock”), has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series B Preferred Stock has no voting rights and is not entitled to a dividend. As of December 31, 2019, there were 100 shares of Series B Preferred Stock outstanding, convertible at any time at the option of the holder into shares of common stock at a fixed conversion price of $350,000 per common share. There were no transactions involving our Series B Preferred Stock during the years ended December 31, 2019 and 2018.

Series C Convertible Preferred Stock – Our Series C Convertible Preferred Stock, $1,000 stated value (“Series C Preferred Stock”), has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series C Preferred Stock has no voting rights and is not entitled to a dividend. During 2018, 420 shares of Series C Preferred Stock were converted into 28 shares of common stock. During January and February 2019, 587 shares of our Series C Convertible Preferred Stock (“Series C Preferred Stock”) were converted into 39 shares of our common stock. As discussed below, during February 2019, all remaining outstanding shares of Series C Preferred Stock (1,563 shares) were exchanged for Series F Preferred Stock.

Series D Convertible Preferred Stock – In May 2017, we issued 1,000 shares of our Series D Convertible Preferred Stock, $1,000 stated value (“Series D Preferred Stock”), for net proceeds, after deduction of certain expenses, of $980,000. Our Series D Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series D Preferred Stock has no voting rights and is not entitled to a dividend. During 2018, all outstanding shares of Series D Preferred Stock were converted into 67 shares of common stock.

Series E Convertible Preferred Stock – In March 2018, we issued 600 shares of our Series E Convertible Preferred Stock, $1,000 stated value, (“Series E Preferred Stock”) for net proceeds, after deduction of certain expenses, of $590,000. In September 2018, we issued an additional 600 shares of Series E Preferred Stock for net proceeds of $600,000. Our Series E Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series E Preferred Stock has no voting rights and is not entitled to a dividend. As discussed below, during February 2019, all outstanding shares of Series E Preferred Stock (1,200 shares) were exchanged for Series F Preferred Stock.

Series F Preferred Stock – In February 2019, we entered into Exchange Agreements with holders of our Series C and Series E Preferred Stock, pursuant to which the holders exchanged all shares of Series C and Series E Preferred Stock held by them for an aggregate of 2,763 shares of Series F Convertible Preferred Stock (“Series F Preferred Stock”). Our Series F Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series F Preferred Stock has no voting rights and is not entitled to a dividend. During 2019, 507 shares of Series F Preferred Stock were converted into 191 shares of our common stock. As discussed below, during July 2019, all remaining outstanding shares of Series F Preferred Stock (2,256 shares) were exchanged for Series H Preferred Stock.

Series G Preferred Stock – In February 2019, we entered into a Securities Purchase Agreement with the purchasers identified therein (the “Purchasers”) providing for sale to the Purchasers of an aggregate of up to 1,000 shares of our Series G Convertible Preferred Stock (“Series G Preferred Stock”) and related warrants for gross proceeds of up to $1.0 million, which was funded at three different closings. Our Series G Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series G Preferred Stock has no voting rights and is not entitled to a dividend. At the first closing, which occurred in February 2019, we issued 500 shares of Series G Preferred Stock in exchange for the payment by the Purchasers of $250,000 in the aggregate, plus the cancellation of Term Notes held by the Purchasers (see Note 5) in the amount of $250,000. At the second and third closings, which occurred in April and June 2019, we issued an aggregate of 500 additional shares of Series G Preferred Stock in exchange for the payment by the Purchasers of a total of $500,000. As discussed below, during July 2019, all outstanding shares of Series G Preferred Stock (1,000 shares) were exchanged for Series H Preferred Stock.

Series H Preferred Stock – In July 2019, we entered into Exchange Agreements with holders of our Series F and Series G Preferred Stock, pursuant to which the holders exchanged all shares of Series F and Series G Preferred Stock held by them for an aggregate of 3,257 shares of Series H Convertible Preferred Stock (“Series H Preferred Stock”). Our Series H Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series H Preferred Stock has no voting rights and is not entitled to a dividend. The Series H Preferred Stock is convertible at any time at the option of the holders into shares of our common stock, at a conversion price equal to the lesser of (i) $15,000 per common share and (ii) 80% of the lowest volume weighted average price of the common stock during the ten trading days immediately preceding the delivery of a notice of conversion. The Series H Preferred Stock contains price adjustment provisions, which may, under certain circumstances reduce the conversion price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the then conversion price of the Series H Preferred Stock. During 2019, 1,570 shares of Series H Preferred Stock were converted into 296,160 shares of our common stock.

Series I Preferred Stock – In July 2019, we entered into a Securities Purchase Agreement with the purchasers identified therein (the “Purchasers”) providing for sale to the Purchasers of an aggregate of 700 shares of our Series I Convertible Preferred Stock (“Series I Preferred Stock”) for gross proceeds of $700,000. Our Series I Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series I Preferred Stock has no voting rights and is not entitled to a dividend. The Series I Preferred Stock is convertible at any time at the option of the holders into shares of our common stock, at a conversion price equal to the lesser of (i) $15,000 per common share and (ii) 80% of the lowest volume weighted average price of the common stock during the ten trading days immediately preceding the delivery of a notice of conversion. The Series I Preferred Stock contains price adjustment provisions, which may, under certain circumstances reduce the conversion price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the then conversion price of the Series I Preferred Stock. During 2019, there were no conversions of our Series I Preferred Stock.

Common Stock

Reverse Stock Split – Following approval by our shareholders at a meeting held on April 15, 2019, on April 30, 2019, we effected a one-for-five hundred reverse split of our common stock by the filing of an amendment to our certificate of incorporation with the State of Delaware.

During 2019 and 2018 we issued an aggregate of 296,390 and 95 shares of our common stock, respectively, pursuant to the conversion of several series of our Convertible Preferred Stock as discussed above.

During 2019, we issued an aggregate of 3,224 shares of our common stock pursuant to a consulting agreement; for which we recognized $24,000 of expense. During 2018, we issued an aggregate of 17 shares of our common stock pursuant to certain consulting and investment banking agreements. We assigned an aggregate value to these shares of $513,500, $314,419 of which was expensed during 2018. The remaining $199,080 was recorded as a prepaid expense as of December 31, 2018 and recognized as expense during 2019 over the terms of the related agreements.

Stock Options

We have a stock-based incentive plan pursuant to which our Board of Directors may grant stock options to our employees. The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees). Options have a maximum ten-year term and generally vest over three years.

There were no grants of stock options during the year ended December 31, 2019. As a result of the reverse stock splits enacted in April 2019 and in January 2020, we have made adjustments and retroactive restatements to all of our outstanding stock options such that the balances as of December 31, 2019 and 2018 are negligible.

We use the Black-Scholes model for determining the grant date fair value of our stock option grants. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected amount of time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted. The significant assumptions we used in our fair value calculations were as follows:

	2019	2018
Weighted average risk-free interest rates	N/A	2.79%
Expected dividend yield	N/A	0.0%
Expected life of option (yrs)	N/A	7.0
Expected volatility	N/A	71.34%

Total employee and director stock-based compensation expense recognized in the consolidated statement of operations for the years ended December 31, 2019 and 2018 was $104,420 and $155,304, respectively, of which $43,801 and $41,998 was included in research and development expenses and $60,619 and $113,306 was included in general and administrative expenses, respectively. As of December 31, 2019, there is $99,975 of unrecognized compensation expense related to employee and director stock-based compensation arrangements.

Stock Purchase Warrants

The following table summarizes our warrants outstanding as of December 31, 2019:

	Expiration Date	Exercise Price	Number of Warrants
Series G	September 2021	$25,440	48
Series H	December 2021	1.15	217,392
Series I	Aug-Dec 2024	15,000	48

During 2019, in connection with the sale of our Series G Preferred Stock, we issued Series I Warrants to purchase an aggregate of 48 shares of our common stock with an exercise price of $15,000 per share.

All of the outstanding warrants contain anti-dilution and price adjustment provisions, which may, under certain circumstances reduce the exercise price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the then exercise price of the warrants. Such provisions as to the Series G and Series H Warrants apply to the exercise price only, with no effect on the number of shares subject to the warrants. Such provisions as to the Series I Warrants apply to both the exercise price and the number of shares subject to the warrants, so that the number of warrants will be increased such that the aggregate exercise price, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to the adjustment. The Series H Warrants have an additional price adjustment provision requiring a similar adjustment to the exercise price and number of warrants following a reverse stock split of our common stock; such adjustments occurred in connection with our April 30, 2019 reverse stock split and our January 21, 2020 reverse stock split (see Note 11), which is retroactively reflected in the table above.

8.     Retirement Plan

We participate in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third-party service provider, and the Company contributes to the 401k Plan on behalf of its employees based upon a matching formula. During the years ended December 31, 2019 and 2018 our contributions to the 401k Plan were $25,876 and $23,354, respectively.

9.     Income Taxes

At December 31, 2019, we have a consolidated federal net operating loss (“NOL”) carryforward of approximately $65.7 million available to offset against future taxable income of which approximately $62.6 million expires in varying amounts in 2020 through 2037. Additionally, we have approximately $1.1 million in research and development (“R&D”) tax credits that expire in 2022 through 2039 unless utilized earlier. No income taxes have been paid to date. Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of our NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities included the following at December 31, 2019 and 2018:

	2019	2018
Deferred tax assets:
Net operating loss carryforward	$15,328,336	$16,681,908
Research and development tax credit carryforward	1,122,536	1,063,877
Stock-based compensation expense	1,877,284	1,808,509
Accrued salaries and directors’ fees	450,503	315,246
Depreciation	8,571	8,414
Total deferred tax assets	18,787,230	19,879,954
Deferred tax liabilities	-	-
Net deferred tax assets	18,787,230	19,879,954
Valuation allowance	(18,787,230)	(19,879,954)
Net deferred tax asset after reduction for valuation allowance	$-0-	$-0-

We have established a full valuation allowance equal to the amount of our net deferred tax assets due to uncertainties with respect to our ability to generate sufficient taxable income to realize these assets in the future. A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense is as follows:

	2019	2018
U.S. federal statutory rate applied to pretax loss	$(497,833)	$(537,620)
Permanent differences	278	549
Research and development credits	(47,053)	(53,884)
Change in valuation allowance	544,308	590,955
Reported income tax expense	$-0-	$-0-

10.     Grants and Collaboration Revenue

We receive payments from government entities under our grants from the National Institute of Allergy and Infectious Diseases (NIAID) and from the U.S. Department of Defense in support of our vaccine research and development efforts. We record revenue associated with government grants as the reimbursable costs are incurred. During 2019 and 2018, we recorded $983,682 and $934,575, respectively, of revenue associated with these grants. As of December 31, 2019, there is an aggregate of $1,605,505 in remaining grant funds available for use during 2020.

During 2019 and 2018, we recorded $192,214 and $28,628, respectively, of revenues associated with research collaboration agreements with several third parties.

11.     Subsequent Events

Reverse Stock Split

Following approval by our shareholders at a meeting held on January 3, 2020, on January 21, 2020, we effected a one-for-two thousand reverse split of our common stock by the filing of an amendment to our certificate of incorporation with the State of Delaware.

Conversions of Preferred Stock to Common Stock

During the first quarter of 2020 (through March 23), all remaining Series H Preferred Stock (1,686 shares) and Series I Preferred Stock (700 shares) were converted into an aggregate of 13,481,349 shares of our common stock.

Issuance of Series J Preferred Stock

On January 24, 2020, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers identified therein (the “Purchasers”) providing for the issuance and sale to the Purchasers of an aggregate of 300 shares of our Series J Convertible Preferred Stock (“Series G Preferred Stock”) for gross proceeds of $300,000.

Our Series J Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series J Preferred Stock has no voting rights and is not entitled to a dividend. The Series J Preferred Stock is convertible at any time at the option of the holders into shares of our common stock, at a conversion price equal to the lesser of (i) $2.00 per share and (ii) 80% of the volume weighted average price of the common stock during the ten trading days immediately preceding the delivery of a notice of conversion. The Series J Preferred Stock contains price adjustment provisions, which may, under certain circumstances reduce the conversion price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the then conversion price of the Series J Preferred Stock.

GEOVAX LABS, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2019 and 2018

		Additions (Reductions)
Description	Balance at Beginning Of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End Of Period
Reserve Deducted in the Balance Sheet From the Asset to Which it Applies:

Allowance for Deferred Tax Assets
Year ended December 31, 2019	$19,879,954	$(1,092,724)	$-0-	$-0-	$18,787,230
Year ended December 31, 2018	19,123,959	755,995	-0-	-0-	19,879,954

GEOVAX LABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$710,682	$283,341
Grant funds and other receivables	187,163	68,603
Prepaid expenses and other current assets	40,470	95,320
Total current assets	938,315	447,264
Property and equipment, net (Note 5)	8,618	10,606
Deposits	11,010	11,010

Total assets	$957,943	$468,880

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$91,416	$152,653
Accrued expenses (Note 6)	2,076,359	1,851,040
Current portion of notes payable	182,379	12,500
Convertible debentures	435,711	-
Total current liabilities	2,785,865	2,016,193
Note payable, net of current portion	21,699	27,243
Total liabilities	2,807,564	2,043,436

Commitments (Note 9)

Stockholders’ equity (deficiency):
Preferred Stock, $.01 par value (Note 10):
Authorized shares – 10,000,000
Issued and outstanding shares – 400 and 2,486 June 30, 2020 and December 31, 2019, respectively	376,095	1,932,433
Common stock, $.001 par value:
Authorized shares – 600,000,000
Issued and outstanding shares – 13,834,075 and 299,835 at June 30, 2020 and December 31, 2019, respectively	13,834	300
Additional paid-in capital	41,658,861	39,340,224
Accumulated deficit	(43,898,411)	(42,847,513)
Total stockholders’ equity (deficiency)	(1,849,621)	(1,574,556)

Total liabilities and stockholders’ equity (deficiency)	$957,943	$468,880

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Grant and collaboration revenue	$440,602	$209,941	$1,156,579	$574,173

Operating expenses:
Research and development	461,421	451,227	1,270,357	1,006,945
General and administrative	427,292	412,650	929,637	922,714
Total operating expenses	888,713	863,877	2,199,994	1,929,659

Loss from operations	(448,111)	(653,936)	(1,043,415)	(1,355,486)

Other income (expense):
Interest income	60	881	812	2,105
Interest expense	(7,153)	(1,093)	(8,295)	(2,221)
Total other income (expense)	(7,093)	(212)	(7,483)	(116)

Net loss	$(455,204)	$(654,148)	$(1,050,898)	$(1,355,602)

Basic and diluted:
Net loss per common share	$(0.03)	$(1,994.35)	$(0.11)	$(4,706.95)
Weighted average shares outstanding	13,823,452	328	9,255,497	288

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

(Unaudited)

	Three-Month and Six-Month Periods Ended June 30, 2020
							Total
	Preferred Stock (Note 10)		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficiency)
Balance at December 31, 2019	2,486	$1,932,433	299,835	$300	$39,340,224	$(42,847,513)	$(1,574,556)
Sale of convertible preferred stock for cash	300	300,000	-	-	-	-	300,000
Conversion of preferred stock to common stock	(2,386)	(1,856,338)	13,481,349	13,481	1,842,857	-	-
Common stock issued for services	-	-	10,417	11	5,989	-	6,000
Share rounding after reverse split	-	-	(3)	-	-	-	-
Net loss for the three months ended March 31, 2020	-	-	-	-	-	(595,694)	(595,694)
Balance at March 31, 2020	400	376,095	13,791,598	13,792	41,189,070	(43,443,207)	(1,864,250)
Common stock issued for services	-	-	42,477	42	11,958	-	12,000
Warrants issued in bridge financing	-	-	-	-	457,833	-	457,833
Net loss for the three months ended June 30, 2020	-	-	-	-	-	(455,204)	(455,204)
Balance at June 30, 2020	400	$376,095	13,834,075	$13,834	$41,658,861	$(43,898,411)	$(1,849,621)

	Three-Month and Six-Month Periods Ended June 30, 2019
							Total
	Preferred Stock (Note 10)		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficiency)
Balance at December 31, 2018	3,450	$1,971,333	219	$-	$37,483,204	$(40,476,884)	$(1,022,347)
Sale of convertible preferred stock for cash and cancellation of note payable	500	404,250	-	-	85,750	-	490,000
Conversion of preferred stock to common stock	(767)	(303,475)	59	-	303,475	-	-
Stock option expense	-	-	-	-	26,652	-	26,652
Net loss for the three months ended March 31, 2019	-	-	-	-	-	(701,454)	(701,454)
Balance at March 31, 2019	3,183	2,072,108	278	-	37,899,081	(41,178,338)	(1,207,149)
Sale of convertible preferred stock for cash	500	438,700	-	-	61,300	-	500,000
Conversion of preferred stock to common stock	(281)	(172,941)	127	-	172,941	-	-
Common stock issued for services	-	-	2	-	6,000	-	6,000
Stock option expense	-	-	-	-	26,664	-	26,664
Net loss for the three months ended June 30, 2019	-	-	-	-	-	(654,148)	(654,148)
Balance at June 30, 2019	3,402	$2,337,867	407	$-	$38,165,986	$(41,832,486)	$(1,328,633)

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,050,898)	$(1,355,602)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,033	3,795
Stock-based compensation expense	18,000	258,396
Changes in assets and liabilities:
Grant funds and other receivables	(118,560)	57,568
Prepaid expenses and other current assets	54,850	(30)
Accounts payable and accrued expenses	164,082	262,064
Total adjustments	125,405	581,793
Net cash used in operating activities	(925,493)	(773,809)

Cash flows from investing activities:
Purchase of property and equipment	-	(4,272)
Net cash used in investing activities	-	(4,272)

Cash flows from financing activities:
Net proceeds from sale of preferred stock	300,000	740,000
Net proceeds from issuance of note payable	170,200	-
Net proceeds from bridge financing	888,500	-
Principal repayment of note payable	(5,866)	(5,209)
Net cash provided by financing activities	1,352,834	734,791

Net increase (decrease) in cash and cash equivalents	427,341	(43,290)
Cash and cash equivalents at beginning of period	283,341	259,701

Cash and cash equivalents at end of period	$710,682	$216,411

Supplemental disclosure of non-cash financing activities:

During the six months ended June 30, 2020, 1,686 shares of Series H Convertible Preferred Stock were converted into 9,393,937 shares of common stock and 700 shares of Series I Convertible Preferred Stock were converted into 4,087,412 shares of common stock.

During the six months ended June 30, 2019, 1,563 shares of Series C Convertible Preferred Stock and 1,200 shares of Series E Convertible Preferred Stock were exchanged for 2,763 shares of Series F Convertible Preferred Stock, 250 shares of Series G Convertible Preferred Stock were issued in exchange for cancellation of $250,000 of term notes payable, 587 shares of Series C Convertible Preferred Stock were converted into 39 shares of common stock, and 461 shares of Series F Convertible Preferred Stock were converted into 147 shares of common stock.

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

1.           Description of Business

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancers using a novel patented Modified Vaccinia Ankara (MVA) Virus-Like Particle (VLP) vaccine platform (GV-MVA-VLPTM). In this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into highly effective VLP immunogens in the person being vaccinated. The MVA-VLP virus replicates to high titers in approved avian cells for manufacturing but cannot productively replicate in mammalian cells. Therefore, the MVA-VLP derived vaccines elicit durable immune responses in the host similar to a live attenuated virus, while providing the safety characteristics of a replication-defective vector.

Our current development programs are focused on preventive vaccines against novel coronavirus (COVID-19), Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. We believe our technology and vaccine development expertise are well-suited for a variety of human infectious diseases and we intend to pursue further expansion of our product pipeline.

Our corporate strategy is to improve the health of patients worldwide by advancing our vaccine platform, using its unique capabilities to design and develop an array of products addressing unmet medical needs in the areas of infectious diseases and oncology. We intend to advance products through to human clinical testing, and to seek partnership or licensing arrangements for commercialization. We also leverage third party resources through government, academic and corporate research collaborations and partnerships for preclinical and clinical testing.

Certain of our vaccine development activities have been, and continue to be, financially supported by the U.S. government. This support has been both in the form of research grants and contracts awarded directly to us, as well as indirect support for the conduct of preclinical animal studies and human clinical trials.

We operate in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration (FDA) in the United States, by the European Medicines Agency (EMA) in the European Union, and by comparable agencies in other countries. Obtaining approval for a new pharmaceutical product is never certain, may take many years and often involves expenditure of substantial resources. Our goal is to build a profitable company by generating income from products we develop and commercialize, either alone or with one or more potential strategic partners.

GeoVax is incorporated under the laws of the State of Delaware and our principal offices are located in the metropolitan Atlanta, Georgia area.

2.           Basis of Presentation

The accompanying condensed consolidated financial statements at June 30, 2020 and for the three-month and six-month periods ended June 30, 2020 and 2019 are unaudited, but include all adjustments, consisting of normal recurring entries, which we believe to be necessary for a fair presentation of the dates and periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. We expect our operating results to fluctuate for the foreseeable future; therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

As described in Note 10, effective April 30, 2019, we enacted a one-for-five hundred reverse stock split of our common stock, and effective January 21, 2020, we further enacted a one-for-two thousand reverse split. The accompanying financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock splits.

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date the financial statements are issued. We are devoting substantially all of our present efforts to research and development of our vaccine candidates. We have funded our activities to date from government grants and clinical trial assistance, and from sales of our debt and equity securities. We will continue to require substantial funds to continue these activities.

We believe that our existing cash resources together with our government and collaborative funding commitments, will be sufficient to continue our planned operations into the fourth quarter of 2020. Due to our history of operating losses and our continuing need for capital to conduct our research and development activities, there is substantial doubt concerning our ability to operate as a going concern beyond that date. We are currently exploring sources of capital through additional government grants and corporate collaborations. We also intend to secure additional funds through sales of our equity securities, including a planned public offering. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not currently fully alleviate the substantial doubt about the Company’s ability to operate as a going concern. Additional funding may not be available on favorable terms or at all. If we fail to obtain additional capital when needed, we will be required to delay, scale back, or eliminate some or all of our research and development programs as well as reduce our general and administrative expenses.

3.           Significant Accounting Policies and Recent Accounting Pronouncements

We disclosed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 those accounting policies that we consider significant in determining our results of operations and financial position. Other than as described below, there have been no material changes to, or in the application of, the accounting policies previously identified and described in the Form 10-K.

There have been no other recent accounting pronouncements or changes in accounting pronouncements during the six months ended June 30, 2020, as compared to the recent accounting pronouncements described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we expect to have a material impact on our financial statements.

4.           Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents consist of common shares issuable upon conversion of convertible preferred stock, and upon exercise of stock options and stock purchase warrants. All common share equivalents are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. The weighted average number of common share equivalents which were excluded from the computation of diluted loss per share, totaled 1,340,187 and 1,103,815 shares for the three-month and six-month periods ended June 30, 2020, respectively, as compared to 188 and 176 shares for the three-month and six-month periods ended June 30, 2019, respectively. See Note 10 for more information concerning our outstanding common share equivalents at June 30, 2020 that could potentially dilute earnings per share in the future.

5.           Property and Equipment

Property and equipment as shown on the accompanying Condensed Consolidated Balance Sheets is composed of the following as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Laboratory equipment	$534,577	$534,577
Leasehold improvements	115,605	115,605
Other furniture, fixtures & equipment	11,736	11,736
Total property and equipment	661,918	661,918
Accumulated depreciation and amortization	(653,300)	(651,312)
Property and equipment, net	$8,618	$10,606

6.           Accrued Expenses

Accrued expenses as shown on the accompanying Condensed Consolidated Balance Sheets are composed of the following as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Accrued payroll	$1,508,903	$1,323,483
Accrued directors’ fees	463,170	409,219
Other accrued expenses	104,286	118,338
Total accrued expenses	$2,076,359	$1,851,040

7.           Notes Payable

GRA Note

On February 28, 2018, we entered into a Senior Note Purchase Agreement with Georgia Research Alliance, Inc. (GRA) pursuant to which we issued a five-year Senior Promissory Note (the “GRA Note”) to GRA in exchange for $50,000. The GRA Note bears an annual interest rate of 5%, payable monthly. Future principal repayments are expected to be $6,013 for the remainder of 2020. $12,487 in 2021, $13,126 in 2022, and $2,252 in 2023. Interest expense related to the GRA Note for the three-month and six-month periods ended June 30, 2020 was $448 and $933, respectively, as compared to $586 and $1,207, respectively, for the same periods of 2019.

CARES Act Paycheck Protection Program Loan

On April 17, 2020, we received a $170,200 bank loan backed by the United States Small Business Administration pursuant to the Paycheck Protection Program (PPP) provisions of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan bears an annual interest rate of one percent and is due April 17, 2022. No payments of principal or interest will be due until 180 days after the disbursement date. Commencing November 17, 2020, monthly payments of $9,578.16 will be due. Amounts due may be prepaid without penalty. We intend to apply to the lender to have the principal amount reduced, or possibly totally forgiven, upon providing qualifying information regarding eligible expenses. We recorded accrued interest expense associated with the PPP Loan of $345 for the three-month period ended June 30, 2020.

8.          Bridge Financing – Convertible Debentures

On June 26 2020, we entered into a Securities Purchase Agreement with two institutional investors, pursuant to which we received gross proceeds of $1,050,000 in exchange for the issuance of:(i) 5% Original Issue Discount Senior Secured Convertible Debentures (the “Convertible Debentures”) in the aggregate principal amount of $1,200,000; and (ii) five-year warrants (the “June 2020 Warrants”) to purchase an aggregate of 2,400,000 shares of our common stock at an exercise price of $0.50 per share. The Convertible Debentures are secured by substantially all of the Company’s assets.

The Convertible Debentures mature in twelve months, bear interest at a rate of 5% per annum, and are convertible into our common stock after six months at an initial conversion price of $0.50 per share. Interest is payable quarterly in cash, or if certain conditions are met, we may pay accrued interest in shares of our common stock. The Convertible Debentures may be prepaid at any time for the first 90 days at face value plus accrued interest. From day 91 through day 180, the Convertible Debentures may be prepaid in an amount equal to 110% of the principal amount plus accrued interest. From day 181 through day 365, it may be prepaid in an amount equal to 120% of the principal amount plus accrued interest.

The Convertible Debentures will convert into common stock upon our consummation of a public offering of common stock with gross proceeds of $6,000,000 or more, and which results in the listing of our common stock on a national securities exchange. The conversion price is equal to the lower of (i) $0.50 per share or (ii) 80% of the offering price in the offering.

We recorded a total of $769,334 debt discount upon the issuance of the Convertible Debentures, including the $457,834 fair value allocated to the warrants (recorded as Additional Paid-in Capital), $161,501 of direct transaction costs incurred, and $150,000 original issue discount. The debt discount is amortized to interest expense over the term of the loan. Interest expense associated with the Convertible Debentures was $5,703 for the three-month period ended June 30, 2020, consisting of $5,045 of debt discount amortization and $658 of accrued interest payable.

The following table summarizes the carrying value of the Convertible Debentures as of June 30, 2020:

Principal value	$1,200,000
Debt discount	(769,334)
Net original carrying value	430,666
Amortization of debt discount	5,045
Carrying value at June 30, 2020	$435,711

9.          Commitments

Lease Agreement

We lease approximately 8,400 square feet of office and laboratory space pursuant to an operating lease which expires on December 31, 2022. Rent expense for the three-month and six-month periods ended June 30, 2020 was $41,539 and $83,078, respectively, as compared to $40,316 and $80,633, respectively, for the same periods of 2019. Future minimum lease payments total $83,078 in 2020, $171,213 in 2021 and $176,356 in 2022, although the lease may be terminated at any time by either party with ninety days’ written notice.

Other Commitments

In the normal course of business, we enter into various firm purchase commitments related to production and testing of our vaccine, conduct of research studies, and other activities. As of June 30, 2020, there are $400,834 of unrecorded outstanding purchase commitments to our vendors and subcontractors, $338,334 of which we expect will be due in 2020 and $62,500 in 2021. We expect this entire amount to be reimbursable to us pursuant to existing government grants.

10.        Stockholders’ Equity

Preferred Stock

Summary – We are authorized to issue up to 10,000,000 shares of our Preferred Stock, $.01 par value, which may be issued in one or more series. The table below presents our issued and outstanding series of preferred stock as of June 30, 2020 and December 31, 2019. Each series of our outstanding preferred stock has a stated value of $1,000 per share. Further details concerning each series of preferred stock, and the changes in each series during the six months ended June 30, 2020 are discussed in the sections that follow the table.

	June 30, 2020		December 31, 2019
		Carrying		Carrying
	Shares	Value	Shares	Value
Series B Convertible Preferred Stock	100	$76,095	100	$76,095
Series H Convertible Preferred Stock	-	-	1,686	1,156,338
Series I Convertible Preferred Stock	-	-	700	700,000
Series J Convertible Preferred Stock	300	300,000	-	-
Total	400	$376,095	2,486	$1,932,433

Series B Preferred Stock – Our Series B Convertible Preferred Stock (“Series B Preferred Stock”), has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series B Preferred Stock has no voting rights and is not entitled to a dividend. As of June 30, 2020, there were 100 shares of Series B Preferred Stock outstanding, convertible at any time at the option of the holder into shares of common stock at a fixed conversion price of $350,000 per common share. There were no transactions involving our Series B Preferred Stock during the six months ended June 30, 2020.

Series H Preferred Stock – Our Series H Convertible Preferred Stock (“Series H Preferred Stock”) has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series H Preferred Stock has no voting rights and is not entitled to a dividend. During the first quarter of 2020, 1,686 shares of Series H Preferred Stock were converted into 9,393,937 shares of our common stock. As of June 30, 2020, there are no shares of Series H Preferred Stock outstanding.

Series I Preferred Stock – Our Series I Convertible Preferred Stock (“Series I Preferred Stock”) has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series I Preferred Stock has no voting rights and is not entitled to a dividend. During March 2020, 700 shares of Series I Preferred Stock were converted into 4,087,412 shares of our common stock. As of June 30, 2020, there are no shares of Series I Preferred Stock outstanding.

Series J Preferred Stock – On January 24, 2020, we entered into a Securities Purchase Agreement with the purchasers identified therein providing for the issuance and sale to the Purchasers of an aggregate of 300 shares of our Series J Convertible Preferred Stock (“Series J Preferred Stock”) for gross proceeds of $300,000. Our Series J Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series J Preferred Stock has no voting rights and is not entitled to a dividend. The Series J Preferred Stock is convertible at any time at the option of the holders into shares of our common stock, at a conversion price which originally was equal to the lesser of (i) $2.00 per share and (ii) 80% of the volume weighted average price of the common stock during the ten trading days immediately preceding the delivery of a notice of conversion. The Series J Preferred Stock contains price adjustment provisions, which may, under certain circumstances reduce the conversion price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the then conversion price of the Series J Preferred Stock. As a result of our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020 (see Note 8), the Series J Preferred Stock was automatically adjusted such that the conversion price is now equal to the lesser of (i) $0.50 per share and (ii) 80% of the lowest volume weighted average price of the Common Stock during the ten trading days immediately preceding the delivery of a notice of conversion. During the six months ended June 30, 2020, there were no conversions of Series J Preferred Stock and 300 shares are outstanding as of June 30, 2020.

Common Stock

Reverse Stock Split – Following approval by our shareholders at a meeting held on January 3, 2020, on January 21, 2020, we effected a one-for-two thousand reverse split of our common stock by the filing of an amendment to our certificate of incorporation with the State of Delaware.

As discussed under “Preferred Stock” above, during the first quarter of 2020, we issued 13,481,349 shares of our common stock pursuant to conversions of our Series H and Series I Preferred Stock.

During the six months ended June 30, 2020, we issued an aggregate of 52,894 shares of our common stock pursuant to a consulting agreement. See “Stock-Based Compensation Expense” below.

Stock Options

During the six months ended June 30, 2020, there were no transactions involving our stock option plans. As a result of the reverse stock splits enacted in April 2019 and in January 2020, we made adjustments and retroactive restatements to all of our outstanding stock options such that the balances as of June 30, 2020 are negligible. On June 19, 2020, our Board of Directors approved the GeoVax Labs, Inc. 2020 Stock Incentive Plan (the “2020 Plan) to replace our prior stock option plan and reserved up to 5,000,000 shares of our common stock for issuance pursuant to the 2020 Plan. No equity awards were made from the 2020 Plan during the six months ended June 30, 2020.

Stock Purchase Warrants

The following table summarizes our stock purchase warrants outstanding as of June 30, 2020:

	Expiration Date	Exercise Price	Number of Warrants
Series G Warrants	September 2021	$0.50	48
Series H Warrants	December 2021	0.50	217,392
Series I Warrants	Aug-Dec 2024	0.50	1,500,000
June 2020 Warrants	June 2025	0.50	2,400,000

All of the outstanding warrants contain anti-dilution and price adjustment provisions, which may, under certain circumstances reduce the exercise price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the then exercise price of the warrants. Such provisions as to the Series G, Series H and June 2020 Warrants apply to the exercise price only, with no effect on the number of shares subject to the warrants. Such provisions as to the Series I Warrants apply to both the exercise price and the number of shares subject to the warrants, so that the number of warrants will be increased such that the aggregate exercise price, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to the adjustment.

The Series H Warrants have an additional price adjustment provision requiring a similar adjustment to the exercise price and number of warrants following a reverse stock split of our common stock.

The Series G Warrants were originally issued for the purchase of up to 47,169,812 shares of our Common Stock in the aggregate with an exercise price of $0.02544 per share. As a result of the reverse stock splits of our Common Stock in April 2019 and in January 2020, the Series G Warrants were automatically adjusted such that they are now exercisable for the purchase of 48 shares of our Common Stock in the aggregate with an exercise price of $25,440 per share. As a result of our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, the Series G Warrants were automatically adjusted such that they are now exercisable for the purchase of 48 shares of our Common Stock in the aggregate with an exercise price of $0.50 per share.

The Series H Warrants were originally issued for the purchase of up to 10,000,000 shares of our Common Stock in the aggregate with an exercise price of $0.025 per share. As a result of the reverse stock splits of our Common Stock in April 2019 and in January 2020, the Series H Warrants were automatically adjusted such that they were subsequently for the purchase of 217,392 shares of our Common Stock in the aggregate with an exercise price of $1.15 per share. As a result of our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, the Series H Warrants were automatically adjusted such that they are now exercisable for the purchase of 217,392 shares of our Common Stock in the aggregate with an exercise price of $0.50 per share.

The Series I Warrants were originally issued for the purchase of up to 33,333,332 shares of our Common Stock in the aggregate with an exercise price of $0.015 per share. As a result of the reverse stock splits of our Common Stock in April 2019 and in January 2020, the Series I Warrants were automatically adjusted such that they were subsequently for the purchase of 50 shares of our Common Stock in the aggregate with an exercise price of $15,000 per share. As a result of our issuance of the Convertible Debentures and June 2020 Warrants in connection with our bridge financing in June 2020, the Series I Warrants were automatically adjusted such that they are now exercisable for the purchase of 1,500,000 shares of our Common Stock in the aggregate with an exercise price of $0.50 per share.

The June 2020 Warrants were issued on June 26, 2020 in connection with the bridge financing discussed in Note 7.

Stock-Based Compensation Expense

As discussed above, as a result of the reverse stock splits enacted in April 2019 and in January 2020, we made adjustments and retroactive restatements to all of our outstanding stock options such that the balances as of June 30, 2020 are negligible. Therefore, there was no stock-based compensation expense related to our stock option plan recognized in the consolidated statement of operations for the three-month or six-month periods ended June 30, 2020; there was no unrecognized compensation expense related to stock options as of June 30, 2020. Stock-based compensation expense related to our stock option plans was $26,664 and $53,316 during the three-month and six-month periods ended June 30, 2019, respectively. Stock-based compensation expense related to stock options is recognized on a straight-line basis over the requisite service period for the award and is allocated to research and development expense or general and administrative expense based upon the related employee classification.

During the three-month and six-month periods ended June 30, 2020 we recorded stock-based compensation expense of $12,000 and $18,000, respectively, associated with common stock issued for a consulting agreement, as compared to $78,509 and $205,080, respectively, during the same periods of 2019, associated with common stock issued for consulting and financial advisory services.

11.        Income Taxes

Because of our historically significant net operating losses, we have not paid income taxes since inception. We maintain deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets are comprised primarily of net operating loss carryforwards and research and development credits. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of our future profitability and our ability to utilize the deferred tax assets. Utilization of operating losses and credits will be subject to substantial annual limitations due to ownership change provisions of Section 382 of the Internal Revenue Code. The annual limitation will result in the expiration of net operating losses and credits before utilization.

12.        Grants and Collaboration Revenue

We receive payments from government entities under our grants from the National Institute of Allergy and Infectious Diseases (NIAID) and from the U.S. Department of Defense in support of our vaccine research and development efforts. We record revenue associated with government grants as the reimbursable costs are incurred. During the three-month and six-month periods ended June 30, 2020, we recorded $301,493 and $955,514, respectively, of revenues associated with these grants and contracts, as compared to $184,938 and $539,257, respectively, for the comparable periods of 2019. As of June 30, 2020, there is an aggregate of $650,051 in approved grant funds available for use through September 2021.

During the three-month and six-month periods ended June 30, 2020, we recorded $139,109 and $201,065, respectively, of revenues associated with research collaboration agreements with third parties, as compared to $25,003 and $34,916, respectively, for the comparable periods of 2019.

13.           Subsequent Events

During July 2020, holders of our Series J Preferred Stock converted all of the preferred stock (300 shares) into an aggregate of 854,458 shares of our common stock. Also during July 2020, holders of our Series H and Series I Warrants exercised a total of 1,091,128 of such warrants using the “cashless exercise” feature of the warrants, resulting in the issuance of an aggregate of 738,048 shares of our common stock.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Envision. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

Until _________, 2020 (___ days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GEOVAX LABS, INC.

2,000,000

Units consisting of

Common Stock or

Pre-Funded Warrants to Purchase Common Stock and

Warrants to Purchase Common Stock

____________________________

PROSPECTUS

____________________________

Sole Book-Running Manager
Maxim Group LLC

Co-Manager
Joseph Gunnar & Co.

September __,2020

PART II

 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offer of the common stock being registered. All amounts are estimates except the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee.

SEC registration fee	$3,740
Nasdaq listing fee	50,000
FINRA filing fee	4,822
Legal fees and expenses	450,000
Accounting fees and expenses	40,000
Transfer agent and registrar fees and expenses	23,000
Miscellaneous fees and expenses	20,000
Total	$591,562

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The information provided below does not give effect to the proposed reverse stock split described in the accompanying prospectus, but has been updated as noted to retroactively reflect the effect of the Company’s 1:500 and 1:2000 reverse stock splits effected in April 2019 and January 2020, respectively.

On April 7, 2017, we entered into an agreement with the Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Purchasers”) with respect to the exercise by the Purchasers of their Series D Warrants to acquire an aggregate of 2,500,000 shares (2.5 shares post-split) of our common stock for cash at $0.05 per share ($50,000 per share post-split) in return for a warrant exercise fee of $0.01 per share ($10,000 per share post-split) purchased. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On May 8, 2017, we entered into a Securities Purchase Agreement with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 1,000 shares of our Series D Convertible Preferred Stock for gross proceeds to the Company of $1.0 million. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On March 5, 2018, we entered into a Securities Purchase Agreement (the “2018 Securities Purchase Agreement”) with the Purchasers, providing for the issuance and sale to the Purchasers of an aggregate of 600 shares of our Series E Convertible Preferred Stock (the “Series E Preferred Shares”) for gross proceeds to the Company of $600,000. Also, pursuant to the 2018 Securities Purchase Agreement, on September 5, 2018, the Company and the Purchasers agreed that the Company would issue the Purchasers an additional 600 Series E Preferred Shares and Series G Warrants to purchase up to 23,584,906 shares (23.58 shares post-split) of our common stock at $0.02544 per share ($25,440 per share post-split) at an initial aggregate exercise price of $600,000 for gross proceeds of $600,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On December 27, 2018, we entered into an agreement with the Purchasers, each of which beneficially owned more than 5% of our common stock pursuant to which we issued two Term Promissory Notes and Series H Common Stock Purchase Warrants to purchase up to 10,000,000 shares (1,000 shares post-split) of our common stock at $0.025 per share ($25,000 per share post-split) in exchange for aggregate gross proceeds of $250,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On February 18, 2019, we entered into Exchange Agreements with the Purchasers pursuant to which the Purchasers exchanged an aggregate of 1,563.146 shares of our Series C Convertible Preferred Stock and 1,200 shares of our Series E Preferred Shares, held by them for an aggregate of 2,763.146 shares of our Series F Convertible Preferred Stock (“Series F Preferred Shares”). The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On February 25, 2019, we entered into a Securities Purchase Agreement with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of up to 1,000 shares of our Series G Convertible Preferred Stock (the “Series G Preferred Shares”) and Series I Warrants to purchase up to 16,666,666 shares (16.67 shares post-split) of our common stock at $0.015 per share ($15,000 per share post-split) at an initial aggregate exercise price of $250,000 for gross proceeds of up to $1.0 million, to be funded at up to three different closings. At the first closing on February 25, 2019, we issued 500 Series G Preferred Shares and Series I Warrants to purchase up to 16,666,666, shares (16.67 shares post-split) of our common stock in exchange for the payment by the Purchasers of $250,000 in the aggregate, plus the cancellation by them of Term Notes due to them from the Company in the aggregate amount of $250,000. At the second and third closings, which occurred on April 26 and June 19, 2019, we issued an aggregate of 500 additional shares of Series G Preferred Stock and Series I Warrants to purchase up to 33,333,333 shares (33.33 shares post-split) in exchange for the payment by the Purchasers of a total of $500,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On July 17, 2019, we entered into Exchange Agreements with the Purchasers pursuant to which the Purchasers exchanged an aggregate of 2,256.5338 Series F Preferred Shares and 1,000 Series G Preferred Shares held by them for an aggregate of 3,256.5338 shares of our Series H Convertible Preferred Stock, for aggregate gross proceeds of $3,256,534. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On July 24, 2019, we entered into a Securities Purchase Agreement with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 700 shares of our Series I Convertible Preferred Stock for gross proceeds of $700,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On January 24, 2020, we entered into a Securities Purchase Agreement (the “January Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 300 shares of our Series J Convertible Preferred Stock (the “Series J Preferred Shares”) for gross proceeds of $300,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

Effective as of May 1, 2020, we entered into a Customer Agreement and Subscription Agreement with Content Carnivores, LLC, pursuant to which the Company received services related to the management of our social media accounts in exchange for the monthly issuance of shares of our common stock valued at $3,000, from May 1, 2020 through April 30, 2021. As of the date hereof, we have issued 25,309 shares of our common stock to Content Carnivores, LLC at an aggregate value of $12,000 pursuant to this agreement. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On June 26, 2020, we entered into a Securities Purchase Agreement with Cavalry Fund I LP and Cavalry Special Ops Fund, LLC, pursuant to which the Company received aggregate gross proceeds of $1,050,000 in exchange for the issuance of 5% Original Issue Senior Secured Convertible Debentures in the aggregate principal amount of $1,200,000 and five-year warrants to purchase an aggregate of 2,400,000 shares of our common stock at an exercise price of $0.50 per share, subject to adjustment. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The following exhibits are being filed herewith:

Exhibit

Number     Description

1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation (2)
3.1.1	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 13, 2010 (4)
3.1.2	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 27, 2010 (5)
3.1.3	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed August 2, 2013 (6)
3.1.4	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed May 13, 2015 (9)
3.1.5	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed June 14, 2016 (11)
3.1.6	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed August 4, 2017 (14)
3.1.7	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 30, 2019 (20)
3.1.8	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed January 21, 2020 (24)
3.1.9*	Form of Certificate of Amendment to the Certification of Incorporation of GeoVax Labs, Inc. to be filed to effect the reverse stock split
3.2	Bylaws (2)
4.1	Form of Stock Certificate representing the Company’s Common Stock, par value $0.001 per share (24)
4.1.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (8)
4.1.2	Form of Stock Certificate for the Series B Convertible Preferred Stock (8)
4.2.1	Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock (21)
4.2.2	Form of Stock Certificate for the Series I Convertible Preferred Stock (21)
4.3.1	Certificate of Designation of Preferences, Rights and Limitations of Series J Convertible Preferred Stock (25)
4.3.2	Form of Stock Certificate for the Series J Convertible Preferred Stock (25)
4.3.3	Form of Stock Certificate representing the Company’s Common Stock, par value $0.001 per share after the reverse stock split is effected (33)
4.4	Form of Common Stock Purchase Warrant (32)
4.4.1*	Form of Pre-funded Warrant
4.4.2*	Form of Pre-funded Warrant to be issued to holders of Convertible Debentures
4.5*	Form of Representative’s Warrant Agreement
4.6*	Form of Warrant Agent Agreement
4.7*	Form of Warrant to be issued to certain Management Creditors
4.8*	Form of Subscription Agreement to be executed by certain Management Creditors
5.1*	Opinion of Womble Bond Dickinson (US) LLP
10.1 **	Employment Agreement between GeoVax Labs, Inc. and David A. Dodd (16)
10.2 **	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds (3)
10.2.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Mark W. Reynolds (7)
10.2.2 **	Salary Deferral Agreement between GeoVax, Inc. and Mark W. Reynolds (16)
10.2.3 **	Amendment to Salary Deferral Agreement between GeoVax, Inc. and Mark W. Reynolds (16)
10.3 **	Employment Agreement between GeoVax, Inc. and Harriet Robinson (3)
10.3.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Harriet Robinson (7)
10.3.2 **	Salary Deferral Agreement between GeoVax, Inc. and Harriet Robinson (16)
10.3.3 **	Amendment to Salary Deferral Agreement between GeoVax, Inc. and Harriet Robinson (16)
10.4 **	Employment Agreement between GeoVax, Inc. and Farshad Guirakhoo (10)
10.4.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Farshad Guirakhoo (12)
10.4.2 **	Salary Deferral Agreement between GeoVax, Inc. and Farshad Guirakhoo (15)
10.4.3 **	Letter Amendment to Employment Agreement with Farshad Guirakhoo dated May 18, 2020 (28)
10.5 **	GeoVax Labs, Inc. 2020 Stock Incentive Plan (27)
10.5.1 **	Form of Employee Stock Option Agreement (13)
10.5.2 **	Form of Non-Qualified Stock Option Agreement (13)
10.6	License Agreement (as amended and restated) between GeoVax, Inc. and Emory University (1)
10.7	Office and Laboratory Lease between UCB, Inc. and GeoVax, Inc. (29)
10.8	Summary of the GeoVax Labs, Inc. Director Compensation Plan (3)
10.9	Senior Note Purchase Agreement between Georgia Research Alliance, Inc. and GeoVax Labs, Inc. (16)
10.10	Form of Series G Common Stock Purchase Warrant (17)
10.11	Form of Series H Common Stock Purchase Warrant (18)
10.12	Form of Series I Common Stock Purchase Warrant (19)
10.13	Form of Securities Purchase Agreement dated January 24, 2020 (25)

10.14	Form of Note dated April 17,2020 (30)
10.15	Securities Purchase Agreement dated June 26, 2020 (26)
10.16	Form of 5% Original Issue Discount Serious Secured Convertible Debenture dated June 26, 2020 (26)
10.17	Form of Common Stock Purchase Warrant dated June 26, 2020 (26)
10.18	Form of Security Agreement dated June 26, 2020 (26)
10.19	Form of Subsidiary Guarantee dated June 26, 2020 (26)
10.20	Agreement Regarding Outstanding Convertible Preferred Stock and Warrants dated June 26, 2020 (26)
21.1	Subsidiaries of the Registrant (23)
23.1*	Consent of Wipfli LLP
23.2*	Consent of Porter Keadle Moore, LLC
23.3*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Included on the Signature Page of the Company’s Registration Statement on Form S-1 (File No. 333-239958) filed July 20, 2020.
101.INS****	XBRL Instance Document
101.SCH****	XBRL Taxonomy Extension Schema Document
101.CAL****	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF****	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB****	XBRL Taxonomy Extension Label Linkbase Document
101.PRE****	XBRL Taxonomy Extension Presentation Linkbase Document

___________________

*	Filed herewith.
**	Indicates a management contract or compensatory plan or arrangement.
***	To be filed by amendment
****

XBRL (Extensible Business Reporting Language) information furnished hereto are deemed not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 4, 2006.
(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 23, 2008.
(3)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 8, 2010.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 14, 2010.
(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 28, 2010.
(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 2, 2013.
(7)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 23, 2013.
(8)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed December 17, 2013.
(9)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 14, 2015.
(10)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 12, 2015.
(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 16, 2016.
(12)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 16, 2016.
(13)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed August 5, 2016.
(14)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 4, 2017.
(15)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 23, 2018.
(16)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 7, 2018.
(17)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 8, 2018.
(18)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed December 28, 2018.
(19)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed February 26, 2019
(20)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 30, 2019
(21)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed July 24, 2019.
(22)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 26, 2019.
(23)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 7, 2019.
(24)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 21, 2020.
(25)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 24, 2020.
(26)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 26, 2020.
(27)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 25, 2020.
(28)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 22, 2020.
(29)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 24, 2020
(30)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 20, 2020.
(31)	Incorporated by reference from the registrant’s Registration Statement on Form S-1 (File No. 333-239958) filed July 20, 2020.
(32)	Incorporated by reference from the Amendment No. 1 to registrant’s Registration Statement on Form S-1 (File No. 333-239958) filed August 18, 2020.
(33)	Incorporated by reference from the Amendment No. 2 to registrant’s Registration Statement on Form S-1 (File No. 333-239958) filed August 26, 2020

(b) Financial Statement Schedules.

Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2019 and 2018 is included in the accompanying prospectus on page F-18.

All other financial statement schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7) If the registrant is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on September 8, 2020.

GEOVAX LABS, INC.

By: /s/ David A. Dodd
David A. Dodd President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature / Name	Title	Date

/s/ David A. Dodd	Director	September 8, 2020
David A. Dodd	President and Chief Executive Officer
(Principal Executive Officer)
/s/ Mark W. Reynolds	Chief Financial Officer	September 8, 2020
Mark W. Reynolds	(Principal Financial and Accounting Officer)

*	Director	September 8, 2020
Randal D. Chase

*	Director	September 8, 2020
Dean G. Kollintzas

*	Director	September 8, 2020
Robert T. McNally

*	Director	September 8, 2020
John N. Spencer, Jr.

*By: /s/Mark W. Reynolds
Mark W. Reynolds
Attorney-in-Fact